UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT ON FORM S-1

UNDER THE SECURITIES ACT OF 1933

ENER-CORE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3510
(Primary Standard Industrial Classification Code Number)

46-0525350
(I.R.S. Employer Identification Number)

9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alain Castro Chief Executive Officer 9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kevin K. Leung

LKP Global Law, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

(424) 239-1890

Fax: (424) 239-1882

Email: kleung@lkpgl.com

At such time or times after the effective date of this registration statement as the selling stockholders shall determine.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Shares of common stock, par value $0.0001 per share, sold in September 2014 Private Placement (3)	25,719,984	$0.21	$5,401,196.64	$627.62
Total	25,719,984			$627.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereunder such indeterminate number of additional shares of the registrant’s common stock as may be issued or issuable because of stock splits, stock dividends, stock distributions and similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price of the common stock on October 21, 2014, as reported on the OTCQB, which was $0.21 per share.

(3)	Represents shares of common stock purchased pursuant to the registrant’s private placement which closed on September 22, 2014 (the “September 2014 Private Placement”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October    , 2014

PROSPECTUS

25,719,984 Shares of Common Stock

This prospectus relates to the offer and sale of up 25,719,984 shares of common stock, par value $0.0001 per share, of Ener-Core, Inc., issued to certain selling stockholders signatories to that certain securities purchase agreement dated September 18, 2014, between such selling stockholders and the Company (the “Securities Purchase Agreement”)

The selling stockholders signatories to the Securities Purchase Agreement acquired shares of our common in a private placement with us that closed on September 22, 2014 (the “Closing Date”).

Unless otherwise noted, the terms “the Company,” “our Company,” “Ener-Core,” “we,” “us” and “our” refer to Ener-Core, Inc. and its operating subsidiary, Ener-Core Power, Inc.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholders, or otherwise, so long as our common stock is trading on the OTCQB or OTCBB sales may only take place at fixed prices.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.  We will not receive any proceeds from the sale of shares by the selling stockholders.  These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering.  The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning of page 19.  In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

No underwriter or other person has been engaged by us to facilitate the sale of shares of common stock in this offering.  The selling stockholders may be deemed underwriters of the shares of common stock that they are offering.  We will bear all costs, expenses and fees in connection with the registration of such shares.  The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of such shares.

Our common stock is currently listed on the OTC Markets Group, Inc.’s OTCQB tier and the OTC Bulletin Board under the symbol “ENCR”. On October 21, 2014, the last reported sales price of our shares on the OTCQB was $0.20 per share. You should rely only on the information contained in this prospectus.

Our principal executive offices are located at 9400 Toledo Way, Irvine, California 92618.  Our telephone number at that address is (949) 616-3300.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk.  You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 3 of this prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October    , 2014.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business.  It does not include all information you should consider before investing in our common stock.  Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Overview

We design, develop, and manufacture products based on proprietary technologies that aim to expand the power-generation range of gaseous fuels while improving emissions.  We refer to these technologies collectively as “Gradual Oxidization” or “Gradual Oxidizer.”  Our products aim to expand power generation to low quality gas fuel sources which have previously been uneconomical or outright non-feasible fuels for generating energy.  At the same time, our products reduce gaseous emissions from industrial processes that contribute to air pollution and climate change.  Prior to merging with Ener-Core Power, Inc., we focused on the development and marketing of a web-based school peer-to-peer chat software.

Gradual Oxidization allows for the extraction of energy from previously unusable low quality fuels, while significantly reducing harmful pollutants and creating useful energy products such as heat and electricity.  Gradual Oxidation can potentially unlock power generation for a wide range of low-quality fuels that extend beyond traditional gas turbine and reciprocating engine operating limits.  Our goal is to enable our customers to profitably generate energy from their existing waste gases, while, at the same time, reduce the cost of our customers’ compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts, and complex permitting required by competing systems.

We currently commercialize a 250 kilowatt (kW) powerstation, and expect to scale up our technology to be integrated with a variety of larger turbines, resulting in larger powerstations that will provide an alternative to typical combustion-based power generation.  Our first commercial product, the Ener-Core Powerstation FP250 (“FP250”), combines our Gradual Oxidizer with a 250 kW gas turbine that was initially developed by Ingersoll-Rand, plc, and subsequently enhanced by our predecessor, FlexEnergy, Inc.  Because our Gradual Oxidizer replaces a turbine’s standard combustor, the FP250 can operate on a wide range of gaseous fuels that are much lower in quality than required by a conventional turbine or engine, and with substantially lower emissions.

After deployment of FP250 development and field test units in 2011 and 2012, we shipped the first commercial FP250 on November 14, 2013 to the Netherlands per the terms of our agreement with Efficient Energy Conversion Turbo Machinery, B.V. The FP250 unit was installed in April 2014 and was commissioned for commercial use in June 2014.

We currently anticipate future development of additional commercial systems by integrating our Gradual Oxidizer with larger gas turbines from a select group of manufacturers.

Recent Developments

September 2014 Private Placement

On September 18, 2014 we entered into the Securities Purchase Agreement with certain accredited investors pursuant to which we sold and issued an aggregate of 26,666,658 shares of our common stock, par value $0.0001 per share, at $0.15 per share and resulting in aggregate gross proceeds of approximately $4 million (the “September 2014 Private Placement”). In connection with the September 2014 Private Placement, we entered into a registration rights agreement to register the 26,666,658 shares of common stock sold in connection to the September 2014 Private Placement (the “Registration Rights Agreement”).  In addition, we entered into a Waiver and Amendment Agreement (the “Waiver”) with the holders of warrants (the “April 2014 Warrants”) issued pursuant to that certain securities purchase agreement by and among the Company and five accredited investors dated April 15, 2014 (the “April 2014 SPA”) pursuant to which the holders of the April 2014 Warrants (the “April 2014 Holders”) agreed to waive their anti-dilution rights and participation rights as set forth in the April 2014 Warrants and the April 2014 SPA solely with respect to the September 2014 Private Placement. The April 2014 Holders also agreed to amend certain provisions of the April 2014 Warrants, including the reduction of the exercise price per share of the April 2014 Warrants to $0.50 per share, and also a possible adjustment in March 2015 of the April 2014 Warrants exercise price per share as described more fully below under the section “The Waiver and Amendment Agreement.”

We received gross proceeds of approximately $4 million, less transaction expenses of approximately $98,000.  In October 2014, we also issued 1 million restricted common stock shares and a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.50 per share that expires four years from issuance to Chardan Capital Markets LLC, as additional compensation for their services as placement agent in connection with this private placement. In addition, we issued a warrant to purchase up to 325,000 shares of our common stock at an exercise price of $0.50 per shares that also expires four years from issuance to Colorado Financial Services Corporation as additional payment for their placement agent services in connection with this private placement. The terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Waiver are more fully described in “Business – Our Corporate History – Recent Developments - September 2014 Private Placement” beginning on page 25.

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We are subject to a number of risks, which the reader should be aware of before deciding to purchase the common stock in this offering. Such risks are discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Corporate Information

Ener-Core was incorporated in Nevada in April 2010 under the name “Inventtech Inc.”  Our operating subsidiary, Ener-Core Power, Inc. was incorporated in Delaware in July 2012 under the name “Flex Power Generation, Inc.”  Ener-Core Power, Inc. became Ener-Core’s subsidiary in July 2013 by way of a reverse merger transaction (the “Merger”).

The address of our corporate headquarters is 9400 Toledo Way, Irvine, California 92618, and our telephone number is (949) 616-3300.  Our website can be accessed at www.ener-core.com.  The information contained on, or that may be obtained from, our website is not a part of this prospectus.  All of our operations are located in the United States.  Our fiscal year ends December 31.

The Offering

Shares outstanding prior to offering:	As of October 21, 2014, we had 113,683,362 shares of common stock outstanding.

Common stock offered for resale to the public by the selling stockholders:	25,719,984 shares of common stock.

Use of Proceeds:	Proceeds from the sale of the shares of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from such sale.

The OTC Markets Group, Inc. OTCQB tier and the OTC Bulletin Board symbol for our common stock:	“ENCR”

Risk Factors:	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

We are registering the shares being offered under this prospectus pursuant to the registration rights agreements that we entered into with the selling stockholders as further described below under “Business – Our Corporate History – Recent Developments - September 2014 Private Placement” beginning on page 25 of this prospectus.  Pursuant to the Registration Rights Agreement we entered into in connection with the September 2014 Private Placement, we agreed to register 26,666,658 shares of our common stock sold to certain accredited investors in such transaction. Certain Company officers and directors who acquired an aggregate of 946,674 shares of the Company’s common stock in the September 2014 Private Placement have waived their rights to register such shares under the Registration Rights Agreement, and thus such shares are not being offered under this prospectus.

The number of shares of common stock that will be outstanding immediately after this offering is based on 86,109,028 shares of our common stock outstanding as of September 18, 2014. The number of shares of common stock that will be outstanding immediately after this offering does not include:

•	5,411,000 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2014, at a weighted average exercise price of $0.57 per share;

•	9,396,000 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2014, at a weighted average exercise price of $0.40 per share; and

•	4,604,000 shares of common stock reserved for future grant or issuance as of June 30, 2014 under our 2013 Equity Award Incentive Plan.

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RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk.  In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this report.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties later materialize, that are not presently known to us or that we currently deem immaterial, then our business, prospects, results of operations and financial condition could be materially adversely affected.  In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

Our future is dependent upon our ability to obtain additional financing.  If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future.  We will require additional financing in order to proceed with the manufacture and distribution of our products, including our FP250 and other Gradual Oxidizer products.  During the next 12 months, we currently project our cash needs to be in excess of $10 million, currently budgeted for employee and related costs ($3.5 million), for research and development programs ($3.5 million), for professional fees, corporate filings, and business development costs ($1.5 million) and for working capital ($1.5 million).  We may require more funds if the costs of the development and operation of our existing technologies are greater than we have currently anticipated.  We will also require additional financing to sustain our business operations if we are not successful in earning revenues.  Our sales and fulfillment cycle can exceed 24 months and, as noted, we do not expect to generate sufficient revenue in the next 12 months to cover our operating costs.  Our short- and medium-term future is dependent upon our ability to obtain financing and upon future profitable operations.  Even with the proceeds from our most recent financing, we anticipate that we will require additional debt or equity capital to fund our business operations.  We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required.  If we do not obtain such financing, our business could fail and investors could lose their entire investment.

If we are unable to continue as a going concern, our securities will have little or no value.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2013 and 2012, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficit as of December 31, 2013 and December 31, 2012 was approximately $7.5 million and $0.4 million, respectively. At December 31, 2013, we had cash and cash equivalents (including restricted cash) of $1.2 million. At September 30, 2014, our cash and cash equivalents (including restricted cash) increased to $4.1 million as a result of the September 2014 Private Placement.

In order to continue as a going concern, we will need, among other things, additional capital resources.  Our management’s plan is to obtain such resources by seeking additional equity and/or debt financing.   Management cannot provide any assurances that we will be successful in accomplishing any of our financing plans.  If we are unable to obtain additional capital, such inability would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern.  If we are unable to obtain adequate capital, we could be forced to cease operations.

Because we may never earn recurring revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We are a company with a limited operating history and our future profitability is uncertain.  We have yet to generate recurring sales or positive earnings and there can be no assurance that we will ever operate profitably.  If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our Company.

Prior to obtaining customers and distribution for our products, we currently anticipate that we will incur increased operating expenses without realizing any revenues.  We, therefore, currently expect to incur significant losses into the foreseeable future.  We recognize that, if we are unable to generate recurring revenues from the sale of our products in the future, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate recurring revenues or ever achieve profitability.  If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

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Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We have a limited operating history on which investors can base an evaluation of our business, operating results, and prospects.  Of even greater significance is that fact that we have limited operating history with respect to designing and manufacturing systems for producing continuous energy from a broad range of sources, including previously unusable ultra-low quality gas.

While the basic technology has been verified, we only recently have begun offering the FP250 as a commercial system, and have yet to commercialize the KG2 or other Gradual Oxidizer systems.  This limits our ability to accurately forecast the cost of producing and distributing our systems or technology or to determine a precise date on which our systems or technology will be widely released.

Our ability to complete our initial commercialization initiatives are dependent upon timely ability to raise adequate funds on an ongoing basis and to complete various pre-commercialization tasks, and any delays could have a material adverse effect on our business.

Our plan to complete the initial commercialization of our gas-to-heat and electricity conversion technology is dependent upon the timely availability of funds and upon our finalizing the engineering, component procurement, build out, and testing in a timely manner.  Any significant delays would materially adversely affect our business, prospects, operating results, and financial condition.  Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business.  In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.  If the market for transforming methane gas, especially ultra-low quality gas from landfills, coal mines, oil fields, and other low-quality methane sources into continuous electricity does not develop as we currently expect or develops more slowly than we currently expect, our business, prospects, operating results, and financial condition will be materially harmed.

A sustainable market for our technology may never develop or may take longer to develop than we currently anticipate which would materially adversely affect our results of operations.

Our products represent an emerging market, and we do not know whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to allow our business to grow.  To succeed, demand for our products must increase significantly in existing markets, and there must be strong demand for products that we introduce in the future.  If a sustainable market fails to develop or develops more slowly than we currently anticipate, we may be unable to recover the losses we have incurred to develop our products, we may have further impairment of assets, and we may be unable to meet our operational expenses.  The development of a sustainable market for our systems may be hindered by many factors, including some that are out of our control.  Examples include:

•	customer reluctance to try a new product or concept;

•	regulatory requirements;

•	perceived cost competitiveness of our FP250 and other Gradual Oxidizer products that we may develop;

•	costs associated with the installation and commissioning of our FP250 and other Gradual Oxidizer products that we may develop;

•	maintenance and repair costs associated with our products;

•	economic downturns and reduction in capital spending;

•	customer perceptions of our products’ safety and quality;

•	emergence of newer, more competitive technologies and products;

•	financial stability of our turbine partners;

•	inability of our turbine partners to fulfill orders in a timely manner;

•	excessive warranty-related costs associated with parts replacement for Gradual Oxidizer or turbine components for power-stations operating in the field; and

•	decrease in domestic and international incentives.

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We may not be able to effectively manage our growth, expand our production capabilities or improve our operational, financial and management information systems, which would impair our results of operations.

If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, management and other resources.  Our ability to manage our growth will require us to expand our production capabilities, continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees.  We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will keep pace with this growth.  We cannot provide assurance that our management will be able to manage this growth effectively.

Product quality expectations may not be met, causing slower market acceptance or warranty cost exposure.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of our products, we may require engineering changes.  Such improvement initiatives may render existing inventories obsolete or excessive.  Despite our continuous quality improvement initiatives, we may not meet our customers’ expectations.  Any significant quality issues with our products or those of our turbine manufacturing partners could have a material adverse effect on our rate of product adoption, results of operations, financial condition, and cash flow.  Moreover, as we develop new configurations for our gas-to-heat and electricity conversion systems and as our customers place existing configurations in commercial use, our products may perform below expectations.  Any significant performance below expectations could materially adversely affect our operating results, financial condition, and cash flow and affect the marketability of our products.

Our business plan is to sell future products with warranties.  There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses in the future.  We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability.  Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition, and cash flow.  Further, we may at times undertake programs to enhance the performance of units previously sold.  These enhancements may at times be provided at no cost or below our cost.  If we choose to offer such programs, such actions could result in significant additional costs to our business.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, prospects, operating results, and financial condition will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, marketing, selling and distributing our gas transforming systems relative to their selling prices, our operating results, gross margins, business, and prospects could be materially and adversely impacted.  We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies.  There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our currently expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our systems and technologies, even though our marketing expenses to date have been relatively limited.  If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, gross margins, business, and prospects will be harmed.  Many of the factors that impact our operating costs are beyond our control.  For example, the costs of our components could increase due to shortages if global demand for these products increases.

Market acceptance of our technology and products is difficult to predict. If our technology and products do not achieve market acceptance, our business could fail.

A number of factors may affect the market acceptance of our products and technology, including, among others, the perception by consumers of the effectiveness of our products and technology, the operational reliability of our products and technology over an extended period of time in the field, our ability to fund our sales and marketing efforts, and the effectiveness of our sales and marketing efforts.  If our products and technology do not gain acceptance by our intended customers, we may not be able to fund future operations, including the development of new products, and/or our sales and marketing efforts for our current and currently anticipated products.  Such inability would have a material adverse effect on our business, prospects, operating results, and financial condition.

Further, market acceptance of our technology and business is difficult to predict.  If our technology does not achieve market acceptance, our business could fail.  If we are unable to develop effectively and promote our technology timely and gain recognition in our market segment, we may not be able to achieve acceptable sales revenue and our results of operations and financial condition would then suffer.  Our ability to achieve future revenue will depend highly upon the awareness of our potential customers of our products, services, and solutions.  While we plan to achieve this awareness over time, there cannot be assurance that awareness of our Company and technology will develop in a manner or pace that is necessary for us to achieve profitability in the near term.

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In addition, we cannot predict the rate of adoption or acceptance of our technology by potential customers or prospective channel partners.  While we may be able to effectively demonstrate the feasibility of our technology, this does not guarantee the market will accept it, nor can we control the rate at which such acceptance may be achieved.  In certain of our market segments, there is a well-established channel with a limited number of companies engaged in reselling to our target customers.  Failure to achieve productive relations with a sufficient number of these prospective partners may impede adoption of our solutions.  Additionally, some potential customers in our target industries are historically risk-averse and, on occasion, have been slow to adopt new technologies.  If our technology is not accepted in the market, we may not generate sufficient revenue by selling or licensing our technology to support our operations, recover our research and development costs, or become profitable and our business could fail.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs, and competition, as well as by frequent new product and service introductions.  We must respond to technological changes affecting both our customers and suppliers.  We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements.  Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

•	effective use and integration of new technologies;

•	continual development of our technical expertise;

•	enhancement of our engineering and system designs;

•	retention of key engineering personnel, which have played a critical role in the development of our technology;

•	development of products that meet changing customer needs;

•	advertisements and marketing of our products; and

•	influence of and response to emerging industry standards and other changes.

The market for alternative energy products is characterized by significant and rapid technological change and innovation.  Although we intend to employ our technological capabilities to create innovative products and solutions that are practical and competitive in today’s marketplace, future research and discoveries by others may make our products and solutions less attractive or even obsolete compared to other alternatives that may emerge.

Our growth depends in part on environmental regulations and programs that promote or mandate the conversion of ultra-low quality gas into heat and electricity and any modification or repeal of these regulations may adversely impact our business.

Enabling customers to meet environmental regulations and programs domestically and internationally that promote or mandate the conversion of ultra-low quality gas into heat and electricity is an integral part of our business plan.  Industry participants with a vested interest in gas and electricity invest significant time and money in efforts to influence environmental regulations in ways that delay or repeal requirements for the conversion of ultra-low quality gas into heat and electricity.  Furthermore, an economic recession may result in the delay, amendment, or waiver of environmental regulations due to the perception that they impose increased costs on the energy industries or the general public that cannot or should not be absorbed in a shrinking economy.  The delay, repeal, or modification of United States federal or state regulations or programs that encourage the use of technologies that convert ultra-low quality gas into heat and electricity, or similar national regulations in international markets, could slow our growth and adversely affect our business.

We operate in a highly regulated business environment, and changes in regulation could impose significant costs on us or make our products less economical, thereby affecting demand for our products.

Our products are subject to federal, state, local, and foreign laws and regulations, governing, among other things, emissions and occupational health and safety.  Regulatory agencies may impose special requirements for the implementation and operation of our products or that may significantly affect or even eliminate some of our target markets.  We may incur material costs or liabilities in complying with government regulations.  In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.  Furthermore, our potential utility customers must comply with numerous laws and regulations.  The deregulation of the utility industry may also create challenges for our marketing efforts.  For example, as part of electric utility deregulation, federal, state, and local governmental authorities may impose transitional charges or exit fees, which would make it less economical for some potential customers to switch to our products.  We can provide no assurances that we will be able to obtain these approvals and changes in a timely manner, or at all.  Non-compliance with applicable regulations could have a material adverse effect on our operating results.

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The market for electricity and generation products is heavily influenced by federal and state government regulations and policies.  The deregulation and restructuring of the electric industry in the United States and elsewhere may cause rule changes that may reduce or eliminate some of the advantages of such deregulation and restructuring.  We cannot determine how any deregulation or restructuring of the electric utility industry may ultimately affect the market for our products.  Changes in regulatory standards or policies could reduce the level of investment in the research and development of alternative power sources, including gas-to-heat and electricity conversion systems.  Any reduction or termination of such programs could increase the cost to our potential customers, making our systems less desirable, and thereby materially adversely affect our revenue and other operating results.

Utility companies or governmental entities could place barriers to our entry into the marketplace, and we may not be able to effectively sell our products.

Utility companies or governmental entities could place barriers on the installation of our products or the interconnection of the products with the electric grid.  Further, they may charge additional fees to customers who install on-site generation or have the capacity to use power from the grid for back-up or standby purposes.  These types of restrictions, fees, or charges could hamper the ability to install or effectively use our products or increase the cost to our potential customers for using our systems.  This could make our systems less desirable, thereby materially adversely affecting our revenue and other operating results.  In addition, utility rate reductions can make our products less competitive, which would have a material adverse effect on our operations.  The cost of electric power generation bears a close relationship to the cost of natural gas and other fuels.  However, changes to electric utility tariffs often require lengthy regulatory approval and include a mix of fuel types, as well as customer categories.  Potential customers may perceive the resulting swings in natural gas and electric pricing as an increased risk of investing in on-site generation.

Commodity market factors impact our costs and availability of materials.

Our products contain a number of commodity materials from metals, which include steel, special high temperature alloys, copper, nickel, and molybdenum, to computer components.  The availability of these commodities could impact our ability to acquire the materials necessary to meet our production requirements.  The cost of metals has historically fluctuated.  The pricing could impact the costs to manufacture our products.  If we are not able to acquire commodity materials at prices and on terms satisfactory to us or at all, our operating results may be materially adversely affected.

Turbine prices, availability and reliability factors impact our price competitiveness, reliability and warranty costs.

Our products are commercialized in a manner that is fully integrated with a gas turbine, thus providing a complete power-station to the ultimate customer and operator.  The availability of these turbines is dependent on the current commercial backlog and financial stability of their manufacturers, and an unacceptable product fulfillment timeframe from them could impact our ability to timely deliver a power-station and book revenues.  The pricing of these turbines could increase over time, causing the overall price of the integrated power-station to become commercially uncompetitive, which would hinder sales of our Gradual Oxidizer products.  Once operational, any issues in the reliability of the turbine, either due to issues with the Gradual Oxidizer or the inherent reliability flaws in the turbine, could result in excessive warranty obligations for our company and a level of operational reliability that is deemed unsatisfactory by our customers, which could not only hurt our relationships with our customers, but materially and adversely affect our business, prospects, operating results and financial condition.

Our products involve a lengthy sales cycle and we may not currently anticipate sales levels appropriately, which could impair our results of operations.

The sale of our products typically involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures.  Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us and our turbine partners will require a substantial amount of additional time.  For these and other reasons, the sales and fulfillment cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control.  We currently expect to plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially.  If sales in any period fall significantly below currently anticipated levels, our financial condition, results of operations and cash flow would suffer.  If demand in any period increases well above currently anticipated levels, we may have difficulties in responding, incur greater costs to respond, or be unable to fulfill the demand in sufficient time to retain the order, which would negatively impact our operations.  In addition, our operating expenses are based on currently anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term.  As a result of these factors, a small fluctuation in timing of sales could cause operating results to vary materially from period to period.

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We face intense competition and currently expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

Many of our potential competitors have greater financial and commercial resources than us, and it may be difficult to compete against them.  The energy industry is characterized by intense competition.  Many of our potential competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel, and/or research capabilities than we do.  Although at this time we do not believe that any of our potential competitors have technology similar to ours, if and when we release products based on our technology, potential competitors may respond by developing and producing similar products.  Many firms in the energy industry have made and continue to make substantial investments in improving their technologies and manufacturing processes.  In addition, they may be able to price their products below the marginal cost of production in an attempt to establish, retain, or increase market share.  Because of these circumstances, it may be difficult for us to compete successfully in the energy market.

If we are unable to attract, train, and retain technical and financial personnel, our business may be materially adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train, and retain technical and financial personnel.  Recruiting and retaining capable personnel, particularly those with expertise in our chosen industry, are vital to our success.  There is substantial competition for qualified technical and financial personnel, and there can be no assurance that we will be able to attract or retain them.  If we are unable to attract and retain qualified employees, our business may be materially adversely affected.

Our business depends substantially on the continuing efforts of certain personnel and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Alain Castro, our President, Boris A.  Maslov, Ph.D., our Chief Financial Officer, Domonic J. Carney, as well as our engineering vice presidents, Steven Lampe and Douglas Hamrin.  If one or more of these persons are unable or unwilling to continue in their present positions, we may not be able to replace them readily or timely, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacements, if any acceptable persons may be found.  In addition, if any of our executive or engineering officers joins a competitor or forms a competing company, we may lose some of our customers or potential customers.

We may face risks from doing business internationally.

We may license, sell, or distribute products outside of the United States of America and derive revenues from these sources.  Our revenues and results of operations will be vulnerable to currency fluctuations.  As of the date of this prospectus, we have shipped one FP250 system to a customer in the Netherlands.  We have installed and commissioned that system during the quarter ended June 30, 2014 and we recognized revenue and received payment for this system.  We will report our revenues and results of operations in U.S. dollars, but, in various reporting periods, a significant portion of our revenues might be earned outside of the United States.  We cannot accurately predict the impact of future exchange rate fluctuations on our revenues and operating margins.  Such fluctuations could have a material adverse effect on our business, results of operations, and financial condition.  Our business will also be subject to other risks inherent in the international marketplace, many of which are beyond our control.  These risks include:

•	laws and policies affecting trade, investment, and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	changes in local regulatory requirements, including restrictions on gas-to-heat and electricity conversions;

•	differing degrees of protection for intellectual property;

•	financial instability;

•	instability of foreign economies and governments; and

•	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

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We will be dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components at prices, volumes, and schedules acceptable to us would have a material adverse effect on our business, prospects, operating results, and financial condition.

We are currently in an early stage of commercialization of our products.  As we move forward toward more consistent and regular sales activities, we are continuing to evaluate, qualify, and select suppliers for our gas-to-heat and electricity conversion systems.  We will source globally from a number of suppliers, some of whom may be single source suppliers for these components.  While we attempt to maintain the availability of components from multiple sources whenever possible, it may not always be possible to avoid purchasing from a single source.  To date, we have no qualified alternative sources for any of our single-sourced components.

 While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single-source components, we may be unable to do so in the short term or at all at prices or costs which are favorable to us.  In particular, while we believe that we will be able to secure alternate sources of supply for almost all of our single-sourced components in a relatively short time-frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

The supply chain will expose us to potential sources of delivery failure or component shortages.  If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available if or when required on terms that are favorable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner.  The loss of any single- or limited-source supplier or the disruption in the supply of components from these suppliers could lead to delays to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects, operating results, and financial condition.

Changes in our supply chain may result in increased cost and delay.  A failure by our suppliers to provide the necessary components could prevent us from fulfilling customer orders in a timely fashion, which could result in negative publicity, damage our brand, and have a material adverse effect on our business, prospects, operating results, and financial condition.

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.

Our Amended and Restated Articles of Incorporation and bylaws contain provisions permitting us to enter into indemnification agreements with our directors, officers, and employees.  We also have contractual obligations to provide such indemnification protection to the extent not covered by the directors and officers liability insurance policies purchased by the Company.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup.  These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Our future business depends in large part on our ability to execute our plans to market and license our gas-to-heat and electricity conversion systems.

Failure to obtain reliable sources of component supply that will enable us to meet the quality, price, engineering, design, and production standards, as well as the production volumes required to mass market our gas-to-heat and electricity conversion systems successfully, could negatively affect our Company’s revenues and business operations.

Even if we are successful in developing and marketing our gas-to-heat and electricity conversion systems and technology and in developing and securing reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including factors beyond our control, such as problems with suppliers and vendors, or shipping schedules that meet our customers’ requirements.  Any failure to develop such capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results, and financial condition.

Our research and commercialization efforts may not be sufficient to adapt to changes in gas-to-heat and electricity conversion technology.

As technologies change, we plan to upgrade or adapt our gas-to-heat and conversion systems and technology in order to continue to provide customers with the latest technology, in particular gas-to-heat and electricity conversion technology.  However, our technology may not compete effectively with alternative technologies if we are not able to source and integrate the latest technology into our gas-to-heat and electricity conversion systems.  Any failure to keep up with advances in gas-to-heat and electricity conversion systems and technology would result in a decline in our competitive position that would materially adversely affect our business, prospects, operating results, and financial condition.

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RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to enforce our intellectual property rights or if our intellectual property rights become obsolete, our competitive position could be adversely impacted.

We utilize a variety of intellectual property rights in our products and technology, including patents and trade secrets.  We view our portfolio of process and design technologies as one of our competitive strengths and we use it as part of our efforts to differentiate our product offerings.  We may not be able to preserve these intellectual property rights successfully in the future and these rights could be invalidated, circumvented, challenged, or infringed upon.  In addition, the laws of some foreign countries in which our products may be sold do not protect intellectual property rights to the same extent as the laws of the United States.  If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our product offerings could diminish.  In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our product offerings and some of our competitors may be able to offer more attractive products to our customers.  As a result, our business and financial performance could be materially and adversely affected.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We currently expect to own or license, significant intellectual property, including patents, and intend to be involved in numerous licensing arrangements.  We expect our intellectual property to play an important role in establishing and maintaining a competitive position in a number of the markets we intend to serve.  We will attempt to protect proprietary and intellectual property rights to our products and gas system through available patent laws and licensing and distribution arrangements with reputable domestic and international companies.  Despite these precautions, patent laws afford only limited practical protection in certain countries.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity.  Such litigation could result in substantial costs and the diversion of resources.  As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We cannot assure that we will not experience any intellectual property claim losses in the future or that we will not incur significant costs to defend such claims nor can we assure that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition.  Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Any such imposition of a liability relating to enforcement of our intellectual property rights or defense of such rights that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification could have a material adverse effect on our business, results of operations, and financial condition.

Further, liability or alleged liability could harm our business by damaging our reputation, that could require us to incur expensive legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention away from our business operations.  Any such liability could severely impact our business operations and/or revenues.  If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights.  We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge, and experience of our technical personnel, our consultants and advisors, as well as our licensees and contractors.  Because we operate in a highly competitive field, we rely almost wholly on trade secrets to protect our proprietary technology and processes.  However, trade secrets are difficult to protect.  We enter, and currently expect that we will continue to enter, into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, licensees and other advisors.  These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us.  These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property.  However, these agreements may be breached and may not effectively assign intellectual property rights to us.  Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors.  The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming and the outcome would be unpredictable.  In addition, courts outside the United States may be less willing to protect trade secrets.  The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

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Risks Related to Our Securities

If an orderly and active trading market for our common stock does not develop or is not sustained, the value and liquidity of your investment in our common stock could be adversely affected.

We cannot assure you that an orderly and active trading market in our common stock will ever develop or be sustained.  This may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non- existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

The historic bid and asked quotations for our common stock should not be viewed as an indicator of the current market price for our common stock.  Further, the price at which shares of common stock were offered and sold in the Merger-related private placement or after may not have been indicative of the value of such shares and should not be viewed as an indicator of the current market price for our common stock.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

If a significant public market for our common stock develops, we expect to experience volatility in the price of our common stock.  This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a significant public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	liquidity;

•	actions by our stockholders;

•	changes in our cash flow from operations or earnings estimates;

•	changes in market valuations of similar companies;

•	our capital commitments; and

•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations.  The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies.  The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities.  Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

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Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter.  You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.  Factors that may affect our quarterly results include:

•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.

Trading of our common stock may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

There is currently a limited market for our common stock and the volume of our common stock traded on any day may vary significantly from one day to another.  Our common stock is currently quoted on the OTCQB and the OTCBB.  Trading in stock quoted on the OTCQB and the OTCBB is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects.  The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance.  Moreover, neither the OTCQB nor the OTCBB is not a stock exchange, and trading of securities quoted on the OTCQB and the OTCBB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ.  There is no assurance that there will be a sufficient market in our stock, in which case it could be difficult for our stockholders to resell their shares.

Our stock is categorized as a penny stock.   Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.   The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.   Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.   The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.   The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.   The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.   In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.   These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.   Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.   We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

 You should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.   Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.   Our management is aware of the abuses that have occurred historically in the penny stock market.   Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the future volatility of our share price.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our principal stockholders will continue to own a large percentage of our voting stock after this offering, which will allow them to control substantially all matters requiring stockholder approval.

Upon completion of this offering, our executive officers, directors, and principal stockholders and their affiliates will own approximately 29.1% of our outstanding common stock.  If these stockholders act together, and our principal stockholders and their affiliates by themselves, they would be able to elect our Board of Directors (our “Board”) and control all other matters requiring approval by stockholders, including the approval of mergers, going private transactions, and other extraordinary transactions, as well as the terms of any of these transactions.  This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then-prevailing market price for their shares of common stock.

The public sale of our common stock by existing stockholders could adversely affect the price of our common stock.

As of October 15, 2014, we have a total of 113,683,362 shares of common stock outstanding.

•	44,687,130 of such total shares are freely tradable in the public market, should one develop and be maintained.

•	7,537,949 of such freely tradable shares are registered for resale under a registration statement initially filed with the SEC on November 27, 2013, and declared effective on January 16, 2014. Such registered shares include shares sold and issued in connection with the Merger-related private placement, as well as with the private placement of our common stock in August 2013.

•	24,998,502 of such freely tradable shares are registered for resale under a registration statement initially filed with the SEC on May 16, 2014, and declared effective on July 9, 2014. Such registered shares include shares sold and issued in connection with the April 2014 Private Placement and November 2013 Private Placement, further discussed below.

•	The remaining 67,573,155 shares constitute “restricted securities” and may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act.

•	We have agreed to file a registration statement with the SEC to register the resale of 26,666,658 of such restricted securities and to use our reasonable best efforts to have it declared effective by the SEC. 25,719,984 of such shares represent the shares sold and issued in connection with the September 2014 Private Placement to non-affiliate investors, and are included in the registration statement which this prospectus is a part of. The effectiveness of such registration statement would result in such shares becoming eligible to be sold in the public market.

•	39,180,652 of such shares represent the shares of Ener-Core Power that were outstanding prior to the Merger-related private placement and were then exchanged for a like number of shares of our common stock in the Merger. As of July 10, 2014, those shares became eligible to be sold in the public market, subject to certain limitations, under Rule 144 under the Securities Act.

Even if an orderly public market were to develop and be sustained, the market price of our common stock could thereafter decline as a result of sales by our existing stockholders in the timeframes described above, or even by the perception that these sales will occur.  These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

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To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price (if any) of our shares of common stock and our business.  Further, if we issue additional securities in the future, it could result in the dilution of our existing stockholders.

Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock with a par value of $0.0001 per share.  Our Board may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements.  The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price (if any) of the outstanding shares of our common stock or preferred stock.  If we issue any such additional shares, such issuance could reduce the proportionate ownership and voting power of all current stockholders.  Further, such issuance may result in a change of control of our Company.

We and our security holders are not subject to some reporting requirements applicable to most public companies; therefore, investors may have less information on which to base an investment decision.

We do not have a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as we currently do not meet the thresholds for such registration as amended by the Jumpstart Our Business Startups Act.  Therefore, we do not prepare proxy or information statements in accordance with Section 14(a) of the Exchange Act with respect to matters submitted to the vote of our security holders.  Our officers, directors and beneficial owners of more than 10% of our common stock are not required to file statements of beneficial ownership on SEC Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act and beneficial owners of more than 5% of our outstanding common stock are not required to file reports on SEC Schedules 13D or 13G.  Therefore, investors in our securities will not have any such information available in making an investment decision.

If we fail to achieve and maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud.  As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting.  Among other things, we must perform systems and processes evaluation and testing.  We must also conduct an assessment of our internal controls to allow management to report on our assessment of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.   Our assessment could reveal significant deficiencies or material weaknesses in our internal controls, such as those disclosed in our annual report on Form 10-K filed on April 15, 2014.   Disclosures of this type can cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock.   Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud.   Deficiencies in our internal controls over financial reporting may negatively impact our business and operations.

Risks Related to this Offering

We are registering an aggregate of 25,719,984 shares of common stock in connection with the September 2014 Private Placement.  The sales of such shares, or the perception that such sales could occur, could depress the market price of our common stock.

We are registering an aggregate of 25,719,984 shares of our common stock under this prospectus that were issued pursuant to the September 2014 Private Placement. The 25,719,984 shares represent approximately 22.6% of our shares of common stock outstanding as of the date of this prospectus.  The sale of these shares into the public market or the perception that such sales could occur could depress the market price of our common stock.  If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.  A decrease in the price of our stock could adversely impact your ability to sell the shares of common stock offered under this prospectus.

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Pursuant to the terms of the April 2014 Private Placement, the occurrence of certain events may require us to pay cash to holders of the April 2014 Warrants, and we may not have sufficient working capital to make such cash payments.

Upon the occurrence of certain events, including but not limited to the following, we may be required to make a payment in cash to the holders of the April 2014 Warrants:

•	if shares issuable upon exercise of the April 2014 Warrants are not registered for resale on an effective registration statement or are otherwise not freely tradable under any state or federal securities laws; and

•	our failure to issue shares of common stock upon exercise of the April 2014 Warrants on a timely basis.

We may not have sufficient working capital to make such cash payments, or to the extent we are able to make such cash payments, it will reduce the amount of working capital we have to operate our business.

Anti-dilution and other provisions in the April 2014 Warrants may also adversely affect our stock price or our ability to raise additional financing.

The April 2014 Warrants issued pursuant to the April 2014 SPA contain anti-dilution provisions that provide for adjustment of the Exercise Price under certain circumstances. If we issue or sell shares of our common stock, or securities convertible into our common stock, at prices below the Exercise Price, as applicable, the Exercise Price will be reduced. The amount of such adjustment if any, will be determined pursuant to a formula specified in the April 2014 Warrants and will depend on the number of shares issued and the offering price of the subsequent issuance of securities. Adjustments to the April 2014 Warrants pursuant to these anti-dilution provisions may adversely affect the market price of our common stock. The anti-dilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

Moreover, we may not realize any cash proceeds from the exercise of the April 2014 Warrants.  A holder of April 2014 Warrants may opt for a cashless exercise of all or part of the April 2014 Warrants under certain circumstances.  In a cashless exercise, the holder of a April 2014 Warrant would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares of our common stock issuable upon exercise of the April 2014 Warrant over the exercise price of the Warrant. Such an issuance of common stock would be immediately dilutive to other stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus are forward-looking statements, including, in particular, statements about our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates.  These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Forward-looking statements are based on information available to us as of the date of this prospectus.  Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements.  We caution you therefore that you should not rely on any of these forward-looking statements as statement of historical fact or as guarantees of future performance.  These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to our expectations regarding results of operations, our ability to expand our market penetration, our ability to expand our distribution channels, customer acceptance of our products, our ability to meet the expectations of our customers, product demand and revenue, cash flows, product gross margins, our expectations to continue to develop new products and enhance existing products, our expectations regarding the amount of our research and development expenses, our expectations relating to our selling, general and administrative expenses, our efforts to achieve additional operating efficiencies and to review and improve our business systems and cost structure, our expectations to continue investing in technology, resources and infrastructure, our expectations concerning the availability of products from suppliers and contract manufacturers, anticipated product costs and sales prices, our expectations that we have sufficient capital to meet our requirements for at least the next twelve months, our expectations regarding materials and inventory management and other risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

USE OF PROCEEDS

We are registering the shares of common stock covered by this prospectus pursuant to the registration rights granted to the selling stockholders in connection with the September 2014 Private Placement.  The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are the 25,719,984 shares the Company issued in connection with the September 2014 Private Placement. For additional information regarding the September 2014 Private Placement, see “Business – Our Corporate History” below.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the April 2014 Holders listed as “selling stockholders” below, who purchased the April 2014 Notes and the April 2014 Warrants pursuant to the April 2014 Private Placement and who subsequently negotiated a conversion of such April 2014 Notes (described more fully in the below table and under the section “Business – Our Corporate History – Recent Developments – April 2014 Private Placement” beginning on page 23) and CI USVI, LLC, who the Company has engaged to provide certain capital raising advisory services, the selling stockholders have not had any material relationship with any of the selling stockholders within the past three years.

The term “selling stockholders” includes the stockholders listed below and their pledgees, assignees or other successors-in-interest.  Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the common stock, as of October 15, 2014. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the shares of common stock issued pursuant to the Securities Purchase Agreement as of the trading day immediately preceding the date this registration statement is initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information.  The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned pursuant to an effective registration statement and/or in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 113,683,362 shares of common stock outstanding as of October 15, 2014.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (A)		Number of Shares of Common Stock to be Sold Pursuant to This Prospectus (B)	Number of Shares of Common Stock Beneficially Owned After the Offering (C)
Anson Investments Master Fund LP (1)	500,000		500,000	0
Anthony Tang	3,333,333		3,333,333	0
Barry Rooth	206,667		166,667	40,000
Black Mountain Equities, Inc. (2)	500,000		500,000	0
Brio Capital Master Fund Ltd.(3)	2,000,000		2,000,000	0
Bruce R. Yalowitz 2000 Trust (4)	200,000		200,000	0
Capital Ventures International (5)	1,000,000		1,000,000	0
Charles T. Osearo	166,667		166,667	0
CI USVI, LLC (6)	2,800,000	(17)	2,000,000	800,000
Cranshire Capital Master Fund, Ltd. (7)	3,437,536	(18)	1,333,334	2,104,202
David G. Gross	433,333		333,333	100,000
Empery Asset Master, Ltd. (8)	6,622,321	(19)	2,597,757	4,024,564
Empery Tax Efficient, LP (8)	2,451,896	(20)	855,560	1,596,336
Equitec Specialists, LLC (9)	787,768	(21)	333,333	454,435
Gemini Master Fund, Ltd. (10)	1,666,667		1,666,667	0
Gregory Winjum	166,667		166,667	0
Gustavo E. Galante	333,333		333,333	0
Hudson Bay Master Fund Ltd. (11)	2,410,448	(22)	1,000,000	1,410,448
Iroquois Master Fund, Ltd. (12)	1,666,667		1,666,667	0
John P. Winjum	400,000		400,000	0
Joseph and Marla Schwartz	233,334		166,667	66,667
Leeland Properties, LLC (13)	666,667		666,667	0
Michael Ogrigovid	333,333		333,333	0
Midsummer Small Cap Master, Ltd. (14)	1,350,000		1,350,000	0
Perry Theodorus	190,000		150,000	40,000
Steve Arnold	373,333		333,333	40,000
Sub, LP (6)	2,666,666		1,333,333	1,333,333
The Gans Family Trust (15)	333,333		333,333	0
Thomas S. Bridges Revocable Trust (16)	600,000		500,000	100,000

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(1)	Advisor Inc., Co., the authorized agent and manager of this selling stockholder, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Moez Kassam, in his capacity as director of Advisor Inc., Co., may also be deemed to have investment discretion and voting power over the shares held by this selling stockholder. This selling stockholder and Mr. Kassam disclaim any beneficial ownership of these shares.

(2)	Adam Baker, in his capacity as the secretary of this selling stockholder, may be deemed to have investment discretion and voting power over the shares and may be deemed to be the beneficial owner of these shares. Mr. Baker disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(3)	Shaye Hirsh, in his capacity as director of this selling stockholder, has voting and investment power over these shares and may be deemed to be beneficial owner of these shares. Mr. Hirsh disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(4)	Bruce R. Yalowitz, in his capacity as the trustee of this selling stockholder, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Mr. Yalowitz disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(5)	Heights Capital Management, Inc., the authorized agent of this selling stockholder, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as the investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by this selling stockholder. Mr. Kobinger disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(6)	Ron James is the chief financial officer of the selling stockholder and has voting and dispositive power over these shares. Mr. James disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(7)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of, and has voting control and investment discretion over securities held by, this selling stockholder. Mitchell P. Kopin, in his capacity as the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by this selling stockholder.

(8)	Empery Asset Management LP (“EAM”), the authorized agent of this selling stockholder, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of EAM, may also be deemed to have investment discretion and voting power over the shares held by this selling stockholder. This selling stockholder, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of, and has voting control and investment discretion over securities held by, this selling stockholder. Mitchell P. Kopin, in his capacity as the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by this selling stockholder. Mr. Goodman disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein. This selling stockholder is an affiliate of a broker-dealer. This selling stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, did not have any arrangements or understandings with any person to distribute such securities.

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(10)	Gemini Strategies LLC, Inc. (“GISL”) the authorized agent and investment manager of this selling stockholder, has discretionary authority to vote and dispose of the shares held by this selling stockholder and may be deemed to be the beneficial owner of these shares. Steven Winters, in his capacity as the President of GISL, may also be deemed to have investment discretion and voting power over the shares held by this selling stockholder. Mr. Winters disclaims any beneficial ownership of these shares.

(11)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. This selling stockholder and Mr. Gerber each disclaim beneficial ownership over these securities.

(12)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois capital in its capacity as investment manager to IMF and thus may also be deemed to have investment discretion and voting power over the shares held by IMF. Mr. Silverman and Mr. Abbe disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein.

(13)	Daniel Lee is the Manager and has voting and dispositive power over these shares. Mr. Lee disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(14)	Midsummer Capital, LLC is the investment manager of Midsummer Small Cap Master, Ltd. As members of Midsummer Capital, LLC, Joshua Thomas and Alan Benaim have voting and dispositive authority over the shares owned by this selling stockholder and thus Joshua Thomas and Alan Benaim may be deemed to have investment discretion and voting power over the shares held by this selling stockholder. Mr. Beniam and Mr. Thomas disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(15)	Robert S. Gans, in his capacity as the trustee, may be deemed to have investment discretion and voting power over the shares held by this selling stockholder.

(16)	Thomas S. Bridges, in his capacity as the trustee, has investment discretion and voting power over the shares held by this selling stockholder.

(17)	Consists of 2,000,000 shares acquired from the September 2014 Private Placement and 800,000 shares underlying a warrant issued to such selling stockholder in October 2014 as compensation for certain capital raising advisory services rendered on behalf of the Company.

(18)	Consists of 2,350,372 shares of common stock, 1,333,334 of which was issued in connection with the September 2014 Private Placement, and 1,087,164 shares underlying the April 2014 Warrant issued to such selling stockholder (without regard to the “Beneficial Ownership Blocker” (as defined in footnote A below)).

(19)	Consists of 5,660,530 shares of common stock, 2,597,757 of which was issued in connection with the September 2014 Private Placement, and 961,791 shares underlying the April 2014 Warrant issued to such selling stockholder (without regard to the “Beneficial Ownership Blocker” (as defined in footnote A below)).

(20)	Consists of 2,070,403 shares of common stock, 855,560 of which was issued in connection with the September 2014 Private Placement, and 381,493 shares underlying the April 2014 Warrant issued to such selling stockholder (without regard to the
“Beneficial Ownership Blocker” (as defined in footnote A below)).

(21)	Consists of 531,648 shares of common stock, 333,333 of which was issued in connection with the September 2014 Private Placement, and 256,120 shares underlying the April 2014 Warrant issued to such selling stockholder (without regard to the “Beneficial Ownership Blocker” (as defined in footnote A below)).

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(22)	Consists of 1,000,000 shares of common stock issued in connection with the September 2014 Private Placement and 1,410,448 shares underlying the April 2014 Warrant issued to such selling stockholder (without regard to the Beneficial Ownership Blocker (as defined in footnote A below)).

(A)	For the purposes of this column, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act and such information is not necessarily indicative of beneficial ownership for any other purpose, except that the number of shares in the column does not reflect the limitation under the terms of the April 2014 Warrants (defined herein), in which an April 2014 Holders may not exercise the April 2014 Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised (“Beneficial Ownership Blocker”). Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

(B)	This column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of a registration rights agreement with the selling stockholders in the September 2014 Private Placement, this prospectus generally covers the resale of a number of shares equal to 25,719,984.

(C)	This column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued in connection with shares of common stock issued in connection with the September 2014 Private Placement, to permit the resale of these shares of common stock by their holders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be affected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $70,627.62 in total, including, without limitation, Securities and Exchange Commission (“SEC”) filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the related Registration Rights Agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by LKP Global Law, LLP, at 1901 Avenue of the Stars, Suite 480, Los Angeles, California 90067.  As of October15, 2014, LKP Global Law, LLP and/or certain of its principals holds Ener-Core’s common stock.

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EXPERTS

The consolidated financial statements appearing in this prospectus for the period ended December 31, 2012 and 2013, have been audited by Kelly & Company, our independent registered public accounting firm, as set forth in their report appearing in this prospectus, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

BUSINESS

Our Corporate History

Edan Prabhu began developing a solution to convert low-quality waste gases into electricity in 1999, first through FlexEnergy International, LLC, a California limited liability company, and then through FlexEnergy, Inc., a California corporation.  In 2008, Mr. Prabhu and his team began development of a Gradual Oxidizer.  In April 2008, Flex-Energy-California was converted into a Delaware limited liability company which became our predecessor FlexEnergy, Inc.

On December 31, 2010, FlexEnergy, Inc. acquired selected assets and liabilities of Ingersoll-Rand’s energy systems division, including its MT250 micro-turbine and manufacturing facility in Portsmouth, New Hampshire.  During 2010 and 2011, the FP250 (which combines a Gradual Oxidizer with the MT250 micro-turbine) reached significant development milestones. FlexEnergy, Inc. began developing a commercial product and a sales pipeline for the FP250.  In 2012, following a change in management, FlexEnergy, Inc. changed its strategic direction, and elected to primarily focus its activities on turbine sales to the oil and gas industry.  The marketing and sales efforts of the Gradual Oxidizer and FP250 were deemphasized, although the engineering team took final steps toward technical completion, operational testing and product validation.  FlexEnergy Inc.’s management and board of directors then decided to separate its turbine and Gradual Oxidizer businesses.

To that end, effective November 12, 2012, FlexEnergy, Inc. (i) transferred all of its Gradual Oxidizer assets (including intellectual property) and liabilities to Ener-Core Power, Inc. and then (ii) “spun off” Ener-Core Power.  Ener-Core Power was incorporated on July 31, 2012, as a Delaware corporation under the name “Flex Power Generation, Inc.”  Prior to November 12, 2012, however, Ener-Core Power did not operate as a separate legal entity.

In connection with the spin-off, Ener-Core Power and various other parties entered into a variety of related agreements all dated November 12, 2012, as described below:

•	Contribution Agreement among FlexEnergy, its other wholly-owned subsidiary FlexEnergy Energy Systems, Inc. and Ener-Core Power (the “Contribution Agreement”), and a related side letter. These agreements document the spin-off and the transfer of the Gradual Oxidizer assets and the related intellectual property, as well as certain related liabilities, to Ener-Core Power. In that context, Ener-Core Power granted to FlexEnergy and FlexEnergy Energy Systems, Inc. (for use in their micro-turbine business only) a worldwide, royalty-free, fully paid up right and license to use on a non-exclusive basis (a) controls-related intellectual property that had been transferred in the spin-off, to the extent that it had been used in FlexEnergy’s micro-turbine business as of the date of the spin-off, and (b) certain other controls-related intellectual property developed, invented, or otherwise derived by FlexEnergy (or its affiliates) as “dual-use technology” for use in both FlexEnergy’s micro-turbine business and Ener-Core Power’s Gradual Oxidizer business. The Contribution Agreement also provides that FlexEnergy and FlexEnergy Energy Systems, Inc. would supply Ener-Core Power and its affiliates with certain micro-turbines, for a three-year period, at the lowest price at which FlexEnergy had sold such or similar products in the immediately preceding six-month period to its other customers that had ordered similar quantities and had similar credit ratings/risks, provided that FlexEnergy could additionally charge Ener-Core Power at generally applicable rates for any special engineering or product specialization required for such sales.

•	Restructuring Agreement between Ener-Core Power and its stockholders that owned a majority of its then-issued and outstanding capital stock (the “Restructuring Agreement”), which (in connection with the spin-off) documents the relative ownership of such capital stock on a post-spin-off basis.

•	Stockholders Agreement between Ener-Core Power and its various stockholders which set forth certain of their rights and obligations, and which terminated as of the closing of the Merger (as described below).

On April 16, 2013, Ener-Core Power entered into an Agreement and Plan of Merger, dated as of the same date and as amended June 4, 2013 (the “Merger Agreement”), with Ener-Core and its wholly owned subsidiary, Flex Merger Acquisition Sub, Inc., in contemplation of a merger whereby:

•	Flex Merger Acquisition Sub, Inc. would merge with and into Ener-Core Power, with Ener-Core Power as the surviving entity;

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•	Each share of Ener-Core Power’s common stock outstanding immediately prior to the closing of the Merger (excluding any treasury shares and shares held by Ener-Core, Flex Merger Acquisition Sub, Inc. or any dissenting stockholders) would convert into the right to receive one share of Ener-Core’s common stock; and

•	Prior to and as a condition to closing the Merger, Ener-Core Power would receive no less than $4 million and no more than $5.5 million in aggregate proceeds from a private placement of its common stock at $0.75 per share.

Ener-Core was incorporated on April 29, 2010, as a Nevada corporation under the name “Inventtech Inc.”  Prior to the Merger, it was focused on the development and marketing of a web-based, school peer-to-peer chat software.  In contemplation of the Merger, Ener-Core:

•

Filed an Amended and Restated Articles of Incorporation on April 23, 2013, to change its name to “Ener-Core, Inc.,” and to increase its total number of authorized common stock from 100,000,000 to 200,000,000; and

•	Effectuated a 30-for-1 forward stock split of its issued and outstanding common stock on May 6, 2013, by way of a stock dividend.

On July 1, 2013, the Merger closed, and Ener-Core issued 45,692,103 shares of its common stock to the then stockholders of Ener-Core Power in the aggregate, in one-for-one exchange for their shares of common stock of Ener-Core Power. As such stockholders of Ener-Core Power held the majority of Ener-Core’s outstanding common stock immediately after the Merger, and the management of Ener-Core Power became Ener-Core’s management.  The Merger was accounted for as a “reverse merger.”  Immediately prior to the closing of the Merger, Ener-Core was a “shell company,” as defined in Rule 12b-2 of the Exchange Act.  As the result of the completion of the Merger, Ener-Core is no longer a shell company.

In connection with the Merger, Ener-Core raised approximately $4.96 million (consisting of approximately $4.19 million in new equity and approximately $0.77 million from conversion of debt), through the sale and issuance of approximately 6.6 million shares of its common stock at $0.75 per share.  Ener-Core filed a registration statement with the SEC on Form S-1 to register for resale the shares of common stock that such persons were issued in connection therewith.  The registration statement was declared effective on January 16, 2014 by the SEC.

Concurrently on July 1, 2013, Ener-Core entered into an escrow agreement with five persons who then collectively held 5,000,000 shares of its common stock, or approximately 7.07% of its issued and outstanding shares immediately after the Merger.  The escrow terminates on the first anniversary of the closing of the Merger.  However, if, prior to such anniversary, Ener-Core is liquidated or is a party to a merger, stock exchange, or other similar transaction that results in its stockholders having the right to exchange their shares of common stock for cash, securities, or other property, then, upon the occurrence of such transaction, the escrowed shares shall be released from the escrow.

In July and August 2013, Ener-Core sold and issued 413,333 shares of its common stock at $0.75 per share to six accredited investors, for which it received gross proceeds of approximately $300,000 (the “August 2013 Private Placement”).

Recent Developments

November 2013 Private Placement

On November 13, 2013, we entered into the following agreements with two accredited investors in connection with the November 2013 Private Placement:

•	A subscription agreement by and among Ener-Core and the investors; and

•	A registration rights agreement by and among Ener-Core and the investors (the “November 2013 RRA”).

Pursuant to the subscription agreement, we agreed to sell and issue up to 6,000,000 shares of our common stock at $1.00 per share in one or more closings until December 31, 2013.  At the closing on November 18, 2013, we accepted the subscription by the investors for 1,500,000 shares of common stock, resulting in gross proceeds of $1.5 million. Merriman Capital, Inc., who acted as our placement agent, received a commission of $120,000 for its services, plus reimbursement of certain related expenses of $473.80.  We also issued to Merriman Capital, Inc. a warrant that is exercisable until November 17, 2018 for the purchase of up to 120,000 shares of our common stock at an exercise price $1.00 per share (the “Merriman Warrant”).

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Pursuant to the November 2013 RRA, we agreed to file a registration statement with the SEC to register the shares sold under the subscription agreement as soon as reasonable after the earlier of: (i) the SEC declaring effective the registration statement covering securities for which we have existing registration obligations, (ii) all such securities being sold under Rule 144 promulgated under the Securities Act, (iii) all such securities being eligible for resale without volume or manner-of-sale restrictions under Rule 144, (iv) all such securities being transferred and eligible for resale without subsequent registration under the Securities Act, or (v) all such securities ceasing to be outstanding.  The registration statement must also remain continuously effective for not less than 90 days, unless all of the shares being registered thereby have been disposed of prior to such date.

The November 2013 RRA also provides for standard inclusion cut-backs upon the occurrence of certain limited events.  Further, under certain circumstances, the filing or effectiveness of the registration statement may be postponed if such registration would (i) materially interfere with a subsequent financing or a significant acquisition, corporate reorganization, or other similar transaction; (ii) require premature disclosure of material information for which a bona fide business purpose for preserving as confidential exists; (iii) render an inability to comply with requirements under the Securities Act or the Exchange Act; (iv) require audited financial statements as of a date other than our fiscal year end; (v) require the preparation of pro forma financial statements that are required to be included in a registration statement; or (vi) have a material adverse effect on us.

April 2014 Private Placement

On April 15, 2014, we entered into the following agreements with five institutional and accredited investors in connection with the April 2014 Private Placement:

•	The April 2014 SPA by and among Ener-Core and the investors;

•	The registrations right agreement by and among Ener-Core and the investors dated April 15, 2014 (the “April 2014 RRA”);

•	The Security Agreement by and among Ener-Core, Ener-Core Power and the investors; and

•	The Special Deposit Control Agreement by and among Ener-Core, the Collateral Agent and Union Bank, N.A. (the “Bank”).

Pursuant to the April 2014 SPA, we agreed to sell and issue to the investors senior secured convertible notes in the aggregate original principal amount of $4,575,000 (the “April 2014 Notes”) and the April 2014 Warrants for the purchase of up to 4,097,016 shares of our common stock.  The April 2014 Notes had a maturity period of 18 months from their issuance and were purchased for $4,003,125 in the aggregate, with an original issue discount of $571,875.  The April 2014 Notes, taking into account the original issue discount, had an annual effective interest rate of 8.61%, which would increase to 15% if there were an event of default (as defined in the April 2014 Notes).  The initial conversion price of the April 2014 Notes was $0.67 per share. The April 2014 Warrants issued to the investors are immediately exercisable, had an initial exercise price of $0.78 per share, and expire on the 60-month anniversary of their initial issuance. On September 22, 2014, the exercise price of the warrants was reduced to $0.50 per share. At the closing on April 16, 2014 (the “April 2014 Closing”):

•	Each investor paid $875 for each $1,000 of principal amount of April 2014 Notes and April 2014 Warrants, with $375 of such purchase price remitted to us, and the remaining $500 to the Control Account established by the Special Deposit Control Agreement, to be released upon instructions of the Collateral Agent if we satisfy certain conditions; and

•	We issued to the investors April 2014 Notes with aggregate principal amount of $4,575,000, and April 2014 Warrants to initially purchase up to an aggregate of 4,097,016 shares of our common stock.

The April 2014 SPA included customary representations and warranties by each party thereto.  In addition, we agreed:

•	To use proceeds received from the investors for general working capital;

•	To reimburse the lead investor for up to $100,000 in costs and expenses relating to the transactions contemplated under the April 2014 SPA;

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•	Not to file any registration statement (including amendment or supplement thereto), or grant any registration rights to anyone that can be exercised before, all of the securities to be registered under the April 2014 RRA can be sold without restriction or limitation pursuant to Rule 144 under the Securities Act, and without the requirement to comply with Rule 144(c)(1), except that we may file a registration statement to issue securities on our own behalf, so long as such registration statement is not declared effective until 30 days after the earlier of (i) the date that all of the April 2014 Registrable Securities (defined below) may be sold without restriction or limitation pursuant to Rule 144 for a period of at least 30 uninterrupted days and (ii) the date that all of the April 2014 Registrable Securities may be sold pursuant to an effective registration statement for at least 30 uninterrupted days (the “Trigger Date”), and so long as certain equity conditions are satisfied;

•	Not to offer or sell any of its equity or equity equivalent securities from the April 2014 Closing until the Trigger Date, except that we were able to enter into solicitations, negotiations or discussions, and effect subsequent placement of up to $2,000,000 during the forty-five calendar days beginning on the April 2014 Closing provided that we granted a right of first refusal to the investors to participate in such subsequent placement on a pro rata basis for up to 10% of the securities offered in such subsequent placement; and

•	To grant a right of first refusal to the April 2014 Holders to participate in any future sale of our equity or equity equivalent securities on a pro rata basis up to 50% of the securities offered in such sale, from the Trigger Date until the two-year anniversary of the Closing.

Pursuant to the April 2014 RRA, we agreed to file a registration statement with the SEC to register the following shares of common stock (collectively the “April 2014 Registrable Securities”):

•	1,500,000 shares that we previously issued, and 120,000 shares underlying the November 2013 Warrant, with which we have registration obligations; and

•	17,847,532 shares underlying the April 2014 Notes (the “Conversion Shares”) and 5,530,972 shares underlying the April 2014 Warrants, calculated based on 135% of the shares issuable upon full conversion of the April 2014 Notes (based on the conversion price of $0.3461 per share as adjusted downward from the initial conversion price of $0.67 due to the decline in the market price of our common stock since April 16, 2014) and full exercise of the April 2014 Warrants (based on the exercise price of $0.78).

We were required to file the April 2014 RRA within 30 days of a request for registration by holders of a majority of the April 2014 Registrable Securities, which was April 17, 2014 (the “Request Date”), and to have such registration statement declared effective within 90 days of the Request Date (or 120 days if the registration statement is subject to a full review by the SEC).  We must also maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the investors may sell all of their April 2014 Registrable Securities covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) or (ii) the date on which the investors shall have sold all of their April 2014 Registrable Securities covered by such registration statement. If the SEC limits the number of April 2014 Registrable Securities that can be registered on the registration statement, then the Warrant Shares shall first be excluded from such registration on a pro rata basis among the investors, followed by the Conversion Shares on a pro rata basis among the investors.  Also, if the registration statement is not timely filed or declared effective or not maintained effective, subject to certain allowable grace periods, we will be subject to liquidated damages of 2% of the investors’ aggregate purchase price on the date of such failure and on each thirtieth day following such failure (prorated for periods totaling less than thirty days), up to 10%, of the aggregate purchase price paid by the investors. The Registration Statement on Form S-1 for the registration of the April 2014 Registrable Securities was declared effective by the SEC on July 9, 2014.

July 2014 Amendments to the April 2014 Notes

On July 11, 2014, we entered into a Letter Agreement with the holders of the April 2014 Notes to amend certain terms of the April 2014 SPA and the April 2014 Notes as follows:

•	The period of time during which the Company may sell and issue up to $2 million of its equity securities without the consent of the investors was increased from 45 days commencing April 16, 2014, to 120 days;

•	The date of the Company’s first installment payment under the Notes was changed from July 16, 2014, to August 15, 2014;

•	The date of the Company’s final installment under the Notes, as well as the maturity date of the Notes, was changed from October 16, 2015, to November 16, 2015;

•	The required closing price of the Company’s common stock in order to satisfy certain equity conditions was changed from $0.50 to $0.35 (subject to stock dividend, stock split, stock combination, reclassification or similar transaction); and

•	The percentage used to determine the Market Price (as defined in the April 2014 Notes) of the Company’s common stock, was changed from 85% to 82%.

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August 2014 Note Conversion and Redemption

On August 14, 2014, we entered into a Conversion and Redemption Agreement with each holder of the April 2014 Notes issued under the April 2014 SPA, pursuant to which:

•	The conversion price of the April 2014 Notes was adjusted to $0.20 per share (subject to stock dividend, stock split, stock combination, reclassification or similar transaction);

•	The holders of the April 2014 Notes agreed to convert a portion of the April 2014 Notes held by them, in an aggregate approximate amount of $2,711,000, into 13,554,854 shares of the Company’s common stock in the aggregate based on the adjusted conversion price;

•	The holders of the April 2014 Notes agreed to redeem a portion of the Notes held by them for cash, in the aggregate approximate amount of $1,866,000, from the funds held in a control account established in connection with the April 2014 SPA (the “Control Account”);

•	The April 2014 Notes were cancelled immediately following the foregoing conversion and redemption; and

•	Approximately $405,000 of the funds held in the Control Account shall be transferred to the Company immediately after the closing of the transactions contemplated under the Conversion and Redemption Agreements.

The closing of the transactions contemplated under the under the Conversion and Redemption Agreements occurred on August 15, 2014.

September 2014 Private Placement

On September 18, 2014, the Company entered into the following agreements:

●	Securities Purchase Agreement by and among the Company and certain accredited investors listed therein;

●	Registration Rights Agreement by and among the Company and certain accredited investors; and

●	Waiver and Amendment Agreement by and among the Company and the April 2014 Holders.

The Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, we agreed to sell and issue to certain accredited investors (the “September 2014 Investors”) an aggregate 26,666,658 shares of the Company’s common stock, par value $0.0001 per share (the “September 2014 Shares”), at a purchase price of $0.15 per share and for an aggregate purchase price of $4 million.

The Securities Purchase Agreement includes customary representations and warranties by each party thereto.  In addition, we agreed:

●	To use proceeds from the sales of the September 2014 Shares for general working capital;

●	To reimburse the lead investor for costs and expenses relating to the transactions contemplated under the Securities Purchase Agreement, but in no event will the fees of lead investor’s counsel reimbursed by the Company for this transaction exceed $25,000 without the Company’s prior approval; and

●	Without the prior written approval of the holders of at least a majority of the September 2014 Shares issued (which shall include the lead investor so long as the lead investor and/or any of its affiliates hold, in the aggregate, at least 1,000,000 shares of the Company’s common stock), the Company agreed not to, directly or indirectly (i) cause any resale registration statement or any amendment or supplement thereto to be declared effective by the SEC, or (ii) grant any registration rights to any person or entity that requires the Company to cause any resale registration statement to be declared effective by the SEC prior to the time that all of the securities that are registrable under the Registration Rights Agreement may be re-sold pursuant to an effective registration statement, other than pursuant to the Registration Rights Agreement.

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The September 2014 Private Placement closed on September 22, 2014 with the issuer selling and issuing an aggregate of 26,666,658 shares of the Company’s common stock.

The Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the SEC to register the September 2014 Shares issued pursuant to the terms of the Securities Purchase Agreement (the “September 2014 Registrable Securities”).

The Company agreed to file the registration statement covering the September 2014 Registrable Securities within 30 days of the Closing Date and to have such registration statement declared effective the earlier of either: (a) within 90 days of the Closing Date (or 120 days if the registration statement is subject to a full review by the SEC), or (b) on the fifth business day after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or will not be subject to further review. The Company is required to maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the September 2014 Investors may sell all of their September 2014 Registrable Securities covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) or (ii) the date on which the Investors shall have sold all of their September 2014 Registrable Securities covered by such registration statement.

If the registration statement is not timely filed or declared effective, the Company will be subject to liquidated damages of 2% of the September 2014 Investors’ aggregate purchase price on the date of the Company’s failure to comply with certain of its registration requirements and monthly thereafter until such failure is cured, up to 10%, and pro-rated for partial periods. If the SEC limits the number of September 2014 Registrable Securities that can be registered on the registration statement, then the number of shares to be registered shall be reduced on a pro rata basis among the September 2014 Investors.

The Waiver and Amendment Agreement

Pursuant to the Waiver, the April 2014 Holders of the April 2014 Warrants, agreed to: (a) waive their anti-dilution rights as set forth in the April 2014 Warrants with respect to the issuances to the September 2014 Investors and placement agents for the September 2014 Private Placement; and (b) waive their participation rights as set forth in the April 2014 SPA as they relate only to the September 2014 Private Placement, including, without limitation, their right to notices solely with respect to issuances for the September 2014 Private Placement. In addition, the Company and the April 2014 Holders agreed to amend the terms of the April 2014 Warrants. Such amendments included reducing the exercise price per share of the April 2014 Warrants to $0.50 per share, subject to adjustment as provided in the April 2014 Warrants. In addition, provided that the April 2014 Holder each limit their sales in the Company’s common stock during the 10-Day Period (as defined below) to not more than 20% of the total number of shares of the Company’s common stock issuable to such April 2014 Holder upon exercise of the April 2014 Warrant (without regard to any limitation or restriction on the exercise thereof), the exercise price of the April 2014 Warrants shall be reset on March 24, 2015 (the “Adjustment Date”), whereby the exercise price then in effect shall be adjusted to equal the lower of (i) the then effective exercise price of the April 2014 Warrants, and (ii) seventy percent (70%) of the arithmetic average of the weighted average prices of the Company’s common stock for the ten (10) consecutive trading days immediately preceding the Adjustment Date, with such price rounded to the nearest $0.01 per share.

Our Products

Our first commercial product, the FP250, combines our Gradual Oxidizer with a 250 kilowatt gas turbine that was initially developed by Ingersoll-Rand and subsequently enhanced by FlexEnergy.  Because our Gradual Oxidizer replaces a turbine’s standard combustor, the FP250 can operate on a gaseous fuel that is much lower in quality, and with fewer emissions than a conventional turbine.  After deployment of FP250 development and field test units in 2011-2012, we shipped the first commercial FP250 system on November 14, 2013, which was then installed in April 2014 and commissioned into commercial operations in June 2014.  However, we cannot provide any assurance that we will receive additional orders for the FP250 in the future or that, if received, that we will be able to fill them.

On January 2, 2013, we entered into an OEM Supply Agreement with Dresser-Rand, whereby Dresser-Rand agreed to sell us certain of its gas turbines and parts.  The KG2, which we are currently developing and which we anticipate to be our next commercial product, is a part of the agreement, whereas we combine our Gradual Oxidizer with a two megawatt gas turbine from Dresser-Rand.  Additionally, Dresser-Rand has agreed to provide us with certain training to enable us to resell its turbines, whether packaged by us with our Gradual Oxidizer or modified or improved by us through application of our other proprietary technologies.  More specifically, we are entitled to sell the turbines (i) with Gradual Oxidizer on a worldwide basis and (ii) on a stand-alone basis in North America, Europe, Russia and the countries of the former Soviet Union, and, with the prior written agreement of Dresser-Rand, on a case-by-case basis, in other countries.  The agreement initially ends on December 31, 2021, and provides for automatic renewals for additional two-year terms.

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We currently anticipate future development of additional commercial systems integrating our Gradual Oxidizer with larger gas turbines from a select group of manufacturers.  Currently, FlexEnergy is a key supplier, providing its MT250 micro-turbine for our FP250 (see discussion of the Contribution Agreement under “Our Corporate History” above).

Our Technology

Our Gradual Oxidizer extends a historical trend in engine technology seeking to improve emissions and expand the gaseous fuel operating range.  We believe that our approach provides a unique value proposition, by allowing for the extraction of energy from previously unusable fuels, while significantly reducing harmful pollutants and creating useful energy products such as heat and electricity.

We believe that the Gradual Oxidizer is well positioned and we plan to achieve the Lowest Achievable Emission Rate for several major air pollutants in non-attainment areas and to become Best Available Control Technology for these pollutants in attainment areas, as determined under the U.S. Environmental Protection Agency New Source Review program as part of the 1977 Clean Air Act amendments.

Our Gradual Oxidation technology has completed a number of development and deployment milestones in the last several years.  In 2012, our technology underwent testing and verification by Southern Research Institute as part of a U.S. Department of Defense demonstration program.  Southern Research Institute commissioned the testing, which was performed by Integrity Air Monitoring, Inc.  Southern Research Institute is a not-for-profit 501(c)(3) scientific research organization that conducts advanced research in environmental, energy, and other fields, and we were one of its subcontractors.

The Gradual Oxidizer works by replacing a combustion reaction with a chemically similar, but slower chemical oxidation reaction that occurs at lower temperatures than combustion.  We offer two system configurations for FP250 (low-quality fuels and ultra-low emissions) depending on specific customer needs.

Low-quality fuels configuration.  This configuration is designed for customers intending to generate energy from low-quality fuels, including previously unusable gases which are typically vented or flared by the industries that produce them.  The process steps for our low-quality fuels FP250 configuration are as follows:

•	Fuel gas is mixed with ambient air, diluting the fuel and air mixture to approximately 1.5% concentration of fuel by volume.

•	The approximately 1.5% fuel and air mixture is compressed through a radial compressor constituting an integral part of 250kW gas turbine. A small amount of the mixture flows through engineered cooling paths in the gas turbine. The mixture is then pre-heated in a high-temperature heat exchanger.

•	Next, the mixture enters our Gradual Oxidizer, a packed-bed reactor adapted from thermal oxidizer technology. The fuel in the mixture oxidizes, generating heat and oxidation byproducts (carbon dioxide and water). The Gradual Oxidation process is maintained such that the reaction is hot enough to destroy all carbon monoxide, yet cold enough to preclude the formation of oxides of nitrogen.

•	The hot, pressurized gas exiting the Gradual Oxidizer then expands through the turbine, generating electricity and heat with low emissions that meet the strictest nitrous oxide emissions standards, and most other air quality regulatory standards.

Ultra-low emissions configuration.  This configuration is designed for customers intending to meet emissions regulations in areas with significant air quality problems.  Generally, installation of new power generating equipment in such areas requires complicated air permitting and compliance with very strict air quality regulations and controls.  The process steps for our ultra-low emissions FP250 configuration are as follows:

•	Ambient air feeds into the radial compressor of the gas turbine. A small amount of the compressed air flows through engineered cooling paths in the gas turbine. The compressed air then is pre-heated in a high-temperature heat exchanger. At this point, the fuel is injected into such high temperature, compressed and pre-heated air stream, such that approximately 1.5% concentration of fuel by volume is maintained in the mixture.

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•	Next, all of the mixture enters our Gradual Oxidizer. The fuel in the mixture oxidizes, generating heat and oxidation byproducts (carbon dioxide and water). The Gradual Oxidation process is maintained such that the reaction is hot enough to destroy all carbon monoxide, yet cold enough to preclude the formation of nitrous oxides.

•	The hot, pressurized gas exiting the Gradual Oxidizer then expands through the turbine, generating electricity and heat with ultra-low emissions of nitrous oxides, carbon monoxide, and Volatile Organic Compounds that meet even the strictest air quality regulatory standards.

Advantages of Gradual Oxidation.  Gradual Oxidation may provide certain advantages over alternative technologies, including the following:

•	Designed to operate on a wider range of fuels. When configured for low-quality fuels, our system is designed to operate on gas with concentrations as low as 50 Btu/scf (1700 kJ/m3). By comparison, most traditional turbine, engine, and fuel cell systems require fuel quality of significantly higher concentrations.

•	Less fuel conditioning may be required. When configured for low-quality fuels, our system is designed to require minimal fuel pre-treatment or conditioning. When configured for ultra-low emissions, we may require some additional fuel conditioning. However, regardless of configuration, our system is designed to require substantially less fuel pre-treatment than competing systems.

•	Lower air emissions. Particularly when configured for ultra-low emissions, our Gradual Oxidizer technology may produce substantially lower emissions of nitrous oxide, carbon monoxide, and Volatile Organic Compounds than competitive systems.

•	No chemicals or catalysts for emissions control. Unlike other emissions control systems, such as selective catalytic reduction, our Gradual Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning.

Markets

We believe that our Gradual Oxidizer can tap into several available multibillion dollar gas markets worldwide, including landfill and biogas, coal mines, associated petroleum gas, and mainstream power generation markets.

We currently anticipate that our unique low-quality fuels configuration can open up new markets by allowing cost effective power generation from previously wasted or flared gases, all while maintaining low emissions, and that our ultra-low emissions configuration can open up new markets by substantially reducing costs of emission controls, including elimination of chemicals and catalysts, while achieving even lower emissions.

We believe that the development and commercial deployment of a larger 2 Megawatt system will enable operators of this larger power station to produce power at significantly lower costs than the electricity produced by the operators of the FP250 (250 Kilowatt system).  We anticipate that this enhanced ability to produce power at lower costs, combined with the product’s appropriate size for larger market applications, will result in a greater demand from the same wide range of markets, and enable Ener-Core to penetrate countries and regions with lower market electricity tariffs and/or less financial incentives for clean power generation.

Landfills and Biogas

Our systems can leverage the currently anticipated worldwide trend toward increasing biogas collection and utilization.  In addition to municipal solid waste, we currently anticipate projects from a variety of methane sources, including food, waste water, and animal waste digesters.  We currently expect that a majority of our FP250 customers in the next 18 months will come from the landfills gas and biogas market, whereas we currently anticipate that only a small percentage of our KG2 customers in the first 18 months of that product’s availability will come from this market.

In most cases, the solid wastes currently deposited in landfills generate methane for between 25 and 100 years.  In many active landfills, a trend towards recycling and the diversion of organic materials is lowering available gas quality.  Some operators of existing landfill projects that utilize reciprocating engines and gas turbines for the collection and disposal of landfill-generated gases may explore the possibility of a transition to our technology as the fuel quality of those landfill projects decreases to levels below the normal operating range of reciprocating engines and gas turbines.  Our low-quality fuel capability allows a greater percentage of the landfill-generated gases created from landfill-waste to be used for local electricity generation.

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We believe that low nitrous oxide emissions and less fuel conditioning provide us with a potential advantage in regions that regulate air emissions and require fuel cleanup.  The reduced fuel conditioning requirements of our Gradual Oxidizer may also lower overall lifetime operating costs when compared to other technologies.

Coal Mines

We currently expect increased global demand for systems that can convert coal mine methane into electricity.  Our systems may be a particularly attractive solution for methane generated in closed or abandoned coal mines, as well as for ventilation air methane.  We believe that our systems may provide advantages over other low-quality coal mine methane power generating alternatives, such as integration of a thermal oxidizer and steam turbine, because our Gradual Oxidation system generates electricity directly without the complex design, operation, water usage, and costs associated with a steam turbine.

We currently expect that a small percentage of FP250 and KG2 customers will come from the coal mine market.  Currently, when configured for low-quality fuel, our Gradual Oxidizer is designed to dilute fuel gas to 1.5% concentration by volume.  In some countries, ventilation air methane is currently regulated at levels below 1.5% concentration.  Accordingly, our low-quality fuels configuration may require additional development to operate on some ventilation air methane sources.  If we could develop a version of our Gradual Oxidizer technology that could operate effectively on ventilation air methane at levels below 1.5% concentration (as to which successful development there can be no assurance), sales opportunities for the FP250 and the KG2 in this market could be enhanced.

Associated Petroleum Gas

We currently anticipate a strong worldwide trend toward the reduction of venting, flaring, and waste of associated petroleum gas, also known as flare gas or associated gas, which is a form of natural gas that is commonly found associated with deposits of petroleum.  For example, the Russian Federation has mandates that require beneficial use of associated petroleum gas.  We currently expect more restrictive regulations on nitrous oxide emissions from power generation in a variety of oil and gas producing countries, such as the Russian Federation and United States.  The FP250 both destroys harmful pollutants and produces electricity from this currently wasted resource, creating significant cost savings over time.  We expect the KG2, when developed, to do the same.

We currently expect that a small percentage of our FP250 customers will come from the associated petroleum gas market; whereas, we currently anticipate that a significant percentage of our KG2 customers will come from this market.

Mainstream Power Generation

The Gradual Oxidizer is designed to meet the most stringent emissions regulations, providing a potential advantage over conventional reciprocating engines and gas turbines currently used for mainstream power generation.  The Gradual Oxidizer may provide a more cost-effective alternative to upgrading older existing gas-powered generation systems through the use of chemicals, catalysts, and add-on systems to comply with most recent environmental regulations.  We currently anticipate a strong worldwide trend towards upgrading and replacing older systems.

Sales, Marketing and Distribution

The FP250, our first commercial product, is currently available for sale.  We have primarily marketed the FP250 for sales through distributors although, in some cases, we will sell the FP250 directly to end users.  On November, 14, 2013, we shipped the first commercial FP250 to Efficient Energy Conversion Turbo Machinery, our distributor in the Netherlands, which was commissioned for commercial use in June 2014.  Although we generated certain revenue from our agreement with Southern Research Institute (see “Research and Development” below), the transaction through Efficient Energy Conversion Turbo Machinery represents our first commercial order of the FP250.

We have completed system layout and analytic models integrating our Gradual Oxidizer with the Dresser Rand two megawatt turbine and have initiated design and development of our next Gradual Oxidation system, the KG2, which we plan to sell through existing and new distributors and, in some cases, directly to end users.  Our parts are available through distributors and directly to end users.

In developing our sales opportunities, we have focused on vertical markets that we have identified as having the greatest near-term potential.  In addition, we have identified the need to address various local requirements, which include fuel supply characteristics, electric grid interconnection standards, gas utility connection requirements, air quality regulations, and availability and pricing of power purchase agreements.  The costs and scheduling ramifications of these various requirements can be significant to the completion of an installation.  Our goal is to work with customers and applicable regulatory agencies to minimize the cost and timing of each installation.

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North America

In North America, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration may provide competitive advantages.

For our low-quality fuels configuration, we have identified several opportunities for the FP250 to operate in low-quality fuel environments, such as closed landfills.  Our domestic biogas market focus includes public entities that operate landfill and biogas facilities, including cities, counties, and federal government agencies, such as the U.S. Department of Defense.  We have also identified potential projects and customers, who may wish to generate electricity from a variety of waste gas streams that would otherwise be flared or vented.  Such potential projects include gas processing facilities, oil fields, and coal mines.

For our ultra-low emissions configuration, we have focused on territories with strict environmental and air pollution regulations, such as the South Coast Air Quality Management District, San Joaquin Air Pollution Control District, and other areas in air quality nonattainment as defined by the federal Clean Air Act.  In such areas, we believe that our system can greatly reduce the time and cost associated with air permitting and compliance under Title V of the Clean Air Act when compared with other systems.  This potential opportunity may be of more significance for our larger system, the KG2.  We currently expect that we will introduce our products to many stakeholders in non-attainment areas, including project developers, engineering firms, government regulators, and other potential partners, and currently anticipate significant domestic revenues as a result.

Our sales and marketing strategy in North America has been to develop and strengthen distributor relationships throughout the continent.  We currently expect to enter into distribution agreements with several companies throughout North America for the resale of our products.  Many of these distributors will serve multiple markets in their select geographic regions.  We cannot provide any assurance that we will enter into any such agreements or that such distributors will be successful in selling our products.

International

In international markets, we have been primarily focused on identifying and developing opportunities where our low-quality fuels configuration may provide us with a competitive advantage, particularly landfill-generated gases and coal mine gases that are low quality and on biogas with the potential reduced need for fuel conditioning.

Our sales and marketing strategy generally has been to develop and strengthen distributor relationships.  We currently expect to enter into distribution agreements with a number of companies throughout Asia, Europe, and Russia for the resale of our products.  We would expect that many of these prospective distributors will serve multiple markets in their select geographic regions.

Distribution in Europe and Russia was started ahead of other international regions.  Distributors have been established in their respective territories and we have established relationships with potential end-customers and their engineering, procurement, and construction firms in the Russian oil and gas market.

We believe that there are potential, immediate opportunities with existing landfills in the Netherlands, the United Kingdom, Italy, France, and Greece.  We also believe that there are potential, immediate opportunities in Germany, Ukraine, and the Czech Republic with ventilation air methane gas and abandoned coal mine gas.  The quality of such gases in Europe may be trending to lower quality, which potentially fits into our technology’s competitive advantage.

The environmental policy trend in these regions for reduction in venting and flaring of methane gases is potentially supportive of our technology’s low quality gas capacity.  These policies also have the potential of increasing the price paid for electricity generated by our products using low quality gas.

Licensing

We may also license our technology to others, which could form an additional revenue stream for us.  In particular, we currently anticipate long-term licensing agreements with large turbine partners and original equipment manufacturers that can provide stronger worldwide presence and greater resources.  We have not yet entered into any such licensing agreements and cannot provide any assurances that we will or that any such agreements will provide any appreciable amount of revenues.

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Competition and Barriers to Entry

The target markets for the Gradual Oxidizer are new and fairly undeveloped.  There are essentially two markets, each with its distinct competitive landscape:

•	Low-quality fuels – Within applications where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, our Gradual Oxidizer does not have a direct technological or manufacturing competitor. In these situations, the prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere. Alternatively, the customer can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because such alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it a direct form of competition.

•	Ultra-low emissions – Within applications where a customer is required, typically by national, regional or local legislation, to meet emissions regulations and controls limits, our systems compete with pollution control technologies, such as Selective Catalytic Reduction, Dry-Low-nitrous oxide, or Dry-Low-Emissions systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

Our technology represents a value-added pre-process for power generation equipment such as gas turbines, reciprocating engines or other power generation equipment, and does not compete directly with them.  If a site already has gas with high enough energy density to generate power with these standard equipment, and the resulting emissions levels do not exceed regulatory limits, then we deem such site to be outside of our target market.

Research and Development

We have a long track record of research, development, and initial deployment of our Gradual Oxidizer technology.

Our engineering team is led by a group of experienced mechanical and electrical engineers who have worked together on the Gradual Oxidizer for the past six years.  Our engineers have worked in a number of larger firms, including Honeywell International, Inc., General Motors Company, Inc., AlliedSignal, Inc., Capstone Turbine Corporation, General Electric Company, Underwriters Laboratories Inc., and Solar Turbines Incorporated.  Combined, they have many decades of experience developing and commercializing a number of gas turbines, reciprocating engines, and related products.

 Since 2008, our engineers have developed several Gradual Oxidizer test systems with improved system functionality and performance, leading to the commercialization of the FP250:

•	In November 2008, we tested and operated the first F100 development test unit in a San Diego, California test facility. This system was the first to combine the Gradual Oxidizer with a gas turbine (a 100 kilowatt gas turbine developed by Elliott Energy Systems, Inc.). Integration of the major components of the system required the design of proprietary software, hardware, and controls. Our team learned how to match the operating conditions of a gas turbine to the Gradual Oxidizer, which ultimately led to the scale up of the technology to our FP250.

•

In April 2009, we entered into an agreement with Southern Research Institute to perform all detailed design, fabrication, and site integration procedures for the installation of a turbine/thermal oxidizer demonstration unit.  In January 2010, the agreement was amended for us to provide two 200kw Flex Powerstations (known as Turbine 1 and Turbine 2) for installation at two U.S. Department of Defense locations in the United States, and to provide field integration, basic operator and maintenance training, including on-site support for the first year of operation.  We delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012.  The agreement was later amended again to require us to upgrade the engine of Turbine 1 as well as deliver the second unit.  Southern Research Institute subsequently cancelled the order for the second unit.

•	In August 2010, we commissioned the first F100 field test unit at the Lamb Canyon Landfill in Beaumont, California, with cooperation from the County of Riverside. This field test unit was the first successful operation of the Gradual Oxidizer in an active landfill environment. Internal emissions testing verified the ultra-low emissions profile of the Gradual Oxidation technology. This unit was the first to be evaluated for prolonged test periods, which led to significant improvements to key components.

•	In November 2010, as part of our agreement with Southern Research Institute, we began testing the first FP250 alpha development test unit in a San Diego, California test facility. The purpose of this unit was to demonstrate the scalability of the Gradual Oxidizer technology to a 250 kilowatt gas turbine (developed by Ingersoll-Rand and FlexEnergy). We also completed our first development phase for software, controls, systems, and components, enabling the deployment of our field test unit.

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•	In July 2011, we installed the second FP250 beta development test unit at the Portsmouth, New Hampshire, manufacturing facility of FlexEnergy, which was previously Ingersoll-Rand’s facility. The purpose of this unit was to complete our second development phase for software, controls, systems, and components. In September 2013, we shipped this unit to the University of California, Irvine, for additional product improvements, cost reductions, and testing of alternative fuel sources.

•	In November 2011, Southern Research Institute commissioned the first FP250 field test unit at the U.S. Army base at Fort Benning, Georgia. The project was funded by the U.S. Department of Defense’s Environmental Security Technology Certification Program (“ESTCP”), which seeks innovative and cost-effective technologies to address high-priority environmental and energy requirements for the U.S. Department of Defense. As part of the ESTCP protocol, Southern Research Institute conducted independent verification tests in October 2012. Exhaust emission measurements were taken in accordance with standard reference methods of the U.S. Environmental Protection Agency. The FP250 emissions were far below the allowable nitrous oxide limits of the California Air Resources Board 2013 waste gas standards, which standards are considered to be among the strictest in the world. To our knowledge, the FP250 is the only power generation solution to meet this standard using a gas turbine or reciprocating engine without chemical or catalytic enhancements. The field test unit is now the property of the base.

The project provided us with an opportunity to operate the FP250 on a closed landfill with application challenges.  The landfill collection system initially provided fuel of insufficient volume to operate the unit.  Our team then adapted the FP250 to accept supplementary fuel in addition to the landfill-generated gases.  Also, an unreliable electric grid caused impediments to operation.  Our team addressed this application challenge by modifying the hardware and software to ensure robust, continuous operation in this harsh environment.  In addition to overcoming these application challenges, we also made key improvements to core components, such as the filter, insulation systems, and system controls.  These changes and improvements will be included in future applications and the commercial product.

Throughout the project, we successfully adapted the FP250 to accommodate a number of site-specific, extraneous factors, which led to further improvements of the commercial FP250.  For example, given a lack of available landfill gas at the site, we implemented a process of supplemental fuel blending, by which propane and landfill gas were mixed to provide adequate energy content to operate the Fort Benning FP250.

Current and Future Efforts

Our research and development efforts are now focused on the following sequence of activities:

•	Develop our 2MW product. We are currently in discussions with Dresser-Rand to develop a 2 Megawatt integrated unit, which incorporates our Gradual Oxidation technology with Dresser-Rand’s KG2-3G two megawatt gas turbine. We have completed system layout and analytic models integrating our Gradual Oxidizer with this turbine.

•	Scale up to other large gas turbines. We have already established close working relationships with several other gas turbine manufacturers and large industrial partners to facilitate the potential development of additional systems. We have evaluated the feasibility of several larger gas turbines and have exchanged technical information and have received positive responses from manufacturers and industry partners.

•	Create test rig to simulate alternative fuel sources and oxidizer operating conditions. We are currently planning for the installation of a test rig to provide a simulated environment to enhance further the performance, efficiency, and fuel flexibility of our Gradual Oxidizer (including potential application to coal mine ventilation air methane). We currently anticipate the test rig to be operational by early 2015.

•	Continued development of academic relationships. Over the past six years, we have developed a number of strong research relationships with the University of Cincinnati and University of California, Irvine. In conjunction with the University of Cincinnati, we have developed analysis tools to simulate our Gradual Oxidation process. We currently anticipate further strengthening these relationships.

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Intellectual Property Protection

Management believes that a policy of protecting intellectual property is an important component of our strategy and will provide us with a long-term competitive advantage.

We are pursuing an aggressive intellectual property strategy, including development of what we expect will become a strong patent portfolio.  We believe that Gradual Oxidation technology is a patent domain largely independent from combustion.  We have filed over 50 patent applications, eight of which have been granted as of the date of this report:

US Patent Number 6,393,821: Method for Collection and Use of Low-Level Methane Emissions

•	Filing Date: November 14, 2000
•	Issue Date: May 28, 2002
•	Expiration Date: November 14, 2020 (est.)

US Patent Number 8,393,160: Managing Leaks in a Gas Turbine System

•	Filing Date: October 17, 2008
•	Issue Date: March 12, 2013
•	Expiration Date: October 17, 2028 (est.)

US Patent Number 8,621,869: Heating a Reaction Chamber

•	Filing Date: August 27, 2010
•	Issue Date: January 7, 2014
•	Expiration Date: August 27, 2030 (est.)

US Patent Number 8,671,658: Oxidizing Fuel

•	Filing Date: August 27, 2010
•	Issue Date: March 18, 2014
•	Expiration Date: March 18, 2028 (est.)

US Patent Number 8,671,917: Gradual Oxidation with Reciprocating Engine

•	Filing Date: March 18, 2008
•	Issue Date: March 18, 2014
•	Expiration Date: March 9, 2032 (est.)

US Patent Number 8,701,413: Oxidizing Fuel in Multiple Operation Modes

•	Filing Date: December 8, 2008
•	Issue Date: April 22, 2014
•	Expiration Date: April 13, 2031 (est.)

US Patent Number 8,807,989: Staged Gradual Oxidation

•	Filing Date: March 9, 2012
•	Issue Date: August 19, 2014
•	Expiration Date: March 9, 2032 (est.)

US Patent Number 8, 844,473: Gradual Oxidation with Reciprocating Engine

•	Filing Date: March 9, 2012
•	Issue Date: September 30, 2014
•	Expiration Date: March 9, 2032 (est.)

We have hundreds of pages of descriptive support, with over 100 independent claims and over 600 dependent claims.  We aim to continue to protect our Gradual Oxidation technology in multiple applications for various implementations, markets, and uses.  We currently expect to file a significant number of additional patent applications.  We cannot predict when our patent applications may result in issued patents, if at all, or that any patents will issue from these applications or that, if issued, such patents will cover all or a substantial portion of the claims currently set forth in the applications.  There can be no assurance that any patents issued will provide us with any competitive advantages, will not be challenged by any third parties, or that such third parties will not design competitive products around the patents.  In addition, there can be no assurance that any of our patents would be held valid by a court of law of competent jurisdiction or, if held valid, that we will have sufficient economic resources to enforce or defend our patent rights.  In the event we are found to have infringed upon the patent rights of others, there can be no assurance that we would be able to obtain a license to use any of such patents.

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In addition, we have confidentiality agreements with our suppliers, distributors, employees, and certain visitors.  With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements.  Monitoring the unauthorized use of our proprietary technology is difficult and the steps we have taken may not prevent unauthorized disclosure or use of such technology.  The disclosure or misappropriation of our trade secrets and other proprietary information could harm our ability to protect our rights and our competitive position.

Government Regulations

Air pollutants, such as nitrous oxide, carbon monoxide, and Volatile Organic Compounds, are produced as by-products of combustion.  These pollutants are regulated by the U.S. Environmental Protection Agency as well as by state and local air districts, because they are associated with negative health consequences and/or damage to the environment.  Our Gradual Oxidation technology can achieve emissions of nitrous oxide that are noticeably lower than traditional combustion techniques without compromising the emissions of carbon monoxide or Volatile Organic Compounds.

Emissions regulations requiring a reduction in commonly found air pollutants such as nitrous oxide, carbon monoxide, and Volatile Organic Compounds could enhance market demand for our technology.  An example of the advantages of ultra-low levels of nitrous oxide emissions is with respect to the U.S. Environmental Protection Agency’s New Source Review requirements under the Title V of the Federal Clean Air Act.  Accordingly, potential legislation on greenhouse gases or general reductions in required criteria pollutant levels could assist with our achieving our business objectives.  Although the timing of such regulations is uncertain, the general trend in recent decades continues to be increases in governmentally-mandated reductions for all criteria pollutants and the addition of new emissions to those regulated.

We continue to engage with federal and state policymakers to develop government programs to promote the deployment of our products. Since 2010, we have developed relationships with many regulators and legislators of interest, both at the federal and state levels, and we continue to pursue government funding, legislative, and regulatory opportunities.

Ultimately, it may be possible for our technology to achieve U.S. Environmental Protection Agency’s Best Available Control Technology and Lowest Achievable Emission Rate designations, as determined under the U.S. Environmental Protection Agency’s New Source Review program.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with compliance with environmental laws.  Our products may provide a more cost-effective alternative to upgrading older existing gas-powered generation systems through the use of chemicals, catalysts, and add-on systems to comply with most recent environmental regulations.

Employees

As of the date of this report, we have 17 full-time employees.  None of our employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good.  We also employ consultants, including technical advisors and other advisors, on an as-needed basis to supplement existing staff.  When we engage consultants or technical advisors, we typically enter into intellectual property assignment and non-disclosure agreements with them.

Property

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618.  The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet.

On September 26, 2013, we entered into an Assignment and Assumption of Lease (the “Assignment”) with FlexEnergy for such property, with an effective date of August 1, 2013.  Pursuant to the Assignment, we are now formally obligated under the Standard Industrial/Commercial Single-Tenant Lease, dated May 26, 2011 (the “Lease”), originally between FlexEnergy and Meehan Holdings, LLC.

Previously, as provided in the Contribution Agreement, we had occupied a portion of the property, and assumed one-third of all liabilities, under the Lease (with FlexEnergy remaining responsible for the remaining two-third).  Notwithstanding such arrangement, Meehan Holdings, LLC did not view us as formally obligated under the Lease.

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Prior to the Assignment, on September 4, 2013, Meehan Holdings, LLC executed a Lessor’s Consent to Assignment and Sublease with FlexEnergy and us.  We also entered into a letter agreement with Meehan Holdings, LLC, by which we agreed to the following rent prepayments under the Lease:

•	$26,044 by September 30, 2013, to be applied to the December 2014 rent payment, and

•	$26,825 by July 31, 2014, to be applied to the December 2015 rent payment.

The Lease terminates on December 31, 2016.  Our unpaid, outstanding obligation for the remainder of the Lease is $949,573.  The current monthly rent under the Lease is $25,285, which increases to $26,044 on August 1, 2014, to $26,825 on August 1, 2015, and to $27,630 on August 1, 2016. On March 7, 2014, we subleased 5,000 square feet of office space at our headquarters to a third party tenant, commencing March 1, 2014. The lease is for 34 months and requires payments of $7,000 per month for the initial twelve months, increasing to $7,210 for the next twelve months, and $7,426.30 for the remaining ten months. The lease includes use of the existing furniture and telephone equipment over the life of the lease.

We lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the FP250 equipment.  The lease expires on April 1, 2015 and the monthly payment is $7,780 from August 1, 2013 through March 31, 2014.  The university will provide us with certain goods and services including certain research and development services.

Legal Proceedings

From time to time, we may be involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business.  There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On July 1, 2013, we dismissed Weinberg & Baer LLC as our independent registered accounting firm effective on such date.  The reports of Weinberg & Baer LLC on our financial statements for fiscal years 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern.  We engaged Kelly & Company as our new independent registered accounting firm effective as of July 1, 2013.  The decision to change accountants was recommended and approved by our Board in connection with the Merger.

During fiscal years 2012 and 2011, the fiscal quarter ended March 31, 2013, and the subsequent interim period through July 1, 2013, the date of dismissal, there were no disagreements with Weinberg & Baer LLC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Weinberg & Baer LLC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

During fiscal years 2012 and 2011, the fiscal quarter ended March 31, 2013, and the subsequent interim period through July 1, 2013, neither we nor anyone on our behalf engaged Kelly & Company regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the six months ended June 30, 2014, fiscal year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012 (Predecessor) should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this report.   Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions.   Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors” and “Description of Business” sections and elsewhere in this report.   We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this report.   We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Prior to November 12, 2012, Ener-Core Power did not operate as a separate legal entity.  As a result the historical financial information for the cumulative period from January 1, 2012 through November 11, 2012 has been “carved out” of the financial statements of FlexEnergy, which we will refer in the following discussion as “Predecessor.”  Such financial information is limited to Ener-Core Power related activities, assets and liabilities only.

The carved-out financial information includes both direct and indirect expenses.  The historical direct expenses consist primarily of the various costs of direct operations.  Indirect costs represent expenses that were allocable to the business.  The indirect expense allocations are based upon: (1) estimates of the percentage of time spent by FlexEnergy employees working on or supporting Ener-Core Power business matters; and (2) allocations of various expenses associated with the employees, including salary, benefits, travel and entertainment, rent associated with the employees’ office space, accounting and other general administrative expenses.

Management believes the assumptions and allocations underlying the carve-out financial information are reasonable, although they are not necessarily indicative of the costs the Gradual Oxidizer business would have incurred if it had operated on a standalone basis or as an entity independent of FlexEnergy.  Accordingly, the financial position, operating results and cash flows may have been materially different if the Ener-Core Power business had operated as a stand-alone entity during the periods presented.

Overview

We design, develop, and manufacture products based on our proprietary Gradual Oxidizer technologies.  Our first product, the FP250, is able to generate electric power using low energy content gas or vapor while emitting low levels of air pollutants.  The FP250 integrates a modified conventional micro-turbine (Ingersoll Rand MT250, now manufactured by FlexEnergy Energy Systems, Inc.) with a proprietary gradual thermal oxidizer in place of a conventional turbine’s combustor.

After deployment of FP250 development and field test units in 2011 and 2012, we shipped the first commercial FP250 on November 14, 2013 to the Netherlands per the terms of the Efficient Energy Conversion Turbo Machinery agreement.

We currently anticipate that our second commercial product will be the KG2, which will combine our Gradual Oxidizer technology with a two megawatt gas turbine, developed by Dresser-Rand.  We have completed system layout and analytic models integrating our Gradual Oxidizer with this turbine and have initiated design and development of the KG2.  We expect that we will field test units in late 2014 or 2015, with initial commercial shipments shortly thereafter.

Reverse Merger

We entered into the Merger Agreement with Ener-Core Power and the Flex Merger Acquisition Sub, pursuant to which the Flex Merger Acquisition Sub merged with and into Ener-Core Power, with Ener-Core Power as the surviving entity.  Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Exchange Act.  The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement.  In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock.  All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement, dated November 12, 2012, by and among FlexEnergy, FlexEnergy Energy Systems, Inc., and Ener-Core Power, Ener-Core Power was spun-off from FlexEnergy as a separate corporation.  As a part of that transaction, Ener-Core Power received all assets (including intellectual property) and certain liabilities pertaining to the Gradual Oxidizer business (Predecessor), the business carved out of Predecessor.  The owners of Predecessor did not distribute ownership of Successor entity pro rata.  The assets and liabilities were transferred to the Company and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

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On July 1, 2013, Ener-Core Power completed the Merger with us. Upon completion of the merger, the operating company immediately became a public company. The Merger was accounted for as a “reverse merger” and recapitalization.  As part of the reverse merger, the pre-merger public shell company shareholders cancelled 120,520,000 of common stock which were then outstanding.  This cancellation has been retroactively accounted for as of the inception of Ener-Core Power on November 12, 2012.  Accordingly, Ener-Core Power was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power and are recorded at the historical cost basis of Ener-Core Power. Our assets, liabilities and results of operations were de minimis at the time of merger.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business.  Since our inception, we have made a substantial investment in research and development to develop the Gradual Oxidizer, have successfully deployed a FP250 field test unit at the U.S. Army base at Fort Benning, Georgia, and shipped our first commercial product in November 2013.

We have not achieved profitable operations or positive cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern.  As of September 30, 2014, we have $4.1 million in cash but expect to require additional cash to continue as a going concern and execute our business plan.

Management’s plan is to obtain such resources by obtaining capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (including restricted cash) on June 30, 2014 and October 1, 2014 was $2.8 million and $4.0 million (including restricted cash of $2.3 million and $0), respectively. On September 22, 2014, we closed the September 2014 Private Placement, whereby certain accredited investors purchased an aggregate of 26,666,658 shares of the registrant’s common stock at $0.15 per share and for an aggregate gross purchase price of approximately $4 million. On April 16, 2014, we closed $4.6 million of senior secured financing, whereby the lender made available gross proceeds of $4.0 million, of which $2.3 million was constrained in a Control Account subject to be released at the lender’s option when we are not in default and there was no Equity Control Failure (as defined in the Notes) and to the extent such funds exceed the aggregate principal amount then outstanding. On August 15, 2014, we eliminated the $4.6 million of senior secured financing by cancelling $1.9 million and converting $2.7 million into 13.5 million shares of the Company’s common stock at a conversion price of $0.20 per share. As a result of this conversion, the Company also received $0.4 million of restricted cash from the Control Account into our unrestricted operating account.   We project that our unrestricted cash balance of $4.0 million as of October 1, 2014 will continue to meet our working capital needs, general corporate purposes, and related obligations into the second quarter of 2015.

We will pursue raising additional debt or equity financing to fund our operations and product development.  If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of common stock and debt covenants that could impose restrictions on the Company’s operations. The sale of additional equity securities or debt financing will likely result in additional dilution to the Company’s current shareholders.  We cannot make any assurances that any additional financing will be completed on a timely basis, on acceptable terms or at all.  Management’s inability to successfully complete any other financing will adversely impact our ability to continue as a going concern. Even if we are able to secure financing, we may still have to significantly reduce costs and delay projects, which would adversely affect our business, customers and program development.  If our business fails or we are unable to seek immediate financing, our investors may face a complete loss of their investment.

Our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Segments

We operate in one segment.  All of our operations are located domestically.

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar.  Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year.  At June 30, 2014 and December 31, 2013, we did not hold any foreign currency asset or liability amounts.  Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000.  For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits.  At June 30, 2014, we had $2.3 million in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents.  We invest our cash in short-term money market accounts.

Restricted Cash

The Special Deposit Account Control Agreement

In conjunction with the April 2014Notes, we entered into a Special Deposit Account Control Agreement whereby $2.3 million of the proceeds from the April 2014 Notes were placed in a control account controlled by the lender representative, to be released at the lender representative’s option, or when the total outstanding April 2014 Notes payable are less than the balance in the control account, at which time the lender representative would release the funds. As of the date of this prospectus, there is $0 in the control account.

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral.  The amount of the deposit is at the discretion of the financial institution was $50,000 on June 30, 2014 and December 31, 2013.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit.  For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary.  We generally do not require collateral to secure accounts receivable.  We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable.  We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

At June 30, 2014 and December 31, 2013, we did not have any allowance for doubtful accounts.  Although we expect to collect amounts due, actual collections may differ from the recorded amounts.

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As of June 30, 2014 and December 31, 2013, two customers accounted for 98% of total accounts receivable. One customer accounted for 100% of net revenues for the three and six months ended June 30, 2014.  A different customer accounted for 99.7% of net revenues for the three and six months ended June 30, 2013.

Accounts Payable

As of June 30, 2014 and December 31, 2013, two vendors collectively accounted for approximately 46% and 48% of total accounts payable. There were no purchases made for the six months ended June 30, 2014. For the six months ended June 30, 2013, one vendor accounted for 100% of our purchases.  There were no purchases made for the three months ended June 30, 2013 and 2014.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method.  At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence.  This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors.  Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.  Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.  At June 30, 2014 and December 31, 2013, we did not have a reserve for slow-moving or obsolete inventory.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials, overhead and other costs that have been incurred. These costs will be recognized as costs of goods sold when the contract is considered complete in accordance with the completed-contract method.  Costs in excess of billings on uncompleted contracts were $0 and $801,000 at June 30, 2014 and December 31, 2013, respectively.  In June 2014, our contract with EECT was completed, resulting in the recognition of revenue related to the contract plus change orders and all associated costs.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.  At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

We amortize our intangible assets with finite lives over their estimated useful lives.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate.  We consider the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of June 30, 2014 and December 31, 2013, we do not believe there have been any other impairments of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

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Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, April 2014 Notes payable and related debt discounts and capital lease liabilities.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2014 and December 31, 2013. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions.  This hierarchy requires the use of observable market data when available.  These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we do not have any items classified as Level 1.

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. Funds maintained in our money market account are classified as Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we do not have any items classified as Level 3.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company’s objectives in using derivative financial instruments are to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the condensed consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “Derivatives and Hedging – Contracts in Entity’s own Equity.” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.   The Company’s common stock warrants issued in April 2014 along with the convertible secured notes payable and embedded derivatives have been bifurcated from the debt host and are classified as liabilities on the condensed consolidated balance sheet. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the condensed consolidated statements of operations.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured.  Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.  We defer any revenue for which the services have not been performed or is subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

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Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting.  Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event.  Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work.  Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable.  Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.  We had deferred all amounts received on our contract with EECT until the contract is substantially completed, which occurred in June 2014, at which time the entire contract, including change orders, was recorded as revenue.   As of June 30, 2014 and December 31, 2013, we had a provision for contract loss of approximately $15,000 and $100,000, respectively, related to our contract with EECT.

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development was $1.0 million and $0.4 million for the three months ended June 30, 2014 and 2013, respectively, and $1.7 million and $0.7 million for the six months ended June 30, 2014 and 2013, respectively.

Share-Based Compensation

We maintain a stock option plan and record expenses attributable to the stock option plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.  Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation.  Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  Approximately 23.6 million shares of common stock are issuable upon the exercise of outstanding options and warrants, and the conversion of debt, at June 30, 2014.  There were no options and warrants outstanding at June 30, 2013. Dilutive equivalents were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(2,968,000)	$(1,830,000)	$(4,947,000)	$(2,623,000)
Weighted average number of common shares outstanding:
Basic and diluted	72,462,000	65,450,000	72,508,000	64,257,000
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.04)	$(0.03)	$(0.07)	$(0.04)

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Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Condensed Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

Effective January 1, 2014, we adopted FASB ASU 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting (“ASU 2013-07”). The amendments in ASU 2013-07 clarify when an entity should apply the liquidation basis of accounting and provide principles for the recognition and measurement of associated assets and liabilities. In accordance with the amendments, the liquidation basis is used when liquidation is imminent.  Liquidation is considered imminent when the likelihood is remote that the organization will return from liquidation and either: (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties; or (b) a plan for liquidation is being imposed by other forces. The adoption of ASU 2013-07 did not have a material impact on our condensed consolidated financial statements.

Effective January 1, 2014, we adopted FASB ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.  In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of ASU 2013-11 did not have a material impact on our condensed consolidated financial statements.

Results Of Operations for the Three and Six Months ended June 30, 2014, as compared to the Three and Six Months ended June 30, 2013

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$810,000	$3,000	$810,000	$7,000
Revenue – related party	-	9,000	-	9,000
Total revenues	810,000	12,000	810,000	16,000
Cost of good sold:
Cost of goods sold	803,000	2,000	803,000	6,000
Cost of goods sold – related party	-	6,000	-	6,000
Total costs of goods sold	803,000	8,000	803,000	12,000
Gross Profit	7,000	4,000	7,000	4,000

Operating expenses:
Selling, general, and administrative	1,607,000	1,440,000	2,791,000	1,947,000
Research and development	953,000	394,000	1,745,000	670,000
Total operating expenses	2,560,000	1,834,000	4,536,000	2,617,000
Operating loss	(2,553,000)	(1,830,000)	(4,529,000)	(2,613,000)

Other income (expenses):
Interest expense	(5,000)	-	(7,000)	-
Amortization of debt discount	(540,000)		(540,000)
Interest expense – related party	-	-	-	(10,000)
Gain on derivative liabilities	130,000	-	130,000	-
Total other income (expenses), net	(415,000)	-	(417,000)	(10,000)
Loss before provision for income taxes	(2,968,000)	(1,830,000)	(4,946,000)	(2,623,000)
Provision for income taxes	-	-	1,000	-
Net loss	(2,968,000)	(1,830,000)	$(4,947,000)	$(2,623,000)

Loss per share – basic and diluted	(0.04)	(0.03)	$(0.07)	$(0.04)
Weighted average common shares – basic and diluted	72,462,000	65,450,000	72,508,000	64,257,000

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Revenue

Our revenue primarily consists of Gradual Oxidizer sales as well as engineering services.  For the three and six months ended June 30, 2014, we had revenue of $810,000 and $810,000, respectively, as compared to $12,000 and $16,000 for the same periods of the prior year.  The revenue was primarily from the sale of a Gradual Oxidizer unit to EECT in the second quarter of 2014.  For the prior year, the revenue consisted of engineering services of which $9,000 was to a related party.

Cost of Goods Sold

For the three months ended June 30, 2014, cost of goods sold was $803,000, compared to $8,000 for the same period of the prior year. For the six months ended June 30, 2014, cost of goods sold was $803,000, compared to $12,000 for the same period of the prior year.  Cost of goods sold for the 2014 periods primarily consisted of the costs to build of our Gradual Oxidizer unit, including materials, labor, overhead costs and warranty costs.  Cost of goods for the 2013 periods was primarily cost of labor for engineering services, of which $6,000 was for related party sales.

Gross Profit (Loss)

As sales are generated and potentially increase, management anticipates that costs of sales will continue to decrease as a percentage of sales as we will experience economics of scale.

Selling, general and administrative expenses

Selling, general and administrative expenses costs include officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs.  Total selling, general and administrative expenses for the three and six months ended June 30, 2014 was approximately $1.6 million and $2.8 million, respectively, as compared to $1.4 million and $1.9 million for the same periods of 2013, respectively.  The increase is primarily due to the charge related to the re-pricing of outstanding stock options.

As we continue to further develop our infrastructure, expand our business and incur expenses related to being a public company, we anticipate that our selling, general and administrative expenses will increase in absolute dollars as well as a percentage of total revenues.

Research and development

Research and development costs include development expenses for the Gradual Oxidizer, including salaries and benefits, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs.  Research and development expense for the three and six months ended June 30, 2014 was approximately $1.0 million and $1.7 million, respectively, as compared to $0.4 million and $0.7 million for the same periods of 2013, respectively.  The increase of $0.6 million was primarily due to development costs of our products and the charge to expense related to the re-pricing of outstanding stock options.    As we continue to develop future generations of our product, we anticipate that our research and development costs will increase in absolute dollars as well as a percentage of our total revenues.

Other Income (Expenses)

Other income and expenses for the three and six months ended June 30, 2014 consist primarily of interest expense related to our capital leases and April 2014 Notes, amortization of debt discount and the fair value adjustment of our derivative liabilities.  For the six months ended June 30, 2013, the related party interest expense was primarily due to our related party notes payable.

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Net Loss

For the three and six months ended June 30, 2014, our net loss was approximately $3.0 million and $4.9 million, respectively, primarily from selling, general and administrative expenses, including stock-based compensation expenses and ongoing research and development costs for our products and other expenses.  For the three and six months ended June 30, 2013, our net loss of $1.8 million and $2.6 million, respectively, consisting primarily of operating expenses.

Earnings per share

Earnings per share, basic and diluted were $(0.03) and $(0.04) for the three and six months ended June 30, 2014, respectively, and $(0.07) and $(0.04) for the three and six months ended June 30, 2013, respectively.

Results of Operations for the Fiscal Year Ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012 (Predecessor)

	Successor		Predecessor (carve-out)
	Year Ended December 31, 2013	November 12 - December 31, 2012	January 1 - November 11, 2012

Revenues:
Revenues from unrelated parties	$7,000	$991,000	$—
Revenues from related parties	9,000	—	—
Total revenues	16,000	991,000	—
Cost of Goods Sold
Cost of goods sold to unrelated parties	106,000	991,000	—
Cost of goods sold to related parties	6,000	—	—
Total costs of goods sold	112,000	991,000
Gross Profit (Loss)	(96,000)	—	—

Operating expenses:
Selling, general, and administrative	4,802,000	237,000	2,887,000
Research and development	2,257,000	138,000	2,301,000
Impairment loss of long-lived assets	—	—	329,000
Total operating expenses	7,059,000	375,000	5,517,000
Operating loss	(7,155,000)	(375,000)	(5,517,000)

Other income (expenses):
Other income, net	36,000	—	—
Interest expense – related party	(10,000)	—	(1,031,000)
Total other income (expenses), net	26,000	—	(1,031,000)
Loss before provision for income taxes	(7,129,000)	(375,000)	(6,548,000)
Provision for income taxes	1,000	—	—
Net loss	$(7,130,000)	$(375,000)	$(6,548,000)

Loss per share – basic and diluted	$(0.11)	$(0.01)	$—
Weighted average common shares – basic and diluted	67,803,000	60,883,000	—

Revenue

Our revenue primarily consists of General Oxidizer sales as well as engineering services.  For the year ended December 31, 2013, we had $16,000 of revenue from engineering services, including $9,000 from a related party.  During the period from November 12, 2012 (inception) through December 31, 2012, revenue was $991,000, which represented the revenue recognized on the Southern Research Institute contract.  For January 1, 2012 through November 11, 2012, the Predecessor did not record any revenue.

Cost of Goods Sold

Cost of goods sold primarily consisted of materials, labor to produce the Gradual Oxidizer, warranty, applicable overhead allocations and labor related to engineering services.  The cost of goods sold for the year ended December 31, 2013, was $112,000 and was primarily from the expected loss on the Efficient Energy Conversion Turbo Machinery contract of $100,000 resulting from production and capacity inefficiencies.  Further contributing to the cost of goods sold were the costs of labor for engineering services, including $6,000 of costs attributable to related party income.

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Cost of goods sold from November 12, 2013 (inception) through December 31, 2012, was to $991,000, which is the cost of revenue for the Southern Research Institute contract.  For January 1, 2012 through November 11, 2012, the Predecessor did not record any cost of goods sold.

Gross Profit (Loss)

Our gross loss for the year ended December 31, 2013 of $96,000 was primarily attributable to the loss on the Efficient Energy Conversion Turbo Machinery contract offset in part by the net profit on engineering services, including related parties of approximately $2,000.

Our gross profit for the period from November 12, 2012 (inception) through December 31, 2012, was zero, as the cost of goods matched the revenues recorded on the Southern Research Institute contract.

For January 1, 2012 through November 11, 2012, the Predecessor did not record any sales and of cost of goods sold.

As sales increase, management anticipates that costs of sales will continue to decrease as a percentage of sales.

Selling, general and administrative expenses

Selling, general and administrative expenses costs include officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs.  Total selling, general and administrative expenses for the year ended December 31, 2013 was approximately $4,802,000, including approximately $1.2 million of costs associated with the reverse merger and predecessor carve-out and $1.7 million of stock-based compensation expense related to stock options granted during 2013.

For the period from November 12, 2012 through December 31, 2012, selling, general and administrative expenses were $237,000 and were primarily payroll and related costs.

For the period from January 1, 2012 through November 11, 2012 (Predecessor), selling, general and administrative expenses were approximately $2,887,000.

As we continue to further develop our infrastructure, expand our business and incur expenses related to being a public company, we anticipate that our selling, general and administrative expenses will increase in absolute dollars as well as a percentage of total revenues.

Research and development

Research and development costs include development expenses for the Gradual Oxidizer including salaries and benefits, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs.  Research and development expense for the year ended December 31, 2013, were approximately $2,257,000.  For the period from November 12, 2012 through December 31, 2012, our research and development expenses were approximately $138,000 and for the period from January 1, 2012 through November 11, 2102 (Predecessor) such expenses were approximately $2,301,000.  As we continue to develop future generations of our product, we anticipate that our research and development costs will increase in absolute dollars as well as a percentage of our total revenues.

Impairment of long-lived asset

For the period from January 1, 2102 through November 11, 2012 (Predecessor), impairment expenses of approximately $329,000 were due to the write-down of the FP250 beta development test unit in Portsmouth, New Hampshire.

Other Expenses

Other expenses, which consisted primarily of interest expense, offset in part by interest income, included the following:

For the year ended December 31, 2013, other income consisted of $34,000 related to foreign currency transaction gains related to our Efficient Energy Conversion Turbo Machinery contract and interest expense was primarily due to interest on convertible loans and interest on our Import Export Bank line of credit.  The interest expense was offset in part for interest income resulting from maintaining excess cash in interest bearing accounts.

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For the period from November 12, 2012 through December 31, 2012, we did not incur interest expense nor interest income.  For the period from January 1, 2012 through November 11, 2012 (Predecessor), we incurred related party interest expense of approximately $1,031,000 which represented our portion of the Predecessor’s debt that was allocated to us.

Management believes these allocations are reasonable but not necessarily indicative of the cost that would have incurred if the Business had been operated on a stand-alone basis.

Net Loss

For the year ended December 31, 2013, our net loss was approximately $7.1 million primarily from selling, general and administrative expenses, including stock-based compensation expenses and expenses related to the reverse merger.  For the period from November 12, 2012 through December 31, 2012, we incurred a net loss of $0.4 million, consisting of operating expenses, and zero gross profit on Sales of $1.0 million.  For the period of January 1, 2012 through November 11, 2012 (Predecessor), we incurred a net loss of $6.548 million, primarily consisting of $1.031 million in interest expense and $5.517 million in operating expenses.

Earnings per share

Earnings per share, basic and diluted were ($0.11) and ($0.01) for the year ended December 31, 2013 and the period from November 12, 2012 through December 31, 2012, respectively.

Liquidity

Six Months ended June 30, 2014 and 2013

Cash Flows used in Operating Activities

Our cash used in operating activities was approximately $2.2 million and $1.4 million for the six months ended June 30, 2014 and 2013, respectively.  Cash flow used in operations resulted primarily from net losses of approximately $4.9 million and $2.6 million for the six months ended June 30, 2014 and 2013, respectively, offset in part by stock-based compensation, depreciation and amortization, and increase in accounts payable.

Cash Flows from Investing Activities

Our cash used in investing activities was approximately $2.3 million and was attributable to the increase in restricted cash in connection with the April 2014 Notes as well as purchases of property and equipment for the six months ended June 30, 2014.  There was $3,000 cash used in investing activities for the six months ended June 30, 2013 related to fixed asset purchases.

Cash Flows from Financing Activities

Net cash provided by financing activities was $3.8 million for the six months ended June 30, 2014 related to the proceeds from the April 2014 Notes offset in part by payments for capital lease. There was $1.5 million of cash provided by financing activities for the six months ended June 30, 2013 related to the sale of our common stock and issuance of related party advances and notes.

The Year ended December 31, 2013, and Periods from January 1, 2012 through November 11, 2012 and from November 12, 2012 (inception) to December 31, 2012

Cash Flows used in Operating Activities

Our cash used in operating activities were approximately $4.9 million, $0.4 million and $6.2 million for the year ended December 31, 2013, the period from November 12, 2102 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012 (Predecessor), respectively.  Cash flow used in operations resulted primarily from net losses, of $7.1 million, $0.4 million and $6.5 million, for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2102 (Predecessor), respectively, offset in part by stock-based compensation, depreciation and amortization and increases in accounts payable.  Further contributing to the cash used for operations were the increases in costs in excess of billings.

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Cash Flows from Investing Activities

Cash used in investing activities was attributable to the purchase of property and equipment of $54,000, $0 and $24,000 for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012, respectively.

Cash Flows from Financing Activities

Net cash provided by financing activities was approximately $6.0 million, $0.5 million and $6.2 million for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012, respectively.   Cash from financing activities for the year ended December 31, 2013 primarily consisted of proceeds from issuance of stock of approximately $5.5 million, loans/advances from related parties of $1.0 million, proceeds from line of credit of $0.4 million, offset in part by repayments of the line of credit of ($0.4 million) and repayments of related party notes of ($0.45 million).

For the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012 (Predecessor), net cash provided by financing activity consisted of $0.5 million and $6.2 million, respectively from cash contributions from Predecessor.

Capital Resources

Our principal capital requirements are to fund our working capital requirements, invest in research and development and capital equipment, and the continued costs of public company filing requirements.  We have historically funded our operations through debt and equity financings.  In July and August 2013, we completed private placements and received net proceeds of approximately $4.1 million, after deduction of offering expenses.  In November 2013, we raised approximately $1.4 million after deductions of offering expenses as part of a private placement offering.  In April 2014, we issued $4.6 million of the Secured Notes, from which we received net proceeds of $3.8 million, including $2.3 million that was deposited into a control account to be released to us at the lender representative’s option.

For the six months ended June 30, 2014, we incurred losses from operations, have an accumulated deficit of approximately $12.5 million and net loss of approximately $4.9 million, and used cash in operations of approximately $2.0 million, which raises substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development and administrative activities.  Our cash on hand at June 30, 2014 and August 18, 2014 was approximately $2.8 million and $0.4 million (including restricted cash of $2.3 million and $50,000), respectively.  We project that our unrestricted cash balance of $0.4 million as of August 18, 2014, will continue to meet our working capital needs, general corporate purposes, and related obligations for the next 30 days.  We will require additional debt or equity financing to maintain operations.

Our sales cycle can exceed 24 months and we do not expect to generate sufficient revenue in the next twelve months to cover our operating and compliance costs. We will also need to raise additional debt or equity financing to fund new product development and execute on the commercialization of our product plans.  We cannot make any assurances that management's strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. Our inability to successfully implement our strategies or to complete any other financing may mean that we would have to significantly reduce costs and/or delay projects, which would adversely affect our business, customers and program development, and would adversely impact our ability to continue as a going concern.

We have not yet achieved profitable operations and have yet to establish an ongoing source of revenue to cover operating costs and meet our ongoing obligations. Our cash needs for the next twelve months are projected to be in excess of $10.5 million which includes the following:

●	Employee, occupancy and related costs: $3.4 million;

●	Professional fees and business development costs: $1.6 million;

●	Research and development programs: $3.5 million;

●	Legal compliance: $0.5 million; and

●	Working capital: $1.5 million.

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Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

We believe that inflation has not had a material effect on our operations to date.

DIRECTORS AND EXECUTIVE OFFICERS

Michael T. Levin, who served as our Secretary and Vice President of Legal and Regulatory Affairs since the Merger, resigned from all such positions as well as from his positions with Ener-Core Power, effective March 31, 2014.

Stephen L. Johnson, who served on our Board since the Merger, resigned from the Board and its compensation committee, effective May 26, 2014.

Kelly Anderson, who served as our Treasurer and Chief Financial Officer, resigned from her position effective August 19, 2014.

The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Positions Held
Alain J. Castro	44	Chief Executive Officer and Director
Boris A. Maslov, Ph.D.	54	President, Chief Operating Officer, and Chief Technology Officer
Domonic J. Carney	48	Chief Financial Officer, Secretary, Treasurer
Michael J. Hammons	44	Chairman of the Board of Directors
Christopher J. Brown, Ph.D.	38	Director
Jeffrey A. Horn	59	Director
Bennet P. Tchaikovsky	45	Director, Chairman of the Audit Committee

Biographical Information

Alain J. Castro became our Chief Executive Officer and a Director as of the closing of the Merger. He has also been the Chief Executive Officer and a Director of Ener-Core Power since May 14, 2013.  He founded International Energy Ventures Limited, a United Kingdom-based investor into clean tech companies and renewable energy projects, in May of 2003 and remains active with it.  Between February of 2008 and June of 2011, Mr. Castro served in various capacities (including president and a director) of the North and South America divisions of Akuo Energy, an international developer and operator of renewable energy projects.  Prior to his career in the renewable energy sector, he was a partner at Ernst & Young Consulting (in the Mercosur region of Latin America), an international advisory services firm.  Mr. Castro participated in the Sloan Executive Masters Program at the London Business School and received his B.S. in Industrial and Mechanical Engineering from the University of Texas.  We concluded that Mr. Castro’s experience with clean tech companies and renewable energy projects, as well as his previous executive-level experience, coupled with his position as our Chief Executive Officer, made his appointment as one of our Directors appropriate.

Boris A. Maslov, Ph.D., became our President, Chief Operating Officer, and Chief Technology Officer as of the closing of the Merger.  Commencing with the inception of Ener-Core Power until the closing of the Merger, he served as its President, Chief Operating Officer, and Chief Technology Officer, and served as its interim Chief Executive Officer from inception until May 14, 2013.  Previously, between January of 2011 and November of 2012 (the inception of Ener-Core Power), Dr. Maslov was Vice President of FlexEnergy.  Prior to that, between October of 2007 and January of 2011, he was Chief Executive Officer of Energy One Management LLC, a renewable energy project development company located in McLean, Virginia.  He received his Ph.D. in Electrical Engineering and his B.S. and M.S. in Electrical Engineering and Computer Science, all from the Moscow Institute of Physics and Technology.

Domonic J. Carney was appointed as the Company’s chief financial officer, effective on August 25, 2014. Until his appointment, Mr. Carney was an independent consultant providing finance, accounting and business strategy services. From March 30, 2012 to October 2012, Mr. Carney served as the chief financial officer for T3 Motion, Inc. (TTTM.PK), an electric vehicle technology company. From March 2005 to February 2012, Mr. Carney served as the chief financial officer for Composite Technology Corporation (CPTC.OB), a manufacturer of high efficiency carbon composite electric transmission conductors and renewable energy wind turbines. Mr. Carney has a Masters in Accounting from Northeastern University and a Bachelor’s Degree in Economics from Dartmouth College.

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Michael J. Hammons became Chairman of the Board as of the closing of the Merger.  Commencing with the inception of Ener-Core Power until the closing of the Merger, he served as its Chairman of the Board. From June 2009 to February 2014, Mr. Hammons was a partner at SAIL Venture Partners II, LLC, an investor in energy and water technology companies, which was the management company and general partner of SAIL Venture Partners II, LP.  From September of 2008 through March of 2009, he was the chief executive officer of Vigilistics, Inc., a Mission Viejo, California-based software company and, from August of 2007 to May of 2008, the chief executive officer of Nexiant, Inc., an Irvine, California-based a provider of proprietary technology solutions for the maintenance, repair, and operations inventory space.  Mr. Hammons received his B.S. in Industrial Engineering from California Polytechnic State University, San Luis Obispo, and his M.B.A. from Harvard Business School.  We concluded that Mr. Hammons’ experience as a partner SAIL Venture Partners II, LLC, with their investment portfolio, his management expertise in respect of companies similarly situated, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service as the Chairman of Ener-Core Power’s board prior to the closing of the Merger, made his appointment as one of our Directors appropriate.

Christopher J. Brown, Ph.D., became one of our directors as of the closing of the Merger.  Commencing with the inception of Ener-Core Power until the closing of the Merger, he served as one of its directors.  Since December of 2010, Dr. Brown has been a principal of SAIL Capital Partners, LLC.  From May through August of 2009, he was a business development consultant for Stion Corporation, a San Jose, California-based high-efficiency, low-cost thin film solar panel manufacturer and, from October 2005 through October 2008, the chief executive officer of Chromafix, a Raleigh, North Carolina-based cleantech textile dye manufacturing company.  Dr. Brown received his M.B.A. from Harvard Business School in 2010, his Ph.D. in physics from North Carolina State University in 2008, and his B.S. in physics from the College of Charleston in 1999.  We concluded that Dr. Brown’s experience as a principal in SAIL Capital Partners, LLC, with their investment portfolio, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service on Ener-Core Power’s board prior to the closing of the Merger, made his appointment as one of our Directors appropriate.

Jeffrey A. Horn became one of our directors on May 28, 2014.  Mr. Horn’s career spanned over 34 years at Caterpillar Inc., including most recently as Managing Director of Caterpillar Power Generation Systems in Houston beginning in January 2009, before retiring in January 2012.  Caterpillar Inc. is not related to or affiliated with the registrant.  Mr. Horn received his B.S. degree in Economics from the University of Wisconsin, Madison, in 1977.  The Board concluded that Mr. Horn’s background in the power equipment sector, coupled with his work experience in the mining industry which is a target market for the registrant’s products, made his appointment to the Board appropriate.

Bennet P. Tchaikovsky became one of our directors and chairman of our audit committee on November 25, 2013.  Since August 2014, Mr. Tchaikovsky is a full time Assistant Professor at Irvine Valley College where he teaches courses in financial and managerial accounting. From April 2010 through August 2013, Mr. Tchaikovsky served as the Chief Financial Officer of VLOV Inc., a China-based clothing designer and distributor that was also a U.S. publicly traded company.  From September 2009 to July 2011, Mr. Tchaikovsky served as Chief Financial Officer of China Jo-Jo Drugstores, Inc., a U.S. public company operating a chain of pharmacies in China, where he also served as a director from August 2011 through January 2013.   From May 2008 to April 2010, Mr. Tchaikovsky served as the Chief Financial Officer of Skystar Bio-Pharmaceutical Company, a U.S. public company that manufactures and distributes veterinary medicines and related products in China, which he performed on a part-time basis and assisted primarily with preparing its financial statements and other financial reporting obligations.  From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group, a U.S. public company and apparel manufacturer based in China, and served on the audit committee as chairman and on the compensation committee as a member.  From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc., which was a U.S. public company that manufactured coal fuel substitute in China, and served on the audit committee as chairman and on both the compensation and nominating committees as a member.  None of the foregoing companies is related to or affiliated with us.  Mr. Tchaikovsky is a licensed Certified Public Accountant and an active member of the California State Bar.  He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.  We concluded that Mr. Tchaikovsky’s experience with U.S. public companies, as well as his legal and accounting backgrounds, made his appointment as one of our Directors appropriate.

Our Board and Its Committees

Our Board is currently composed of five members, two of which, as discussed further under “Certain Relationships and Related Transactions; Director Independence” below, have been determined to be “independent” directors.  All members of our Board serve in this capacity until their terms expire or until their successors are duly elected and qualified.  Our Board is led by Michael Hammons, who has served as our chairman since 2009, and Alain Castro who has served as our chief executive officer since May 2013.  The two positions are not served by the same individual to avoid concentrating leadership in one person.

Our Board directs the management of the business and affairs of our Company as provided in our articles of incorporation and our by-laws, and the Nevada Revised Statutes.  Board members keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

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Our Board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective and is the correct form of leadership for us.  We have oversight of our operations by experienced directors, two of whom are also committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full Board and our management.

The Company does not currently consider diversity in identifying nominees for director. Due to the small size of the Company, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Our Board formally established separate audit, nominating and compensation committees by adopting their charters on November 25, 2013.

Audit Committee

Bennet Tchaikovsky is currently the sole member of the audit committee.  Our Board has determined, based on information that Mr. Tchaikovsky furnished and other available information, that he meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act, and has accordingly designated him as such as well as chairman of the committee.

The responsibilities of our audit committee include:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing our independent registered public accounting firm, determining its compensation and pre-approving its engagement for audit and non-audit services;

•	overseeing our independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with our independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters; and

•	reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting to our Board.

Compensation Committee

The compensation committee will oversee and, as appropriate, make recommendations to the Board regarding the annual salaries and other compensation of our executive officers and our employees, and other policies, and provide assistance and recommendations with respect to our compensation policies and practices. The compensation committee currently does not have any members.

Nominating Committee

The nominating committee will assist in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and assist in filling any vacancies on our Board, and consider any nomination of director candidates validly made by stockholders. The nominating committee currently does not have any members.

Other Information

There are no family relationships among our directors or among our executive officers.

Securities holders may send communications to our Board by writing to 9400 Toledo Way, Irvine, California 92618, attention: Board of Directors or any specific director.  Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or other directors.

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Executive Compensation

The following executive compensation disclosure reflects all compensation for the periods ended December 31, 2013 and 2012, received by our principal executive officer, principal financial officer, and most highly compensated executive officers.  We refer to these individuals in this report as “named executive officers.”

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Comp ($)	Non- qualified Deferred Comp Earnings ($)	All Other Comp ($)	Total ($)
Alain J. Castro	2013	136,410	—	—	469,161	—	—	—	605,571
Chief Executive Officer (3)	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Boris A. Maslov	2013	225,000	67,875	68,817	168,436	—	—	—	530,128
President, COO, and CTO (4)	2012	225,000	—	—	146,493	—	—	—	371,493

James M. Thorburn former interim Treasurer/Chief Financial Officer (5)	2013 2012	— n/a	— n/a	— n/a	— n/a	— n/a	— n/a	154,388 n/a	154,388 n/a

Kelly Anderson	2013	21,875	—	—	32,240	—	—	—	54,115
Treasurer/Chief Financial Officer (6)	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Michael T. Levin	2013	162,400	13,470	8,044	63,163	—	—	—	247,077
former VP Government Affairs (7)	2012	162,400	—	—	16,981	—	—	—	179,381

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31 2013 and 2012 with respect to the shares issued pursuant to the stock option agreement that are subject to company buy-back rights.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2013 and 2012 with respect to stock options granted, as determined pursuant to the accounting standards. See Note 9 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Mr. Castro became the Chief Executive Officer of Ener-Core Power under the terms of his employment agreement on April 25, 2013. His compensation is $200,000 per annum.

(4)	Dr. Maslov served in a variety of officer roles with Ener-Core Power subsequent to the spin-out from FlexEnergy and with FlexEnergy prior to the spin-out. Thus, his 2012 compensation includes compensation from FlexEnergy and Ener-Core Power, as relevant. Effective December 31, 2012, Dr. Maslov was granted options under Ener-Core Power’s 2012 Equity Incentive Plan for the purchase of up to 1,200,000 shares of its Series D Preferred Stock and 187,500 shares of its common stock, all of which he exercised in January 2013. The shares of Series D Preferred Stock were converted into 1,500,000 shares of Ener-Core Power common stock immediately prior to the Merger.

(5)	Mr. Thorburn was not affiliated with us or with Ener-Core Power during 2012. He became interim Treasurer/Chief Financial Officer of Ener-Core Power under the terms of his Consulting Agreement on May 8, 2013, and continued as our interim Treasurer/Chief Financial Officer after the Merger. His Consulting Agreement expired on November 11, 2013.

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(6)	Ms. Anderson became our Treasurer and Chief Financial Officer effective November 15, 2013, to replace Mr. Thorburn. Her compensation is $175,000 per annum per the terms of her employment agreement. On June 24, 2014, Ms. Anderson tendered her resignation from such positions, to be effective July 3, 2014. She will, however, continue as our Chief Financial Officer on an interim basis from July 3, 2014 until the earlier of September 1, 2014, or the filing of our quarterly report on Form 10-Q for the quarter ending June 30, 2014. See “Employment Agreements – Our Agreements with Ms. Anderson – Independent Consulting Agreement” below.

(7)	Mr. Levin has resigned effective March 31, 2014. Mr. Levin’s 2012 compensation includes compensation from FlexEnergy and Ener-Core Power, as relevant. Effective December 31, 2012, Mr. Levin was granted options under Ener-Core Power’s 2012 Equity Incentive Plan for the purchase of up to 50,000 shares of its Series D Preferred Stock and 135,333 shares of its common stock, all of which he exercised in January 2013. The shares of Series D Preferred Stock were converted into 62,500 shares of Ener-Core Power common stock immediately prior to the Merger.

Compensation Philosophy

Our basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Employment Agreements

We have entered into various employment and employment-related agreements with certain of our executive officers.  Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement.

Our Agreements with Mr. Castro and Dr. Maslov:

Mr. Castro is employed by us pursuant to his Executive Employment Agreement, dated April 25, 2013, with Ener-Core Power, which agreement was assumed by us as of the closing of the Merger.  Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms as of April 25 of each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term.  We will pay Mr. Castro a base salary of $200,000 per year that may be increased but not decreased by our Board in its sole discretion.  Mr. Castro is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our Board may adopt in its sole discretion and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the Board from time to time.

Dr. Maslov is employed by us pursuant to his Amended and Restated Executive Employment Agreement, dated December 31, 2012, with Ener-Core Power, which agreement was assumed by us as of the closing of the Merger.  Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms as of December 31 of each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term.  We will pay Dr. Maslov a base salary of $225,000 per year that may be increased but not decreased by our Board in its sole discretion.  Dr. Maslov is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our Board may adopt in its sole discretion and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the Board from time to time.

The termination provisions for Mr. Castro’s or Dr. Maslov’s employment are substantially similar and are set forth below.  If we terminate Mr. Castro or Dr. Maslov’s services for cause (whether during or at the end of an employment year), then we are obligated to pay him the sum of (i) his salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation and PTO time, and (iii) any unreimbursed expenses.  “Cause” means his (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property of the Company, (D) his conviction (including any plea of guilty or nolo contendere) of a felony or crime that involves moral turpitude, (E) his willful and continued failure to comply with our reasonable written directives after his receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits of which we are entitled.

If we terminate Mr. Castro or Dr. Maslov’s services upon his death or disability, then we are obligated to pay him or his estate (i) the same economic benefits as if his services were terminated for cause and (ii) upon a determination by our Board in its sole discretion, he or his estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on his performance through the date of termination, and/or (C) severance payments.  “Disability” means his inability to perform one or more of the essential functions of his job due to his physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

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If we terminate Mr. Castro or Dr. Maslov’s services for any other reason, then we are obligated to pay him (i) the same economic benefits as if his services were terminated for cause and (ii) monthly cash severance payments at his then-salary rate during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business.  Further, if, during the six-month period immediately preceding or following a change of control, we terminate his employment without Cause, then all of his then-unvested outstanding options shall immediately vest.  “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of February 1, 2012, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires voting securities of the Company and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

Mr. Castro or Dr. Maslov may terminate his employment relationship with us at any time and for any reason.  If he does so, he has agreed to make himself available to us during the 30-day period following his termination, without any compensation, (i) to facilitate an efficient transition of his job-related responsibilities and duties and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

Amendments to Employment Agreements with Mr. Castro and Dr. Maslov:

On May 23, 2014, we entered into an Amendment to Executive Employment Agreement (the “Amendment”) with each of Mr. Castro and Dr. Maslov.  The Amendment modifies the terms of their respective employment agreements with us, and were entered into in connection with their participation in our voluntary wage reduction plan.  Under such plan, we agreed to issue each participant an option to purchase up to 15 shares of our common stock under the Plan in exchange for each $1.00 that such participant voluntarily forewent under the wage reduction plan.

Pursuant to the Amendment:

•	Mr. Castro’s annual base salary was adjusted to $120,000 from May 1, 2014 to July 31, 2014, and was readjusted to $200,000 thereafter; and

•	Mr. Maslov’s annual base salary was adjusted to $180,000 from May 9, 2014 to June 15, 2014, and was readjusted to $225,000 thereafter.

In connection with the Amendment, we entered into a stock option agreement (the “Option Agreement”) with each officer.  Pursuant to the Option Agreement, we granted:

•	Mr. Castro a six year option to purchase up to 323,000 shares of our common stock under the Plan at $0.48 per share commencing May 13, 2014, which option became immediately exercisable upon issuance; and

•	Dr. Maslov a six year option to purchase up to 75,700 shares of our common stock under the Plan at $0.48 per share commencing May 13, 2014, which option became immediately exercisable upon issuance.

Our Agreements with Mr. Carney:

Offer Letter and Executive Employment Agreement:

On August 19, 2014, Mr. Carney accepted an offer letter from the Company dated August 19, 2014, which provides for an annual base salary of $180,000 and an option under the Plan to purchase 1,500,000 shares of the Company’s common stock at an exercise price equal to the per share closing price on August 19, 2014, being the fair market value on such date.

In addition to the offer letter, the Company and Mr. Carney entered into an executive employment agreement dated as of August 19, 2014, which, in addition to his annual compensation as described in the offer letter, provides for his eligibility to annual bonus and other annual incentive compensation that the Board may adopt, as well as benefits that the Company makes available to other employees. The Company will also reimburse Mr. Carney for reasonable expenses that he incurs in performing his duties.

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The Company may terminate Mr. Carney’s employment for cause upon written notice if at any time he: (a) engages in willful dishonesty or fraud with respect to the business affairs of the Company; (b) willfully falsifies any employment or registrant’s records; (c) misappropriates or intentionally damaged the business or property of the Company, including confidential or proprietary information; (d) is convicted of a felony or crime that involves moral turpitude (including any plea of guilty or nolo contendere); (e) willfully and continuously fails to comply with reasonable written directives of the Company after written notice thereof and a reasonable opportunity to cure (as described below); or (f) misappropriates any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled. Upon termination for cause, Mr. Carney shall be entitled to his accrued but unpaid base salary, bonuses, benefits and expense reimbursement through his termination date (collectively the “accrued obligations”).

If at any time the Company terminates or does not renew his employment without cause, or if Mr. Carney terminates his employment during the six months before or after a change in control of the Company as a result of a material reduction in his duties, responsibilities or compensation, Mr. Carney shall, in addition to the accrued obligations, be entitled to monthly cash severance payment at his base salary rate (less standard withholdings and deductions) and continuing health insurance coverage for up to six months or until he obtains new employment or competes against the Company’s business, whichever occurs sooner; provided, that if the termination occurs during the six months before or after a change in control of the Company, then all of Mr. Carney’s unvested option shall also immediately vest.

On the other hand, Mr. Carney may terminate his employment at any time by written notice to the Board; provided that: (a) his resignation will become effective on the earlier of 90 days after his notice or a date that the Company specifies; and (b) he will be available for 30 days following his effective resignation date to facilitate and cooperate with transition.

The executive employment agreement also contains restrictive covenants prohibiting: (a) competition with the Company during his employment and for a period of up to 12 months after termination (including contact with or solicitation of the customers, employees or suppliers of the Company), (b) disparagement of the Company or its affiliates, and (c) the use or disclosure of confidential business information during or at any time after termination of his employment.

Through the executive employment agreement, Mr. Carney also assigns to the Company any intellectual property that he may develop during his employment.

Stock Option Agreement:

In connection with the option granted under the executive employment agreement, the Company and Mr. Carney entered into a stock option agreement dated as of August 19, 2014. The agreement provides for the option to vest as follows: (i) 1/8 of the total number of shares after six months from the grant date, (ii) another 1/8 of the total number of shares after twelve months from the grant date, and (ii) 1/48 of the total number of shares each month thereafter.

Outstanding Equity Awards

The following disclosure reflects all outstanding equity awards at the end of our 2013 fiscal year for each named executive officer, who served in such capacity as of December 31, 2013.

Option Awards (1)						Stock Awards	All Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Weighted Average Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Value of Shares or Units of Stock That Have Not Vested ($)(3)
Alain Castro	444,444	1,705,556	—	1.13	May 8, 2018	—	1,085,424
Boris Maslov	—	800,000	—	1.30	August 23, 2020	975,000	629,261
Kelly Anderson	—	—	1,000,000	1.53	November 15, 2020	—	1,081,212
Michael Levin	—	300,000	—	1.30	August 23, 2020	114,306	214,127

(1)	The shares are on an as-converted into common stock basis.

(2)	The shares represent the shares issued pursuant to the stock option agreement that are subject to our buy-back rights.

(3)	Represents the remaining dollar amount to be recognized for financial statement reporting purposes with respect to all option awards and stock awards.

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Director Compensation and Agreements

The following table provides compensation information for our directors during the fiscal year ended December 31, 2013:

Director Compensation Table
Name	Fiscal Year ended	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alain J. Castro (1)	2013	-	-0-	-0-	-0-	-0-	-0-	-0-
Michael J. Hammons	2013	-	-	-	-	-	-	-
Chris Brown	2013	-	-	-	-	-	-	-
Stephen L. Johnson (3)	2013	-	-	54,115	-	-	-	54,115
Bennet P. Tchaikovsky	2013	-	-	6,245	-	-	-	6,245

(1)	Compensation is reflected in the Summary Compensation Table on page 51 above.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2013 and 2012 with respect to stock options granted, as determined pursuant to the accounting standards. See Note 11 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Resigned on May 26, 2014.

Other than with Dr. Johnson (who resigned on May 26, 2014) and Messrs. Tchaikovsky and Horn, we do not have written agreements with our other directors for their services on our Board.

Our Agreement with Dr. Johnson:

In April 2013, Ener-Core Power entered into a letter agreement with Dr. Johnson to serve on its board, commencing May 1, 2013.  The agreement provides as compensation and subject to the approval of the board, a grant to Dr. Johnson of an option to purchase up to 250,000 shares of Ener-Core Power’s common stock at an exercise price equal to the per share fair market value on the date that the board of directors approve the grant.  One-fourth of the option vests 12 months from May 1, 2013, with the balance to vest in 48 monthly installments thereafter.  In addition, the agreement provides for reimbursement of all reasonable travel expenses in connection with attending board meetings.  The agreement also provides for indemnity of Dr. Johnson.

Dr. Johnson joined our Board at the closing of the Merger, and we assumed his letter agreement with Ener-Core Power accordingly.  In connection therewith, and pursuant to the letter agreement, we entered into a stock option agreement with Dr. Johnson on July 3, 2013, granting him an option to purchase up to 250,000 shares of our common stock under the Plan.

On May 26, 2014, Dr. Johnson resigned as a Director but will serve the Company in an advisory capacity.

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Our Agreement with Mr. Tchaikovsky:

On November 22, 2013, Mr. Tchaikovsky accepted his appointment to our Board and as chairman of our audit committee pursuant to our offer letter dated November 10, 2013, which provides for an option under the Plan to purchase 250,000 shares of our common stock at an exercise price equal to the per share closing price on November 25, 2013, being the fair market value on such date.  In addition, we agreed to reimburse Mr. Tchaikovsky for reasonable travel expenses incurred to attend Board meetings, and to indemnify him in his capacity as a director.  The offer letter also contemplates an annual director’s fee of $40,000 commencing sometime next year, subject to review by the Compensation Committee and approval by the Board and stockholders as appropriate.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Tchaikovsky dated as of November 25, 2013.  The agreement provides for the option to vest as follows: (i) 1/4 of the total number of shares after twelve months from the grant date, and (ii) 1/48 of the total number of shares each month thereafter.

Our Agreement with Mr. Horn:

On May 28, 2014, Mr. Horn accepted his appointment to our Board pursuant to our offer letter dated May 19, 2014, which provides for an option under the Plan to purchase 300,000 shares of our common stock at an exercise price equal to the per share closing price on May 28, 2014, being the fair market value on such date.  In addition, we agreed to reimburse Mr. Horn for reasonable travel expenses incurred to attend Board meetings, and to indemnify him in his capacity as a director.  Mr. Horn is also entitled to an annual director’s fee of $40,000.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Horn dated as of May 28, 2014. The agreement provides for 1/36 of the total number of shares to vest each month commencing from the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	8.9 million	$1.289	5.1 million
Equity compensation plans not approved by security holders	0.6 million	$0.80	—
Total	9.5 million	$1.289	5.1 million

Our 2013 Equity Award Incentive Plan (the “Plan”) was adopted by our Board and approved by our stockholders in June 2013.  The Plan provides for the granting to employees of incentive stock options and for the granting to any individual selected by our Board of non-qualified stock options or stock purchase rights.  The Plan authorizes 14,000,000 shares of our common stock to be issued.  Our Board administers the Plan.

On the date of the grant, the exercise price of incentive stock options must equal at least 100% of the fair market value, or 110% of the fair market value with respect to optionees who own more than 10% of the total combined voting power of all classes of stock.  On the date of the grant, the exercise price of non-qualified stock options must equal at least 100% of the fair market value.  The fair market value is (i) the closing price of our common stock on the last market trading day prior to the grant of the award, if our common stock is listed on an established stock exchange, (ii) the arithmetic mean of our high bid and low asked stock prices on the last market trading day prior to the grant of the award, if our common stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, or (iii) if our common stock is not publicly traded or quoted, by our Board in good faith and consistent with the definition of fair market value under the regulations promulgated under Section 409A of the Internal Revenue Code of 1986.

Options generally must be exercised during the optionee’s continuing status as an employee or within three months after the optionee’s termination of employment.  If an optionee’s employment is terminated because the optionee becomes disabled, the options may be exercised within one year after the optionee’s termination.  If an optionee dies while under our employ or within three months after termination of employment, the optionee’s legatees or personal representatives may exercise the options for a period of up to one year after the optionee’s death, but not after ten years from the grant of the option.

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Stock purchase rights granted under the Plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options.  Our Board determines the price of stock purchase rights.  Unless otherwise determined by our Board, the relevant restricted stock purchase agreement shall also grant to us a right of repurchase.

Awards granted under the Plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by our Board.

Under certain circumstances in connection with a merger or other extraordinary corporate transaction, accelerated vesting of such awards may occur, all as set forth in the Plan.  Our Board may amend, alter, suspend, or terminate the Plan at any time.  We may not alter the rights and obligations under any award granted before amendment of the Plan without the consent of the affected participant.  Unless terminated sooner, the Plan will terminate automatically in July of 2023.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of October 15, 2014 by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) our executive officers named in the summary compensation table, and (iv) all such directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 15, 2014.  We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner / Management and Address (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock Beneficially Owned (2)
Alain J. Castro (3)	1,283,412	1.13%
Boris A. Maslov (4)	1,996,530	1.76%
Domonic Carney (5)	333,340	*
Michael J. Hammons (6)	17,339,145	15.25%
Christopher J. Brown (7)	146,667	*
Jeffrey A. Horn (8)	108,332	*
Bennet P. Tchaikovsky (9)	72,912	*
All directors and executive officers as a group (7 persons)	20,881,638	18.37%

Five Percent Beneficial Owners:
SAIL Exit Partners, LLC (10)	30,300,170	26.65%
SAIL Pre-Exit Acceleration Fund, LP (11)	261,584	*

* Less than 1%

(1)	Unless otherwise noted, the business address for the person is 9400 Toledo Way, Irvine, California 92618.

(2)	The applicable percentage ownership is based on 113,683,362 shares of common stock outstanding as of October 15, 2014. The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant, or right.

(3)	Consists of 950,079 shares of common stock underlying options that are exercisable within 60 days of October 15, 2014 and the 333,333 shares of common stock issued in connection to the September 2014 Private Placement. Does not include 1,522,921 shares of common stock underlying options that are not exercisable within 60 days of October 15, 2014. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company.

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(4)	Consists of shares subject to our repurchase right. 1,162,500 of such shares vested as of October 15, 2014, such that our repurchase rights have lapsed. In respect of the other 525,000 shares, 33,334 shares are vested and released from our repurchase right on a monthly basis. Also consists of 309,030 shares of common stock underlying options that are exercisable within 60 days of October 15, 2014. Does not include 566,670 shares of common stock underlying options that are not exercisable within 60 days of October 15, 2014. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company.

(5)	Consists of 200,000 shares of common stock issued to Charles Schwab & Co. Inc. FBO Domonic Carney IRA and 133,340 shares issued to Charles Schwab & Co. Inc. FBO Domonic Carney Roth IRA, and which shares are controlled by Mr. Carney and, as such, holds voting and investing power with respect to such shares. These shares were issued in connection to the September 2014 Private Placement. Does not include 1,500,000 shares of common stock underlying options that are not exercisable within 60 days of October 15, 2014. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company.

(6)	Consists of the 66,667 shares issued in connection to the September 2014 Private Placement and 17,272,478 shares for which Mr. Hammons may be deemed to have beneficial ownership because he has a carried interest in such shares as a partner in SAIL Exit Partners, LLC. Mr. Hammons disclaims beneficial ownership in the shares owned by SAIL Exit Partners, LLC except to the extent of his pecuniary interests therein. Mr. Hammons’ business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(7)	Consists of 66,667 shares of common stock issued to Mr. Brown as an individual and 80,000 shares issued to Christopher J. Brown Contributing IRA, issued in connection with the September 2014 Private Placement and which shares are controlled by Mr. Brown and as such holds voting and investing power with respect to such shares. Dr. Brown’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(8)	Consists of the 66,667 shares issued to Mr. Horn in connection to the September 2014 Private Placement. Also consists of 41,665 shares of common stock underlying options that are exercisable within 60 days of October 15, 2014. Does not include 258,335 shares of common stock underlying options that are not exercisable within 60 days of October 15, 2014. These stock options were granted to Mr. Horn on May 28, 2014. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company. Mr. Horn’s business address is 703 Hollybriar Lane, Naples, Florida 34108.

(9)	Consists of 72,912 shares of common stock underlying options that are exercisable within 60 days of October 15, 2014. Does not include 177,088 shares of common stock underlying options that are not exercisable within 60 days of October 15, 2014. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company. Mr. Tchaikovsky’s business address is 6571 Morningside Drive, Huntington Beach, California 92648.

(10)	SAIL Capital Partners, LLC is the general partner and management company of SAIL Pre-Exit Acceleration Fund, LP. F. Henry Habicht II and Walter L. Schindler are the managing partners of SAIL Capital Partners, LLC. As such, SAIL Capital Partners, LLC, Mr. Habicht and Mr. Schindler are deemed to have shared voting and investment power in respect of the shares of common stock owned of record or beneficially SAIL Pre-Exit Acceleration Fund, LP. SAIL Capital Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(11)	F. Henry Habicht II and Walter L. Schindler are the managers of SAIL Exit Partners, LLC. As such, Mr. Habicht and Mr. Schindler are deemed to have shared voting and investment power in respect of the shares of common stock owned of record or beneficially SAIL Exit Partners, LLC. SAIL Exit Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; DIRECTOR INDEPENDENCE

As disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Party Transactions” above, we have been parties to a series of debt and equity transactions with, among other then-related, and now currently related parties.  Commencing with the spin-off, our major stockholder group has been SAIL Exit Partners, LLC and SAIL Pre-Exit Acceleration Fund, LP, as described in “Security Ownership of Certain Beneficial Owners and Management” above.  A description of those transactions is set forth in Note 13 to our audited consolidated financial statements elsewhere in this prospectus.  Mr. Hammons has a carried interest as a partner in SAIL Exit Partners, LLC and Mr. Brown is a principal of SAIL Capital Partners, LLC, the general partner and management company of SAIL Pre-Exit Acceleration Fund, LP.

The following officers and directors of the Company participated in the September 2014 Private Placement (the “Affiliated Investors”) and purchased the number of shares listed adjacent to their name. The Affiliated Investors have waived their right to register their shares under the Registration Rights Agreement in connection with this offering.

Name of Stockholder	Position with Company	Number of Shares Purchased in September 2014 Private Placement
Alain J. Castro	Director and Chief Executive Officer	333,333
Domonic Carney (1)	Treasurer and Chief Financial Officer	333,340
Michael J. Hammons	Director	66,667
Christopher J. Brown (2)	Director	146,667
Jeffrey A. Horn	Director	66,667

(1)	Consists of 200,000 shares of common stock issued to Charles Schwab & Co. Inc. FBO Domonic Carney IRA and 133,340 shares issued to Charles Schwab & Co. Inc. FBO Domonic Carney Roth IRA, and which shares are controlled by Mr. Carney and as such holds voting and investing power with respect to such shares.

(2)	Consists of 66,667 shares of common stock issued to Mr. Brown as an individual and 80,000 shares issued to Christopher J. Brown Contributing IRA, which shares are controlled by Mr. Brown and as such holds voting and investing power with respect to such shares.

Based upon information submitted by Dr. Horn and Mr. Tchaikovsky, our Board has determined that each of them is “independent” under Rule 5605(a)(2) of NASDAQ Listing Rules, even though such definition does not currently apply to us because we are not listed on NASDAQ.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, of which 113,683,362 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which is outstanding.

Under our Amended and Restated Articles of Incorporation, the shares of our common stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

Our common stock is the only class of voting securities issued and outstanding.  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of our common stock do not have cumulative voting rights.

Holders of our common stock are entitled to dividends when and if declared by our Board from legally available funds.  We have never declared a dividend and do not intend to do so in the foreseeable future.  Holders of our common stock are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

September 2014 Private Placement

On September 22, 2014 (the “Closing”) we consummated a financing transaction for the sale of an aggregate of 26,666,658 shares of the Company’s common stock, par value $0.0001 per share, with gross proceeds of approximately $4 million to us.  At the Closing, we received net cash proceeds of approximately $3,923,000, after deducting our placement agents’ fees of $73,000.  Our other offering expenses, other than our placement agent’s fee, are approximately $25,000, which expenses were paid out of the proceeds at the Closing.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on September 19, 2014. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

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Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement dated September 18, 2014, we agreed to sell and issue to the certain accredited investors an aggregate 26,666,658 shares of the Company’s common stock at a purchase price of $0.15 per share and for an aggregate purchase price of approximately $4 million.

The Securities Purchase Agreement includes customary representations and warranties by each party thereto.  In addition, the Company agreed:

•	To use proceeds from the sales of the shares for general working capital;

•	To reimburse the lead investor for costs and expenses relating to the transactions contemplated under the Securities Purchase Agreement, but in no event will the fees of lead investor’s counsel reimbursed by the Company for this transaction exceed $25,000 without the Company’s prior approval; and

•	Without the prior written approval of the holders of at least a majority of the shares issued (which shall include the lead investor so long as the lead investor and/or any of its affiliates hold, in the aggregate, at least 1,000,000 shares of the Company’s common stock), the Company agreed not to, directly or indirectly (i) cause any resale registration statement or any amendment or supplement thereto to be declared effective by SEC, or (ii) grant any registration rights to any person or entity that requires the Company to cause any resale registration statement to be declared effective by the SEC prior to the time that all of the securities that are registrable under the Registration Rights Agreement may be re-sold pursuant to an effective registration statement, other than pursuant to the Registration Rights Agreement.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the SEC to register the September 2014 Registrable Securities issued pursuant to the terms of the Securities Purchase Agreement.

The Company agreed to file the registration statement covering the September 2014 Registrable Securities within 30 days of the Closing Date and to have such registration statement declared effective the earlier of either: (a) within 90 days of the Closing Date (or 120 days if the registration statement is subject to a full review by the SEC), or (b) on the fifth business day after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or will not be subject to further review.

The Company is required to maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the September 2014 Investors may sell all of their September 2014 Registrable Securities covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) or (ii) the date on which the September 2014 Investors shall have sold all of their September 2014 Registrable Securities covered by such registration statement.

If the registration statement is not timely filed or declared effective, the Company will be subject to liquidated damages of 2% of the September 2014 Investors’ aggregate purchase price on the date of the Company’s failure to comply with certain of its registration requirements and monthly thereafter until such failure is cured, up to 10%, and pro-rated for partial periods.

Other Information

Each selling shareholder has advised us that it may enter into short sales in the ordinary course of its business of investing and trading securities.  Except for the Company officers and directors described as Affiliated Investors above in the Certain Relationships and Related Transactions; Director Independence” and the April 2014 Holders listed in the Selling Stockholder List who also invested in the September 2014 Private Placement, we have not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling shareholder has a contractual relationship regarding the September 2014 Private Placement (or any predecessors of those persons).

We believe that the available funds at June 30, 2014, the net proceeds from the share issuance from the September 2014 Private Placement and internally generated funds from products sales will provide sufficient financial resources to fund our operations, working capital, and capital expenditures through the second quarter of 2015.

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Subsequent sources of outside funding will be required to fund our working capital, capital expenditures and rate operations beyond the fourth quarter of 2014. No assurances can be given that we will be successful in complying with certain of the terms and conditions in the issuance of the Notes or in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on our financial position and results of operations.

The Placement Agent Warrants

In October 2014, the Company issued four warrants for the purchase of up to an aggregate of 1,325,000 shares of the Company’s common stock to its placement agents as additional compensation for their services in connection with the September 2014 Private Placement. Such warrants have an exercise price of $0.50 per share and are exercisable for four years after their date of issuance. The warrants have cashless exercise provisions in the event that the underlying shares are not registered for resale. The warrants do not have registration rights.

2013 Equity Incentive Plan

Our Plan was adopted by our Board and approved by our stockholders in June 2013. The Plan provides for the granting to employees of incentive stock options and for the granting to any individual selected by our Board of non-qualified stock options or stock purchase rights.  The Plan authorizes 14,000,000 shares of our common stock to be issued.  Our Board administers the Plan.  As of the date of this prospectus, 12,049,410 stock options had been granted under the Plan.

On the date of the grant, the exercise price of incentive stock options must equal at least 100% of the fair market value, or 110% of the fair market value with respect to optionees who own more than 10% of the total combined voting power of all classes of stock.  On the date of the grant, the exercise price of non-qualified stock options must equal at least 100% of the fair market value.  The fair market value is (i) the closing price of our common stock on the last market trading day prior to the grant of the award, if our common stock is listed on an established stock exchange, (ii) the arithmetic mean of our high bid and low asked stock prices on the last market trading day prior to the grant of the award, if our common stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, or (iii) if our common stock is not publicly traded or quoted, by our Board in good faith and consistent with the definition of fair market value under the regulations promulgated under Section 409A of the Internal Revenue Code of 1986.

Options generally must be exercised during the optionee’s continuing status as an employee or within three months after the optionee’s termination of employment.  If an optionee’s employment is terminated because the optionee becomes disabled, the options may be exercised within one year after the optionee’s termination.  If an optionee dies while under our employ or within three months after termination of employment, the optionee’s legatees or personal representatives may exercise the options for a period of up to one year after the optionee’s death, but not after ten years from the grant of the option.

Stock purchase rights granted under the Plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options.  Our Board determines the price of stock purchase rights.  Unless otherwise determined by our Board, the relevant restricted stock purchase agreement shall also grant to us a right of repurchase.

Awards granted under the Plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by our Board.

Under certain circumstances in connection with a merger or other extraordinary corporate transaction, accelerated vesting of such awards may occur, all as set forth in the Plan.  Our Board may amend, alter, suspend, or terminate the Plan at any time.  We may not alter the rights and obligations under any award granted before amendment of the Plan without the consent of the affected participant.  Unless terminated sooner, the Plan will terminate automatically in July of 2023.

Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Although our common stock has been eligible for quotation since December 22, 2011, we do not believe that there was an established trading market for our common stock until quotations commenced on the OTC Markets Group, Inc.’s OTCQB tier and on the OTC Bulletin Board in the first quarter of 2013.  Initially, our symbol was “ITTC” until May 16, 2013, at which time our symbol was changed to “ENCR.”  The following table sets forth the high and low closing bid prices for our common stock for the periods indicated, as reported by OTC Markets Group, Inc. and OTC Bulletin Board.  Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.  Our common stock was split on a 30-for-1 basis, effective May 6, 2013.

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	Closing Bid
	High ($)	Low ($)
Year ended December 31, 2013
First Quarter	.50	.50
Second Quarter (through May 6, 2013)	1.50	.50
Second Quarter (May 7, 2013, through June 28, 2013)	.75	.15
Third Quarter	1.55	1.00
Fourth Quarter	2.37	1.15

Year ending December 31, 2014
First Quarter	1.52	0.65
Second Quarter	0.73	0.28

As of October 15, 2014, there were approximately 114 holders of record of our common stock according to the records of our transfer agent.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we currently expect to retain any earnings to finance the operation and expansion of our business.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Amended and Restated Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “Registration Statement”) under the Securities Act, for the registration under the Securities Act of the shares of common stock offered hereby.  This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock.  Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

9400 Toledo Way

Irvine, California 92618

(949) 616-3300

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FINANCIAL STATEMENTS

Index to the Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013	F-1

Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2014 and 2013	F-2

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months and Six Months Ended June 30, 2014 and 2013	F-3 - F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5 - F-21

Report of Independent Registered Public Accounting Firm	F-22

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-23

Consolidated Statements of Operations for the Year Ended December 31, 2013 (Successor), the Period of November 12, 2012 through December 31, 2012 (Successor) and the period of January 1, 2012 through November 11, 2012 (Predecessor)	F-24

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2013 (Successor), the Period of November 12, 2012 through December 31, 2012 (Successor) and the period of January 1, 2012 through November 11, 2012 (Predecessor)	F-25

Consolidated Statements of Cash Flows for the Year Ended December 31, 2013 (Successor), the Period of November 12, 2012 through December 31, 2012 (Successor) and the period of January 1, 2012 through November 11, 2012 (Predecessor)	F-26 - F-27

Notes to Consolidated Financial Statements	F-28 - F-42

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Ener-Core, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$446,000	$1,201,000
Accounts receivable	157,000	16,000
Restricted cash	2,338,000	50,000
Costs in excess of billings on uncompleted contracts	-	801,000
Inventory	29,000	29,000
Prepaid expenses and other current assets	100,000	46,000
Total current assets	3,070,000	2,143,000
Property and equipment, net	690,000	764,000
Intangibles, net	37,000	41,000
Deposits	28,000	28,000
Total assets	$3,825,000	$2,976,000
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	414,000	419,000
Accrued expenses	391,000	266,000
Unearned revenue	46,000	701,000
Warranty liability	22,000	-
Provision for contract loss	15,000	100,000
Convertible secured notes payable, net of discounts – short term	738,000	-
Capital leases payable – short term	18,000	8,000
Total current liabilities	1,644,000	1,494,000
Long term liabilities:
Other	27,000	6,000
Derivative liabilities	1,948,000	-
Capital lease payable – long term	42,000	29,000
Convertible secured notes payable, net of discounts - long term	1,141,000	-
Total liabilities	4,802,000	1,529,000
Commitments and contingencies (Note 14)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value. Authorized 50,000,000 shares; no shares issued and outstanding at June 30, 2014 and December 31, 2013	-	-
Common stock, $0.0001 par value. Authorized 200,000,000 shares; 72,462,000 and 72,554,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	7,000	7,000
Additional paid-in capital	11,468,000	8,945,000
Accumulated deficit	(12,452,000)	(7,505,000)
Total stockholders’ (deficit) equity	(977,000)	1,447,000
Total liabilities and stockholders’ (deficit) equity	$3,825,000	$2,976,000

See accompanying notes to condensed consolidated financial statements.

F-1

Ener-Core, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Revenues	$810,000	$3,000	$810,000	$7,000
Revenues – related party	-	9,000	-	9,000
Total revenues	810,000	12,000	810,000	16,000
Cost of good sold:
Cost of goods sold	803,000	2,000	803,000	6,000
Cost of goods sold – related party	-	6,000	-	6,000
Total costs of goods sold	803,000	8,000	803,000	12,000
Gross Profit	7,000	4,000	7,000	4,000

Operating expenses:
Selling, general, and administrative	1,607,000	1,440,000	2,791,000	1,947,000
Research and development	953,000	394,000	1,745,000	670,000
Total operating expenses	2,560,000	1,834,000	4,536,000	2,617,000
Operating loss	(2,553,000)	(1,830,000)	(4,529,000)	(2,613,000)

Other income (expenses):
Interest expense	(5,000)	-	(7,000)	-
Amortization of debt discount	(540,000)		(540,000)
Interest expense – related party	-	-	-	(10,000)
Gain on derivative liabilities	130,000	-	130,000	-
Total other income (expenses), net	(415,000)	-	(417,000)	(10,000)
Loss before provision for income taxes	(2,968,000)	(1,830,000)	(4,946,000)	(2,623,000)
Provision for income taxes	-	-	1,000	-
Net loss	(2,968,000)	(1,830,000)	$(4,947,000)	$(2,623,000)

Loss per share – basic and diluted	(0.04)	(0.03)	$(0.07)	$(0.04)
Weighted average common shares – basic and diluted	72,462,000	65,450,000	72,508,000	64,257,000

See accompanying notes to condensed consolidated financial statements.

F-2

Ener-Core, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows used in operating activities:
Net loss	$(4,947,000)	$(2,623,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	120,000	105,000
Amortization of debt discount	540,000	-
Fair value of derivative liability	(130,000)	-
Stock-based compensation	2,369,000	45,000
Changes in assets and liabilities:
Accounts and other receivables	(141,000)	-
Payments on contract loss	(63,000)	-
Prepaid expenses and other current assets	(54,000)	(68,000)
Deferred revenue	(655,000)	-
Accounts payable	(5,000)	691,000
Accrued expenses	(61,000)	500,000
Other liabilities	21,000
Costs in excess of billings of uncompleted contracts	801,000	-
Net cash used in operating activities	(2,205,000)	(1,350,000)
Cash flows used in investing activities:
Restricted cash	(2,288,000)	-
Purchases of property and equipment	(13,000)	(3,000)
Net cash used in investing activities	(2,301,000)	(3,000)
Cash flows from financing activities:
Proceeds from issuance of common stock	-	728,000
Advance from related party	-	184,000
Proceeds from related party notes payable and advance	-	560,000
Proceeds from note payable	3,757,000	-
Proceeds from exercise of stock options	-	3,000
Repayment of capital leases payable	(6,000)	-
Net cash provided by financing activities	3,751,000	1,475,000
Net increase (decrease) in cash and cash equivalents	(755,000)	122,000
Cash and cash equivalents at beginning of period	1,201,000	93,000
Cash and cash equivalents at end of period	$446,000	$216,000

See accompanying notes to condensed consolidated financial statements.

F-3

Ener-Core, Inc. (Successor)

Condensed Consolidated Statements of Cash Flows (continued)

(unaudited)

	Six Months Ended June 30,
	2014	2013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$1,000	$-
Interest	$4,000	$-
Supplemental disclosure of non-cash activities:
Conversion of accounts payable into common stock	$-	$227,000
Conversion of advances from related party into common stock	$-	$184,000
Conversion of notes payable into common stock	$-	$260,000
Capital leases for purchase of equipment	$29,000	$-
Debt discount and derivative liabilities recorded upon issuance of warrants and convertible secured notes	$2,078,000	$-
Original issue discount of convertible secured note issued	$572,000	$-
Debt discount and accrued broker fees upon issuance of convertible secured note	$186,000
Debt discount for warrants issued for broker fee in convertible secured note	$154,000	$-
Warranty liability recorded for product commissioned	$22,000	$-

See accompanying notes to condensed consolidated financial statements.

F-4

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1 -  Description of Business

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc.  As further described under “Reverse Merger” below, on July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation (“Ener-Core Power” or “Successor”).  The shareholders of Ener-Core Power are now our majority shareholders and its management is now our management.  Therefore the acquisition is treated as a “reverse merger” and our financial statements are those of Ener-Core Power.  All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred November 12, 2012.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub would merge with and into Ener-Core Power, with Ener-Core Power as the surviving entity (the “Merger”). Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement.  In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock.  All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy” or “Parent”), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Ener-Core Power was spun-off from FlexEnergy as a separate corporation.  As a part of that transaction, Ener-Core Power received all assets (including intellectual property) and certain liabilities pertaining to the Gradual Oxidizer business (Predecessor), the business carved out of Parent.  The owners of Predecessor did not distribute ownership of Successor entity pro rata.  The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power completed the Merger with us.  The Merger was accounted for as a “reverse merger” and recapitalization. As part of the Merger, the pre-Merger public shell company shareholders cancelled 120,520,000 of common stock which were then outstanding.  This cancellation has been retroactively accounted for as of the inception of Ener-Core Power on November 12, 2012. Accordingly, Ener-Core Power was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power and are recorded at the historical cost basis of Ener-Core Power.  Our assets, liabilities and results of operations were de minimis at the time of the Merger.

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Gradual Oxidization” or “Gradual Oxidizer.”  Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change.  The Gradual Oxidizer integrates with a gas turbine and generator to create a power station.

 Our product, the FP250, is a complete system consisting of our designed and patented gradual oxidizer, integrated with a gas turbine and generator.  The FP250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content.  The FP250 has applications in landfill, oil production, coal mining, and other operations, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

We are currently developing our second commercial product, the Ener-Core Powerstation KG2-3G/GO (“KG2”), which will combine our Gradual Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser Rand”).  We have completed system layout and analytic models integrating our Gradual Oxidizer with the turbine and have initiated design and development of the KG2.  We expect to field test units in late 2014 or 2015, with initial commercial shipments shortly thereafter.

We sell our products directly and through distributors currently in two countries, the United States and Netherlands.

F-5

Going Concern

Our condensed consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business.  Since our inception, we have made a substantial investment in research and development to develop the Gradual Oxidizer, have successfully deployed a FP250 field test unit at the U.S. Army base at Fort Benning, Georgia, and shipped our first commercial product in November 2013.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. As of August 18, 2014, we have a substantial working capital deficit and require significant additional capital immediately to continue operations. We must secure additional funding to pay our current liabilities, continue as a going concern and execute our business plan.

Management’s plan is to obtain such resources by obtaining capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (including restricted cash) on June 30, 2014 and August 18, 2014, was $2.8 million and $0.4 million (including restricted cash of $2.3 million and $50,000), respectively. On April 16, 2014, we issued $4.6 million of senior secured convertible notes (see Note 8), with net proceeds of $3.8 million, of which $2.3 million was held in a control account subject to be released at the option of the lender representative when we are not in default and certain equity conditions are satisfied, and to the extent such restricted funds exceed the aggregate principal amount then outstanding.  On August 15, 2014, we converted $2.7 million of the notes into shares of our common stock (see Note 15), and on August 18, 2014, we received proceeds of $0.4 million from the control account.  The remaining $1.9 million in the control account was redeemed by the lenders. We project that our unrestricted cash balance of $0.4 million as of August 18, 2014, will continue to meet our working capital needs, general corporate purposes, and related obligations for the next 30 days.   However, as of August 18, 2014, our short term liabilities totaled $0.9 million.  Currently, we do not have adequate funds to satisfy these liabilities.  If we are unable to secure financing immediately, then we may be forced to cease or curtail operations immediately.

Management’s plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing, although no definitive agreement has been entered into in connection therewith as of August 18, 2014. We will need to obtain additional financing to continue operations beyond the next 30 days. We cannot guaranty that we will be able to complete a financing on a timely basis, with favorable terms or at all. Even if we are able to secure financing, we may still have to significantly reduce costs and delay projects, which would adversely affect our business, customers and program development.

We will pursue raising additional debt or equity financing to fund our operations and product development.  If future funds are raised through issuance of equity or debt, these securities could have rights, privileges, or preferences senior to those of common stock and debt covenants that could impose restrictions on the Company’s operations. The sale of additional equity securities or debt financing will likely result in additional dilution to the Company’s current shareholders.   Management’s inability to successfully complete any other financing will adversely impact our ability to continue as a going concern. If our business fails or we are unable to seek immediate financing, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

 Note 2 -  Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying unaudited condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim reporting. We have condensed or omitted certain information and footnote disclosures normally included in our annual financial statements prepared in accordance with GAAP pursuant to such rules and regulations. The unaudited condensed financial statements reflect all adjustments, which are normal and recurring, that are, in the opinion of management, necessary to fairly state the financial position as of June 30, 2014 and the results of operations for the related three and six months ended June 30, 2014 and 2013, respectively, and results of cash flows for the six months ended June 30, 2014 and 2013, respectively.  The results of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or for any future periods. The unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2013, that have been included in the Company's annual report on Form 10-K filed on April 15, 2014.

The accompanying condensed consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power.  All significant intercompany transactions and accounts have been eliminated in consolidation. All amounts are rounded to the nearest $000, except certain per share amounts within the footnotes.

F-6

The accompanying financial statements have been prepared in accordance with GAAP.

Segments

We operate in one segment.  All of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar.  Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year.  At June 30, 2014 and December 31, 2013, we did not hold any foreign currency asset or liability amounts.  Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000.  For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits.  At June 30, 2014, we had $2.3 million in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents.  We invest our cash in short-term money market accounts.

Restricted Cash

The Special Deposit Account Control Agreement

In conjunction with our convertible secured notes payable dated April 16, 2014 (see Note 8), we entered into a Special Deposit Account Control Agreement whereby $2.3 million of the proceeds from the convertible secured notes was placed in a control account that the lender representative controls, with the funds to be released at the lender representative’s option, or when the outstanding convertible secured notes payable are less than the balance in the control account, at which time the lender representative would release the funds.

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral.  The amount of the deposit is at the discretion of the financial institution, and was $50,000 on June 30, 2014 and December 31, 2013.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers, are supported by guarantees or letters of credit.  For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary.  We generally do not require collateral to secure accounts receivable.  We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable.  We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

F-7

At June 30, 2014 and December 31, 2013, we did not have any allowance for doubtful accounts.  Although we expect to collect amounts due, actual collections may differ from the recorded amounts.

As of June 30, 2014 and December 31, 2013, two customers accounted for 98% of total accounts receivable. One customer accounted for 100%  of net revenues for the three and six months ended June 30, 2014.  A different customer accounted for 99.7% of net revenues for the three and six months ended June 30, 2013.

Accounts Payable

As of June 30, 2014 and December 31, 2013, two vendors collectively accounted for approximately 46% and 48% of total accounts payable. There were no purchases made for the six months ended June 30, 2014. For the six months ended June 30, 2013, one vendor accounted for 100% of our purchases.  There were no purchases made for the three months ended June 30, 2013 and 2014.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method.  At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence.  This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors.  Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.  Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.  At June 30, 2014 and December 31, 2013, we did not have a reserve for slow-moving or obsolete inventory.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials, overhead and other costs that have been incurred. These costs will be recognized as costs of goods sold when the contract is considered complete in accordance with the completed-contract method.  Costs in excess of billings on uncompleted contracts were $0 and $801,000 at June 30, 2014 and December 31, 2013, respectively.  In June 2014, our contract with Efficient Energy Conversion Turbo Machinery, B.V. (“EECT”) was completed (see Note 14), resulting in the recognition of revenue related to the contract plus change orders and all associated costs.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.  At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

We amortize our intangible assets with finite lives over their estimated useful lives.  See Note 6 for additional details regarding the components and estimated useful lives of intangible assets.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate.  We consider the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of June 30, 2014 and December 31, 2013, we do not believe there have been any other impairments of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

F-8

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, Secured Notes payable and related debt discounts and capital lease liabilities.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2014 and December 31, 2013. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.  See Note 9 for additional fair value disclosure.

Derivative Financial Instruments

The Company’s objectives in using derivative financial instruments are to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the condensed consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “Derivatives and Hedging – Contracts in Entity’s own Equity .” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.   The Company’s common stock warrants issued in April 2014 along with the convertible secured notes payable and embedded derivatives have been bifurcated from the debt host and are classified as liabilities on the condensed consolidated balance sheet. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the condensed consolidated statements of operations (See Notes 8 and 9).

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured.  Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.  We defer any revenue for which the services have not been performed or which is subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting.  Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event.  Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work.  Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable.  Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.  We had deferred all amounts received on our contract with EECT until the contract was substantially completed, which occurred in June 2014, at which time the entire contract, including change orders, was recorded as revenue.   As of June 30, 2014 and December 31, 2013, we had a provision for contract loss of approximately $15,000 and $100,000, respectively, related to our contract with EECT.

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development was $1.0 million and $0.4 million for the three months ended June 30, 2014 and 2013, respectively, and $1.7 million and $0.7 million for the six months ended June 30, 2014 and 2013, respectively.

Share-Based Compensation

We maintain a stock option plan (see Note 12) and record expenses attributable to the stock option plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

F-9

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.  Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation.  Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  Approximately 23.6 million shares of common stock are issuable upon the exercise of outstanding options and warrants, and the conversion of debt, at June 30, 2014.  There were no options and warrants outstanding at June 30, 2013. Dilutive equivalents were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(2,968,000)	$(1,830,000)	$(4,947,000)	$(2,623,000)
Weighted average number of common shares outstanding:
Basic and diluted	72,462,000	65,450,000	72,508,000	64,257,000
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.04)	$(0.03)	$(0.07)	$(0.04)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Condensed Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

Effective January 1, 2014, we adopted FASB Accounting Standards Update (“ASU”) 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting (“ASU 2013-07”). The amendments in ASU 2013-07 clarify when an entity should apply the liquidation basis of accounting and provide principles for the recognition and measurement of associated assets and liabilities. In accordance with the amendments, the liquidation basis is used when liquidation is imminent.  Liquidation is considered imminent when the likelihood is remote that the organization will return from liquidation and either: (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties; or (b) a plan for liquidation is being imposed by other forces. The adoption of ASU 2013-07 did not have a material impact on our condensed consolidated financial statements.

F-10

Effective January 1, 2014, we adopted FASB ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.  In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of ASU 2013-11 did not have a material impact on our condensed consolidated financial statements.

Note 3 - Inventory

Inventory consists of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Raw materials	$29,000	$29,000
Work-in-process	—	—
Finished goods	—	—
Less: inventory reserve	—	—
Total inventory	$29,000	$29,000

Note 4 - Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Prepaid rent	$26,000	$26,000
Prepaid insurance	2,000	11,000
Prepaid licenses	4,000	6,000
Prepaid fees	5,000	3,000
Prepaid deposit	8,000	-
Prepaid professional fees	55,000	-
Total	$100,000	$46,000

Note 5 - Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Machinery and equipment	$862,000	$849,000
Office furniture and fixtures	198,000	198,000
Computer equipment and software	126,000	97,000
Total cost	1,186,000	1,144,000
Less accumulated depreciation	(496,000)	(380,000)
Net	$690,000	$764,000

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Machinery and equipment	$27,000	$27,000
Computer equipment and software	46,000	17,000
Total assets under capital lease	73,000	44,000
Less accumulated depreciation	(11,000)	(1,000)
Net assets under capital lease	$62,000	$43,000

F-11

Depreciation expense consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Research and development	$29,000	$25,000	$58,000	$51,000
General and administrative	29,000	26,000	58,000	51,000
	$58,000	$51,000	$116,000	$102,000

Amortization of assets under capital lease was $5,000 and $0 for the three months ended June 30, 2014 and 2013, respectively, and $10,000 and $0 for the six months ended June 30, 2014 and 2013, respectively.

Note 6 - Intangibles, Net

Intangibles, net consisted of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Patents	$80,000	$80,000
Less accumulated amortization	(43,000)	(39,000)
Net	$37,000	$41,000

Our patents are amortized over their remaining life.  Amortization expense related to these intangible assets was $2,000 for the three months ended June 30, 2014 and 2013, and $4,000 for the six months ended June 30, 2014 and 2013.

Amortization expense on intangible assets is $3,000 for the remainder of 2014, $7,000 per year for the years ending December 31, 2015 through December 31, 2018, and $6,000 for the year ending December 31, 2019.

We continue to invest in our intellectually property portfolio and are actively filing for patent protection for our technology in both the United States and abroad.  The costs, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

Note 7 - Accrued Expenses

Accrued expenses consisted of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Accrued professional fees	$213,000	$81,000
Accrued interest	3,000	-
Accrued payroll	26,000	26,000
Accrued vacation	87,000	76,000
Accrued expense reports	10,000	29,000
Accrued board fees	10,000	-
Accrued taxes	-	7,000
Accrued other	7,000	12,000
Accrued liabilities owed by Parent - reimbursable under Contribution Agreement	35,000	35,000
Total accrued expenses	$391,000	$266,000

F-12

NOTE 8 – Convertible Secured Promissory Notes Payable

Secured Notes

On April 16, 2014, the Company sold $4.6 million of convertible secured promissory notes (“Secured Notes”) with an original issue discount of $0.6 million along with warrants to purchase up to 4.1 million shares of its common stock in a private placement to five institutional investors. The Company received gross proceeds of $4.0 million, less transaction expenses of approximately $0.2 million, of which $2.3 million has been placed in a control account pursuant the Control Agreement.  In connection with the issuance of the Secured Notes, the Company agreed to pay the placement agent 6.5% of the total principal amount of the Secured Notes, of which $0.2 million will be paid as the funds are released from the control account.  The placement agent was granted warrants to purchase up to 0.7 million shares of common stock.  The warrants are exercisable at $0.78 per share (subject to future anti-dilution adjustments) and expire on April 15, 2019.  The Company intends to use the proceeds for general corporate purposes.

The Secured Notes bear interest at a rate of 0.28% per year, subject to certain adjustments, and were originally set to mature in October 2015. The Secured Notes are convertible, at the holders’ option, into shares of the Company's common stock at $0.67 per share, subject to customary adjustments. Interest on the Secured Notes is payable quarterly and the principal amount of the Secured Notes will amortize monthly with payments originally set to begin on July 16, 2014. On each of the principal installment dates, the Company’s scheduled principal amortization payment will be an amount equal to $286,000. Monthly installment payments may be settled, at the Company’s option, in cash or shares of common stock, subject to certain conditions including: (i) the daily dollar trading volume of the Company's common stock during the thirty (30) trading days prior to the applicable date of determination shall be at least $50,000 commencing August 9, 2014; and (ii) the daily weighted average price of the Company's common stock for each trading day during the thirty (30) trading days ending on the trading day immediately prior to the applicable date of determination was initially set to be at least $0.50. Also subject to certain conditions, at any time, the holder may accelerate a limited amount of scheduled amortization payments.  On July 11, 2014, the Company and the holders of the Secured Notes amended certain of these terms of the Secured Notes (see Note 15).

In connection with the sale of the Secured Notes, the Company issued warrants to purchase up to 4.1 million shares of its common stock. The warrants are exercisable at $0.78 per share, subject to potential future anti-dilution adjustments. The warrants are exercisable immediately through April 15, 2019. In addition, the exercise price is also subject to a “full ratchet” pricing anti-dilution adjustment, subject to customary exceptions, in the event that the Company issues or is deemed to have issued securities at a price lower than the then applicable exercise price.

The Secured Notes were initially recorded net of a discount of $3.2 million, reflecting the fair value of the warrants and embedded derivatives within the Secured Notes on the issuance date and costs related to the issuance of the Secured Notes. See Note 9 for further detail on the fair value of the warrants and derivatives. The $3.2 million debt discount will be amortized through Other Expense on the condensed consolidated statements of operations, using the effective interest method, over the term of the Secured Notes.

Secured Notes payable consisted of the following:

	Secured Notes	Debt Discount	Net Total
Original Value - April 16, 2014	$4,575,000	$(3,236,000)	$1,339,000
Installation of payments	-	-	-
Amortization of debt discount	-	540,000	540,000
Ending balance - June 30, 2013	4,575,000	(2,696,000)	1,879,000

Less: Current Portion	(3,145,000)	2,407,000	(738,000)
Long Term Portion	$1,430,000	$(289,000)	$1,141,000

Derivative Liabilities

We apply the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants and embedded conversion features using the Binomial Lattice model using the following assumptions:

2014
Annual dividend yield	—
Expected life (years)	1.5-5.0
Risk-free interest rate	0.08%-0.63%
Expected volatility	47.48%-52.22%

F-13

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the warrants.

The $2.1 million fair values of the warrants and embedded derivatives, which require bifurcation from the debt host, were recorded within long-term liabilities on the condensed consolidated balance sheets. The embedded derivatives relate to the conversion option, redemption in the case of an event of default and redemption in the case of a change in control features of the convertible secured note. The warrants and embedded derivatives will be marked to market quarterly, with any change recorded as an adjustment to the carrying value of these liabilities and the gain or (loss) on warrants and derivatives liabilities recorded in the consolidated statements of operations. The fair value of the warrants and embedded derivatives from the issuance date to the end of the quarter declined $0.1 million. Accordingly, this amount was recorded as a gain on derivative liabilities in the condensed consolidated statements of operations (see Note 9).

Derivative liabilities consisted of the following:

	Warrants Liability	Embedded Note Conversion Feature	Total
Original Value - April 16, 2014	$1,250,000	$828,000	$2,078,000
Adjustment to fair value	(26,000)	(104,000)	(130,000)
Ending balance - June 30, 2014	$1,224,000	$724,000	$1,948,000

Note 9 – Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

Inputs used in measuring fair value are prioritized into a three-level hierarchy based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

●	Level 1 – Quoted prices for identical instruments in active markets;

●	Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The following tables present information on the Company’s financial instruments:

	Fair Value	Level 1	Level 2	Level 3
Derivative liabilities
Embedded note conversion feature	724,000	-	-	724,000
Warrant liability	1,224,000	-	-	1,224,000

F-14

Note 10 - Notes and Capital Leases Payable

Notes Payable

On October 24, 2013, we entered into a Loan, Security and Guarantee agreement with the Export-Import Bank of the United States (“Ex-Im Bank”).  Under this agreement, pursuant to the Global Credit Express Program, we can borrow up to a maximum amount of $400,000 from November 4, 2013 until November 4, 2014.  All outstanding principal and accrued and unpaid interest under each disbursement is due and payable in full on November 4, 2014 or per the conditions precedent noted below.  Interest accrues at a rate of 4.24% per year. There were no outstanding principal amounts as of June 30, 2014 and December 31, 2013.

The loan's collateral consists of all of our right, title and interest in and to the following personal property:

All goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, documents, instruments (including any promissory notes), commercial tort claims, chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Capital Leases Payable

Capital leases payable consisted of the following:

	June 30, 2014	December 31, 2013
	(unaudited)
Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $451.50.	19,000	20,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 16, 2016, monthly payment of $607.58.	15,000	17,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $604.93.	$15,000	$-
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $415.40.	11,000	-
Total capital leases	60,000	37,000
Less: current portion	(18,000)	(8,000)
Long-term portion of capital leases	$42,000	$29,000

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of June 30, 2014, are as follows:

	Year Ending December 31	Amount
	2014	$14,000
	2015	25,000
	2016	24,000
	2017	6,000
	2018	5,000
Net minimum lease payments		74,000
Less: Amount representing interest		(13,000)
Less: Taxes		(1,000)
Present value of net minimum lease payments		60,000
Less: Current maturities of capital lease obligations		(18,000)
Long-term capital lease obligations		$42,000

F-15

Note 11 - Equity

In April 2013, we sold and issued 1,867,000 shares of our common stock to  a stockholder at $0.75 per share in consideration of approximately $728,000 in cash proceeds and for the conversion of approximately $671,000 of our debt and working capital obligations that we had incurred between the spin-off transaction under the Contribution Agreement in November 2012 and March 2013.  Certain cash proceeds were received, and all repayments occurred, in April 2013, and additional cash proceeds were received in June 2013.

In July 2013, we sold and issued 4,614,000 shares of our common stock at $0.75 per share in connection with the Merger-related private placement for which we received proceeds of approximately $3,077,000 million, net of approximately $383,000 in broker-dealer commissions.  We also issued 133,000 shares as conversion of a $100,000 related party note payable. In connection with this financing, we issued warrants for the purchase of up to 475,000 shares of our common stock to placement agents in July 2013.  The warrants have an exercise price of $0.75 per share and expire five years from issuance.

In August 2013, we sold and issued 413,000 shares of our common stock at $0.75 per share, for which we received proceeds of approximately $285,000, net of approximately $25,000 in broker-dealer commissions. In connection with this financing, we issued warrants for the purchase of up to 36,000 shares of our common stock to placement agents. The warrants have an exercise price of $0.75 per share and expire five years from issuance.

In November 2013, we sold and issued 1,500,000 shares of our common stock at $1.00 per share, for which we received proceeds of approximately $1,375,000 net of offering costs of approximately $125,000.  In connection with this financing, we issued warrants for the purchase of up to 120,000 shares of our common stock to placement agents. The warrants have an exercise price of $1.00 per share and expire five years from issuance.

Note 12 -  Stock Options and Warrants

On July 1, 2013, our Board of Directors adopted and approved the 2013 Equity Incentive Plan.  The plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 14,000,000 shares of our common stock with vesting to employees (including officers) and other service providers.  At June 30, 2014, 4.6 million shares were available for future grants and total unrecognized deferred stock compensation expected to be recognized over the remaining weighted-average vesting periods of 3.83 years for outstanding grants was $4.5 million.

In April 2014, outstanding employee stock options granted under the 2013 Equity Incentive Plan were cancelled and reissued by our Board of Directors with an exercise price of $0.35 per share. The reissuance also changed the vesting to 15% vesting immediately and the remainder in 1/36th in monthly increments over the next three years. As a result of the cancellation and reissuance of the options, we will recognize a non-cash charge of $840,000 for the incremental change in fair value of the cancelled and reissued options over the vesting period of the reissued options. This cancellation and reissuance affected 21 employees who held 8.6 million stock options as of the date of the cancellation and reissuance.

The fair value of option awards is estimated on the grant date using the Black-Scholes option valuation model.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.  The following table presents the weighted-average grant date assumptions used to estimate the fair value of options and stock appreciation rights granted.

	June 30, 2014	December 31, 2013
	(unaudited)
Expected volatility	71.08%	73.50%
Dividend yield	0.00%	0.00%
Risk-free interest rate	1.70%	1.26%
Expected life (in years)	6.00	6.64

Expected volatility represents the estimated volatility of the shares over the expected life of the options.  We have estimated the expected volatility based on the weighted-average historical volatilities of a pool of public companies that are comparable to Ener-Core.

We use an expected dividend yield of zero since no dividends are expected to be paid.  The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant.  The expected option life represents the period of time the option is expected to be outstanding.  The simplified method is used to estimate the term since we do not have sufficient exercise history to calculate the expected life of the options.

F-16

Stock-based compensation expense is recorded only for those awards expected to vest.  Currently, the forfeiture rate is zero.  The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest.  If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Life	Value
Balance, December 31, 2013	8,910,000	$1.289	6.30
Forfeited during 2014	(424,000)	1.300	-
Cancelled during 2014	(8,610,000)	1.289
Reissued during 2014	8,610,000	0.35
Granted during 2014	910,000	0.48	-
Balance, June 30, 2014	9,396,000	$0.36	5.84	$2,278,000
Exercisable on June 30, 2014	2,605,000	$0.40	5.85	$546,000

The options granted have a contract term ranging between five and seven years.  Options granted during 2014 vested immediately or over a three year period, with 15% - 100% of the options vesting immediately upon grant and the remainder ratably over the vesting term.

The following table summarizes information about stock options outstanding and exercisable at June 30, 2014:

	Options Outstanding				Options Exercisable
Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price		Number of Shares	Weighted- Average Exercise Price
		(In years)
$0.00 - $0.25	-		$			$
$0.26 - $0.50	9,396,000	5.84		$0.36	2,605,000		$0.40
$0.51 - $0.75	-		$			$
	9,396,000	5.84		$0.36	2,605,000		$0.40

Restricted stock activities in 2014 were as follows:

		Weighted-
		Average
		Grant
	Shares	Price
Balance, December 31, 2013	1,677,000	$0.001
Repurchase of unvested restricted shares	(92,000)	$
Vested	(406,000)	$
Unvested balance, June 30, 2014	1,179,000	$0.001

During the first quarter of 2013, stock options were exercised prior to vesting and all unvested options are subject to repurchase rights.  Under the terms of the stock option plan, we repurchased 92,323 shares from an employee for $92 during the six months ended June 30, 2014.  These shares have been returned to the pool of shares eligible to be issued under the stock option plan.

F-17

Stock based compensation expense consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Research and development	$710,000	$31,000	$994,000	$45,000
General and administrative	868,000	-	1,375,000	-
	$1,578,000	$31,000	$2,369,000	$45,000

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future.

 The following table provides a reconciliation of the warrant activity for the six months ended June 30, 2014:

	Warrants Outstanding
	Number of Warrants	Weighted-Average Exercise Price per Share
Balance outstanding at January 1, 2014	631,000	$0.80
Warrants issued	4,780,000	0.78
Warrants exercised	-	-
Balance outstanding at June 30, 2014	5,411,000	$0.78
Warrants exercisable at June 30, 2014	5,411,000	$0.78

As of June 30, 2014, warrants outstanding had a weighted average remaining life of 4.78 years and no intrinsic value.

Note 13 - Related Party Transactions

Notes Payable and Advances

In January 2013, we borrowed $250,000 from a stockholder under a secured convertible note payable that was due at the earliest of February 28, 2013, or upon completion of a $1,000,000 financing event.  The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share.  The note and accrued interest were repaid using proceeds from a $260,000 convertible note payable in March 2013.  The note was secured by our intangible assets.

In March 2013, we borrowed $260,000 from a stockholder under a note payable that was due March 28, 2014, or earlier, upon completion of the Merger.  The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $0.75 per share.  The note was subsequently converted in April 2013 (see Note 11).  As the note was outstanding less than one month, no interest was due to the lender.

In March 2013, a stockholder advanced us a total of $411,000 for operating capital.  The advance did not bear interest and was due on demand.  In April 2013, the advance was converted into our common stock at $0.75 per share at the stockholder’s election (see Note 11).

In June 2013, we borrowed $100,000 from each of three individual stockholders under notes payable that were due December 31, 2013, or earlier, upon completion of the Merger.  The notes accrued interest at the rate of 8% and were convertible at the  holders’ option into our common stock at $0.75 per share. On July 1, 2013, $100,000 was converted into shares of common stock in the Merger-related private placement, and $200,025, including $25 of accrued interest, was repaid at the closing of the Merger.

Related party interest expense was $10,000 for the six months ended June 30, 2013. There was no related party interest expense for the three months ended June 30, 2013 or the three and six months ended June 30, 2014.

Note 14 - Commitments and Contingencies

We may become a party to litigation in the normal course of business.  We accrue for open claims based on our historical experience and available insurance coverage.  In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

F-18

EECT Agreement

On December 31, 2012, we entered into a Master Purchase and Resale Agreement (“MPRSA”) with EECT. As part of this agreement, EECT is committed to buy a certain number of the FP250 and related optional equipment in order to maintain exclusivity in the region.  The pricing for the first unit was $760,000, and subsequent units will be sold at a higher price than the first unit.  In accordance with the MPRSA, EECT placed a Purchase Order (“PO”) with us on December 31, 2012, for the purchase of the first unit at $760,000.  The order was conditional on the issuance of an irrevocable letter of credit to us, according to the terms of the PO.  Such irrevocable letter of credit was issued on March 1, 2013, in the amount of 533,000 Euros, and we acknowledged the acceptance of the PO on the same date.  On November 14, 2013, we shipped the FP250 and on December 24, 2013, we received the proceeds from the letter of credit.  We had deferred all amounts received on our contract with EECT until the contract was substantially completed, which occurred in June 2014, at which time the entire contract, including change orders, was recorded as revenue.   As of June 30, 2014 and December 31, 2013, we had a provision for contract loss of approximately $15,000 and $100,000, respectively, related to our contract with EECT.

Warranties

Our warranty policy generally provides coverage for components of the Gradual Oxidizer that we produce. Typically, the coverage period is one calendar year from the date of commissioning.  Provisions for estimated expenses related to product warranties are made at the time products are commissioned. These estimates are established using available information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve product quality and minimize claims.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying condensed consolidated balance sheets for the six months ended June 30, 2014:

2014
Beginning balance, January 1, 2014	$-
Charged to cost of revenues	22,000
Usage	-

Ending balance, June 30, 2014	$22,000

Product Liability

With respect to product liability claims involving our products, we believe that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess liability insurance coverage.

Lease

We lease our office facility, research and development facility and certain equipment under operating leases, which for the most part, are renewable.   Certain leases also provide that we pay insurance and taxes.

Future minimum rental payments under operating leases that have initial noncancellable lease terms in excess of one year as of June 30, 2014 are as follows:

2014	$192,000
2015	327,000
2016	329,000
2017	3,000
2018	2,000
$853,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the Lease.  Rent expense, net of sublease income, was $73,000 and $166,000 for three and six months ended June 30, 2014, respectively, and $26,000 and $61,000 for the three and six months ended June 30, 2013, respectively.

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618.  The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet.  Effective August 1, 2013, we assumed this lease (the “Lease”) from FEES.  The Lease has a remaining term of 30 months and expires December 31, 2016.  The monthly expense rent is $25,285 and increases on an annual basis.

In addition, we lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the FP250 equipment. The lease expires on January 1, 2015. The monthly payment is $2,000 and increases to $7,750 in September 2014. The university will provide certain goods and services including certain research and development services.

F-19

Sublease – 9400 Toledo

In September 2013, we began subleasing a certain portion of this property to a third party on a month-to-month basis at a rate of $720 per month.

We also finalized a Sublease Agreement with FEES, effective August 1, 2013 through October 1, 2013, (the “Sublease”), whereby FEES temporarily subleased 6,000 square feet of the property for warehousing, storage and/or office purposes for a monthly rent of $3,300.  Under the Sublease, FEES assigned to us its initial security deposit under the Lease of $27,630.

On March 7, 2014, we subleased 5,000 square feet of office space at our headquarters, commencing March 1, 2014 to a third party tenant.  The lease is for 34 months and requires payments of $7,000 per month for the initial twelve months, increasing to $7,210 for the next twelve months, and $7,426.30 for the remaining ten months.  The lease includes use of the existing furniture and telephone equipment over the life of the lease.

Note 15 -  Subsequent Events

Amendment to Secured Notes

On July 11, 2014, the Company entered into a letter agreement with the investors who are parties to the Securities Purchase Agreement dated as of April 15, 2014 (the “SPA”). The letter agreement amends certain terms of the SPA and the Secured Notes issued thereunder.

The letter agreement amends the SPA as follows:

●	The period of time during which the Company may sell and issue up to $2.0 million of its equity securities without the consent of the investors is increased from 45 days commencing April 16, 2014, to 120 days.

The letter agreement amends the Secured Notes as follows:

●	The date of the Company’s first monthly installment payment is changed from July 16, 2014, to August 15, 2014;

●	The date of the Company’s final monthly installment, as well as the maturity date of the Secured Notes, is changed from October 16, 2015, to November 16, 2015;

●	The required closing price of the Company’s common stock in order to satisfy certain equity conditions is changed from $0.50 to $0.35 (subject to stock dividend, stock split, stock combination, reclassification or similar transaction); and

●	The percentage used to determine the Market Price (as defined in the Secured Notes) of the Company’s common stock, is changed from 85% to 82%.

Except for the foregoing amendments, the remaining terms of the SPA and the Secured Notes remain unchanged. The investors who are signatories to the letter agreement collectively constitute the Required Holders (as defined in the SPA and the Secured Notes) necessary to effectuate the foregoing amendments.

Resignation of Chief Financial Officer

On June 24, 2014, Ms. Kelly Anderson tendered her resignation as the Company’s Chief Financial Officer and Treasurer, effective July 3, 2014.

Ms. Anderson has agreed to provide services as Chief Financial Officer on an interim basis following her resignation.  In connection therewith, the Company entered into an Independent Consulting Agreement dated as of June 26, 2014 (the “Consulting Agreement”), with BKA Enterprises, Inc., of which Ms. Anderson is a principal.  Under the Consulting Agreement, Ms. Anderson will provide services as the interim Chief Financial Officer from July 3, 2014 until the earlier of September 1, 2014, or the filing of the  quarterly report on Form 10-Q for the quarter ended June 30, 2014.  For such services, BKA Enterprises, Inc. shall be compensated at an hourly rate of $135.  Additionally, the stock options previously granted to Ms. Anderson will continue to vest in accordance with their terms until the termination of the Consulting Agreement, and she will have 90 days from such termination to exercise her vested options.

F-20

Conversion and Redemption of Secured Notes Payable

On August 14, 2014, we entered into a Conversion and Redemption Agreement (each, an "Agreement" and together the "Agreements") with each holder of the Secured Notes. Pursuant to the Agreements:

•	The conversion price of the Secured Notes is adjusted to $0.20 per share (subject to stock dividend, stock split, stock combination, reclassification or similar transaction);

•	The holders of the Secured Notes shall convert a portion of the Secured Notes held by them, in an aggregate approximate amount of $2,711,000, into 13,555,000 shares of our common stock in the aggregate based on the adjusted conversion price;

•	The holders of the Secured Notes shall redeem a portion of the Secured Notes held by them for cash, in the aggregate approximate amount of $1,866,000, from the funds held in the control account;

•	The Secured Notes shall be cancelled immediately following the foregoing conversion and redemption; and

•	Approximately $405,000, net of $17,000 of legal fees, of the funds held in the control account shall be transferred to us immediately after the closing of the Agreements.

The closing of the Agreements occurred on August 15, 2014, and we received funds from the control account on August 18, 2014. The following reflect changes to our financial statements resulted upon the conversion and redemption of the secured notes payable:

Increase (decrease)

Operating Cash	$405,000
Restricted Cash	$(2,288,000)

Convertible Note	$(4,575,000)
Discount on convertible note	$(2,696,000)

Derivative liabilities	$(724,000)

Common stock	$1,000
Paid in capital	$2,710,000

Outstanding shares	13,555,000

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ener-Core, Inc.

We have audited the accompanying consolidated balance sheets of  Ener-Core, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the Predecessor (as defined in Note 1 to the consolidated financial statements) carve-out statements of operations, stockholders’ equity and cash flows for the period from January 1, 2012 through November 11, 2012. Ener-Core, Inc.’s and the Predecessor’s management are responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ener-Core, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the year ended December 31, 2013 and period from November 12, 2012 through December 31, 2012 and the results of the Predecessor operations and cash flows for the period from January 1, 2012 through November 11, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and negative cash flows from operations, has significant future cash flow commitments, and expects losses from operations to continue in 2014. Additionally, the Company entered 2014 with significantly constrained liquidity, has exhausted substantially all its cash, has current obligations and working capital needs that cannot be satisfied by available funds in the immediate future, and does not have sufficient and immediate available funding to maintain its operations and fully implement its business plan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not give effect to any adjustments that might result from the outcome of this uncertainty.

Kelly & Company

Costa Mesa, California

April 15, 2014

F-22

Ener-Core, Inc.

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,201,000	$93,000
Accounts receivable	16,000	—
Restricted cash	50,000	—
Costs in excess of billings on uncompleted contracts	801,000	—
Inventory	29,000	—
Prepaid expenses and other current assets	46,000	9,000
Total current assets	2,143,000	102,000
Property and equipment, net	764,000	878,000
Intangibles, net	41,000	48,000
Deposits	28,000	—
Total assets	$2,976,000	$1,028,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	419,000	33,000
Accrued expenses	266,000	386,000
Unearned revenue	701,000	—
Provision for contract loss	100,000	—
Capital leases payable	8,000	—
Total current liabilities	1,494,000	419,000
Long term liabilities:
Other	6,000	—
Capital lease payable	29,000	—
Total liabilities	1,529,000	419,000
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2013 and December 31, 2012	—	—
Common stock, $0.0001 par value. Authorized 200,000,000 shares; 72,554,000 and 60,883,000 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	7,000	6,000
Additional paid in capital	8,945,000	978,000
Accumulated deficit	(7,505,000)	(375,000)

Total stockholders’ equity	1,447,000	609,000
Total liabilities and stockholders’ equity	$2,976,000	$1,028,000

See accompanying notes to consolidated financial statements.

F-23

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Operations

	Successor		Predecessor (carve-out)
	Year Ended December 31, 2013	November 12 - December 31, 2012	January 1 - November 11, 2012
		(Restated)

Revenues:
Revenues from unrelated parties	$7,000	$991,000	$—
Revenues from related parties	9,000	—	—
Total revenues	16,000	991,000	—
Cost of Goods Sold
Cost of goods sold to unrelated parties	106,000	991,000	—
Cost of goods sold to related parties	6,000	—	—
Total costs of goods sold	112,000	991,000
Gross Profit (Loss)	(96,000)	—	—

Operating expenses:
Selling, general, and administrative	4,802,000	237,000	2,887,000
Research and development	2,257,000	138,000	2,301,000
Impairment loss of long-lived assets	—	—	329,000
Total operating expenses	7,059,000	375,000	5,517,000
Operating loss	(7,155,000)	(375,000)	(5,517,000)

Other income (expenses):
Other income, net	36,000	—	—
Interest expense – related party	(10,000)	—	(1,031,000)
Total other income (expenses), net	26,000	—	(1,031,000)
Loss before provision for income taxes	(7,129,000)	(375,000)	(6,548,000)
Provision for income taxes	1,000	—	—
Net loss	$(7,130,000)	$(375,000)	$(6,548,000)

Loss per share – basic and diluted	$(0.11)	$(0.01)	$—
Weighted average common shares – basic and diluted	67,803,000	60,883,000	—

See accompanying notes to consolidated financial statements.

F-24

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Stockholders’ Equity

					Additional		Total
	Common stock		Preferred Stock		paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Equity (Deficit)

Balances at January 1, 2012	—	$—	—	$—	$—	$—	$73,000
Cash contributions from Parent	—	—	—	—	—	—	6,238,000
Stock-based compensation expense	—	—	—	—	—	—	380,000
Net loss – Predecessor	—	—	—	—	—	—	(6,548,000)
Balances at November 11, 2012	—	$—	—	$—	$—	$—	$143,000
Recapitalization resulting from July 1, 2013 reverse-merger, net of cancellation of 120,520,000 shares	24,980,000	2,000	—	—	(2,000)	—	—
Contribution of net assets to Ener-Core Power, Inc.	35,903,000	4,000	—	—	981,000	—	841,000
Net loss – Successor	—	—	—	—	—	(375,000)	(375,000)
Balances at December 31, 2012	60,883,000	$6,000	—	$—	$978,000	$(375,000)	$609,000
Issuance of common stock for conversion of related party debt	1,028,000	—	—	—	771,000	—	771,000
Issuance of common stock for cash, net of offering Costs of $533,000	7,499,000	1,000	—	—	5,465,000	—	5,466,000
Stock-based compensation expense	—	—	—	—	1,729,000	—	1,729,000
Exercise of stock options	3,221,000	—	—	—	2,000	—	2,000
Repurchase of non-vested shares	(77,000)	—	—	—	—	—	—

Net loss	—	—	—	—	—	(7,130,000)	(7,130,000)
Balances at December 31, 2013	72,554,000	$7,000	—	$—	$8,945,000	$(7,505,000)	$1,447,000

See accompanying notes to consolidated financial statements.

F-25

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Cash Flows

	Successor		Predecessor (carve-out)
	Year Ended December 31, 2013	November 12 - December 31, 2012	January 1 - November 11, 2012
Cash flows used in operating activities:
Net loss	$(7,130,000)	$(375,000)	$(6,548,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	213,000	35,000	100,000
Stock-based compensation	1,729,000	—	380,000
Provision for contract loss	100,000	—	—
Impairment of property and equipment	—	—	329,000
Changes in assets and liabilities:
Accounts and other receivables	(16,000)	—	—
Inventory	(29,000)	—	—

Costs in excess of billings on uncompleted contracts	(801,000)	—	(776,000)
Prepaid expenses and other current assets	(37,000)	(9,000)	(12,000
Deposit	(28,000)	—	—
Restricted cash	(50,000)	—
Accounts payable	613,000	33,000	197,000
Accrued expenses	(121,000)	(91,000)	(16,000)
Deferred revenue	701,000	—	—
Related party payables	—	—	132,000
Other liabilities	6,000	—	—
Net cash used in operating activities	(4,850,000)	(407,000)	(6,214,000)
Cash flows used in investing activities:
Purchase of property and equipment	(54,000)	—	(24,000)
Net cash used in investing activities	(54,000)	—	(24,000)
Cash flows from financing activities:
Proceeds from related party notes payable and advance	994,000	—	—
Proceeds from line of credit	400,000	—	—
Cash contributed from Parent in Contribution Agreement for issuance of stock to investor	—	500,000	—
Proceeds from exercise of stock options	2,000	—	—
Proceeds from issuance of common stock, net	5,466,000	—	—
Repayment of line of credit	(400,000)	—	—
Repayment of related party notes payable	(450,000)	—	—
Cash contributions from Parent	—	—	6,238,000
Net cash provided by financing activities	6,012,000	500,000	6,238,000
Net increase in cash and cash equivalents	1,108,000	93,000	—
Cash and cash equivalents at beginning of period	93,000	—	—
Cash and cash equivalents at end of period	$1,201,000	$93,000	—

See accompanying notes to consolidated financial statements.

F-26

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Cash Flows (continued)

	Successor		Predecessor (carve-out)
	Year Ended December 31, 2013	November 12 - December 31, 2012	January 1 - November 11, 2012
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$1,000	$—	$—
Interest	$13,000	$—	$—
Supplemental disclosure of non-cash activities:

Conversion of advances from related party into common stock	$411,000	$—	$—
Conversion of related party notes payable into common stock	$360,000	$—	$—
Capital leases for purchase of equipment	$38,000	$—	$—
Non-cash contribution from Parent at spin-off date:
Prepaid expenses	$—	$25,000	$—
Accounts payable	$—	$414,000	$—
Accrued expenses	$—	$180,000	$—
Related party accrued interest	$—	$132,000	$—

See accompanying notes to consolidated financial statements.

F-27

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Note 1 -   Description of Business

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc.  On July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation.  The shareholders of Ener-Core Power, Inc. are now our majority shareholders and the management of Ener-Core Power, Inc. is now our management.  Therefore the acquisition is treated as a “reverse merger” and our financial statements are those of Ener-Core Power, Inc.  All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred November 12, 2012.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc. (“Ener-Core Power”), a Delaware corporation, and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub would merge with and into Ener-Core Power, with Ener-Core Power as the surviving entity (the “Merger”). Prior to the merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement.  In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock.  All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy”, “Parent”,), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Inc. (“Successor”), Ener-Core Power, Inc. was spun-off from FlexEnergy, Inc. as a separate corporation.  As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Gradual Oxidizer business (Predecessor), the business carved out of Parent.  The owners of Predecessor did not distribute ownership of Successor entity pro rata.  The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power completed the Merger with us.  Upon completion of the merger, the operating company immediately became a public company.  The Merger was accounted for as a “reverse merger” and recapitalization. As part of the reverse merger, the pre-merger public shell company shareholders cancelled 120,520,000 of common stock which were then outstanding.  This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power and are recorded at the historical cost basis of Ener-Core Power.  Our assets, liabilities and results of operations were de minimis at the time of merger.

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Gradual Oxidization” or “Gradual Oxidizer.”  Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change.  The Gradual Oxidizer integrates with a gas turbine and generator to create a power station.

Our product, the FP250, is a complete system consisting of our designed and patented gradual oxidizer, integrated with a gas turbine and generator.  The FP250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content.  The FP250 has applications in landfill, oil production, coal mining, and other operations, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

We are currently developing our second commercial product, the Ener-Core Powerstation KG2-3G/GO (“KG2”), which will combine our Gradual Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser Rand”).  We have completed system layout and analytic models integrating our Gradual Oxidizer with the turbine and have initiated design and development of the KG2.  We expect to field test units in late 2014 or 2015, with initial commercial shipments shortly thereafter.

F-28

We sell our products directly and through distributors in two countries, the United States and Netherlands.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business.  Since our inception, we have made a substantial investment in research and development to develop the Gradual Oxidizer, have successfully deployed a FP250 field test unit at the U.S. Army base at Fort Benning, Georgia, and shipped our first commercial product in November 2013.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. As of August 19, 2014, we have a substantial working capital deficit and require significant additional capital immediately to continue operations. We must secure additional funding to pay our current liabilities, continue as a going concern and execute our business plan.

Management’s plan is to obtain such resources by obtaining capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing, although no definitive agreement has been entered into in connection therewith as of April 15, 2014.   The cash and cash equivalents balance as of December 31, 2013 was $1.2 million, of which $0.4 million remained on April 15, 2014. The current cash allows us to continue operations through the next week. However, as of April 15, 2014, our short term liabilities totaled $1.0 million.  Currently, we do not have adequate funds to satisfy these liabilities.  If we are unable to secure financing immediately, then we may be forced to cease or curtail operations immediately.

We will need to obtain additional financing to continue operations beyond next week.  We cannot guaranty that we will be able to complete a financing on a timely basis, with favorable terms or at all. Even if we are able to secure financing, we may still have to significantly reduce costs and delay projects, which would adversely affect our business, customers and program development.  We are currently negotiating with some of our shareholders for temporary financing.

We will pursue raising additional debt or equity financing to fund our operations and product development.  If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of common stock and debt covenants that could impose restrictions on the Company’s operations. The sale of additional equity securities or debt financing will likely result in additional dilution to the Company’s current shareholders.  We cannot make any assurances that any additional financing will be completed on a timely basis, on acceptable terms or at all.   Management’s inability to successfully complete any other financing will adversely impact our ability to continue as a going concern. If our business fails or we are unable to seek immediate financing, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Note 2 -  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc.  All significant intercompany transactions and accounts have been eliminated in consolidation. All amounts are rounded to the nearest $000, except certain per share amounts within the footnotes.

Prior to November 12, 2012, we did not operate as a separate legal entity. As a result the historical financial information for the cumulative period from January 1, 2012 through November 11, 2012, has been “carved out” of the financial statements of FlexEnergy.  Such financial information is limited to Ener-Core Power, Inc. related activities, assets and liabilities only.

The carved-out financial information includes both direct and indirect expenses.  The historical direct expenses consist primarily of the various costs of direct operations.  Indirect costs represent expenses that were allocable to the business. The indirect expense allocations are based upon: (1) estimates of the percentage of time spent by FlexEnergy employees working on or supporting Ener-Core Power, Inc. business matters; and (2) allocations of various expenses associated with the employees, including salary, benefits, travel and entertainment, rent associated with the employees’ office space, accounting and other general and administrative expenses.

Management believes the assumptions and allocations underlying the carve-out financial information are reasonable, although they are not necessarily indicative of the costs the Gradual Oxidizer Business would have incurred if it had operated on a standalone basis or as an entity independent of FlexEnergy. Accordingly, the financial position, operating results and cash flows may have been materially different if the Ener-Core Power, Inc. business had operated as a stand-alone entity during the periods presented.

F-29

The accompanying financial statements have been prepared in accordance with GAAP.

Reclassifications

Certain amounts in the 2012 consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications have no effect on previously reported net income.

Segments

We operate in one segment.  All of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant items subject to such estimates and assumptions include the allocation of operations during the carve-out periods, valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments, and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; and exposure to warranty and other contingent liabilities.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar.  Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year.  At December 31, 2013 and 2012 we did not hold any foreign currency asset or liability amounts.  Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.  During 2013, we recognized foreign currency transaction gain of $34,000 and none during 2012.  There have not been foreign currency translation gains or losses incurred in 2013, 2012 and for the period from January 1, 2014 through the date of this report.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000.  For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits.  At December 31, 2013, we had $951,000 amounts in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents.  We invest our cash in short-term money market accounts.

Restricted Cash

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral.  The amount of the deposit is at the discretion of the financial institution and as of December 31, 2013 was $50,000.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit.  For those customers to whom we extend credit, we perform periodic evaluations of our customers and maintain allowances for potential credit losses as deemed necessary.  We generally do not require collateral to secure accounts receivable.  We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable.  We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

F-30

At December 31, 2013 and 2012, we did not have any allowance for doubtful accounts.  Although we expect to collect amounts due, actual collections may differ from the recorded amounts.

As of December 31, 2013, one customer accounted for 100% of total accounts receivable.  There was no accounts receivable at December 31, 2012.  Two customers accounted for 100% of net revenues for the year ended December 31, 2013.  One customer accounted for 100% of net revenues for the period from November 12, 2012 through December 31, 2012.  There were no revenues for the period from January 1, 2012 through November 11, 2012 (Predecessor).

Accounts Payable

As of December 31, 2013, two vendors accounted for approximately 48% of total accounts payable.  As of December 31, 2012, two vendors accounted for 66% of total accounts payable.  These were the only vendors that individually accounted for more than 10% of accounts payable.  Three vendors accounted for approximately 65% of purchases for the year ended December 31, 2013.  No vendors accounted for more than 10% of purchases for the period from November 12, 2012 through December 31, 2012 (Successor) and one vendor accounted for 72% of purchases for the period from January 1, 2012 through November 11, 2012 (Predecessor).  These vendors provided commonly available services and we do not anticipate that a loss of these vendors will impact our results of operations.

 Inventories

Inventories, which consist of raw materials, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method.  At each balance sheet date, we evaluate our ending inventories for excess quantities and obsolescence.  This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors.  Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.  Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.  At December 31, 2013, we did not have a reserve for slow-moving obsolete inventory.  We had no inventory at December 31, 2012.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials, overhead and other costs that have been incurred. These costs will be recognized as costs of goods sold when the contract is considered complete in accordance with the completed-contract method.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.  At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

We amortize our intangible assets with finite lives over their estimated useful lives.  See Note 6 for additional details regarding the components and estimated useful lives of intangible assets.

F-31

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate.  We consider the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.  As of November 11, 2012, we performed an annual review of the FP 250 Beta development test unit fixed asset, to assess potential impairment, at which time management deemed the asset to be partially impaired.  As a result, we expensed $329,000 to impairment of long-lived assets.  As of December 31, 2013 and 2012, we do not believe there have been any other impairments of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and capital lease liabilities.  The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions.  This hierarchy requires the use of observable market data when available.  These two types of inputs have created the following fair-value hierarchy:

•	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we do not have any items classified as Level 1.

•	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. Funds maintained in our money market account are classified as Level 2.

•	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we do not have any items classified as Level 3.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured.  Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.  We defer any revenue for which the services have not been performed or is subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting.  Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event.  Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work.  Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable.  Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.  We have  deferred all amounts received on our contract with Efficient Energy Conversion Turbo Machinery, B.V. (“EECT”) until the contract is substantially complete, at which time all advanced payments received on the contract ($701,000), will be recorded as revenue.  As of December 31, 2013, we had a provision for contract loss of approximately $100,000 related to our contract with EECT.  The provision was included in cost of goods sold at December 31, 2013.

F-32

Southern Research Contract

In April 2009, we entered into an initial contract with Southern Research Institute (“SRI”) to perform all detailed design, fabrication and site integration of installing a Turbine/Thermal Oxidizer demonstration unit.  The scope of work also required us to commission and start up the demonstration unit including operator and maintenance training.  In January of 2010, we and SRI amended the contract to a fixed price contract value at $1,227,000, which required us to provide two 200kw Flex Powerstations (“Turbine 1” and “Turbine 2,” respectively) to be installed at two Department of Defense locations in the United States.  In addition, the contract, as amended, required us to provide field integration, basic operator and maintenance training including on-site support for the first year of operation and also to maintain, operate and train operators of the equipment.  We delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012.  The third amendment to the contract provided for us to deliver a second Turbine/Thermal Oxidizer unit and upgrade the engine of Turbine 1.  The contract required the customer to identify a site for the second unit by December 31, 2012.  However, a suitable site was not selected and the customer cancelled its order for the second unit.  The SRI contract has been accounted for in accordance with the completed-contract method.  We deferred all amounts received on this contract for Turbine 1 and Turbine 2 until the contract was substantially completed on December 31, 2012, at which time all advanced payments received on the contract ($991,000) was recorded as revenue and the remaining accumulated deferred costs of $991,000 were recorded as cost of goods sold in the period from November 12 through December 31, 2012 (Successor).

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development was $2.3 million, $0.1 million and $2.3 million, for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 (Successor) and the period from January 1, 2012 through November 11, 2012 (Predecessor), respectively.

Share-Based Compensation

We maintain a stock option plan (see Note 11) and record expenses attributable to the stock option plan. We amortize share-based compensation from the date of grant on a straight-line basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.  Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under the provisions of the accounting standards.  Under the accounting standards, deferred tax assets and liabilities are recognized for the expected future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be realized through future operations.

The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  We recognize any uncertain income tax positions on income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  As of December 31, 2013 and 2012 and November 11, 2012, there were no unrecognized tax benefits included in the consolidated balance sheet that would, if recognized, affect the effective tax rate.  Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2013 and 2012, and November 11, 2012, respectively and have not recognized interest and/or penalties in the consolidated statement of operations for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 and the period from January 1, 2012 through November 11, 2012.

We are subject to taxation in the U.S. and various state and foreign jurisdictions.  Our tax year for 2012 is subject to examination by the taxing authorities.

F-33

We do not foresee material changes to our gross uncertain income tax position liability within the next twelve months.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  Options and warrants to purchase approximately 9.5 million and 3.2 million shares of common stock were outstanding at December 31, 2013 and 2012,  respectively, but were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share.  There were no options or warrants outstanding at November 11, 2012.

	Successor		Predecessor (carve-out)
	Year ended December 31, 2013	November 12 - December 31, 2012	January 1 - November 11, 2012

Net loss	$(7,130,000)	$(375,000)	$(6,548,000)
Weighted average number of common shares outstanding:
Basic and diluted	67,803,000	60,883,000	—
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.11)	$(0.01)	$—

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In August 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” that sets forth circumstances in which an unrecognized tax benefit, generally reflecting the difference between a tax position taken or expected to be taken on a company’s income tax return and the benefit recognized on its financial statements, should be presented in the company’s financial statements as a liability rather than as a reduction of a deferred tax asset.  The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted.  The adoption of these provisions is not expected to have a material impact on our consolidated financial statements.

Note 3 -  Inventory

Inventory consists of the following:

	December 31,
	2013	2012

Raw materials	$29,000	$—
Work-in-process	—	—
Finished goods	—	—
Less: inventory reserve	—	—
Total inventory	$29,000	$—

F-34

Note 4 -  Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2013	2012

Payroll advance	$—	$2,000
Prepaid rent	26,000	—
Prepaid insurance	11,000	2,000
Prepaid professional fees	—	5,000
Prepaid licenses	6,000	—
Prepaid fees	3,000	—
Total	$46,000	$9,000

Note 5 -  Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2013	2012
Machinery and equipment	$849,000	$816,000
Office furniture and fixtures	198,000	174,000
Computer equipment and software	97,000	62,000
Total cost	1,144,000	1,052,000
Less accumulated depreciation	(380,000)	(174,000)
Net	$764,000	$878,000

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	December 31,
	2013	2012
Machinery and equipment	$27,000	$—
Computer equipment and software	17,000	—
Total assets under capital lease	44,000	—
Less accumulated depreciation	(1,000)	—
Net assets under capital lease	$43,000	$—

Depreciation and amortization expense consisted of the following:

	Successor		Predecessor (carve-out)
	December 31, 2013	December 31, 2012	November 11, 2012
Research and development	$76,000	$—	$—
General and administrative	130,000	34,000	94,000
	$206,000	$34,000	$94,000

Amortization of assets under capital lease was $1,000 for the year ended December 31, 2013.

In 2010, we started construction of the FP250 Beta development test unit at the Portsmouth, New Hampshire manufacturing facility of FlexEnergy for the purpose of completing the second development phase for software, controls, systems, and components and serve as a demonstration unit for potential customers.  In July 2012, the construction of the FP250 Beta development test unit was completed and the asset was placed in service at the Portsmouth location.  We had accumulated costs significantly higher than the amount originally expected in constructing the FP250 Beta development test unit. As a result, we performed an evaluation of the FP250 Beta development test unit for impairment as this was an indication that the book value of the asset may not be recoverable.  The total accumulated cost of constructing the FP250 was $1,089,000 as of July 2012, the date the asset was placed in service at the Portsmouth location. As part of our review, the fair market value of the FP250 Beta development test unit was determined to be $760,000.  This determined fair market value was assessed to be the realizable value we could expect to receive on the sale of such equipment in a current transaction between willing parties, which is based on the sales price negotiated in the Distribution agreement with EECT (see Note 14). The impairment charge of $329,000 represented the difference between the fair value and the carrying value of the FP250 Beta development unit.

F-35

The FP250 Beta development test unit was a contributed asset pursuant to the terms of the November 12, 2012 Contribution Agreement. In 2013, the unit was relocated to the University of California, Irvine, where it will continue to be used as a development and demonstration unit.

There were no other indicators of impairment related to long-lived assets that resulted in additional impairment analysis.

Note 6 -  Intangibles, Net

Intangibles, net consisted of the following:

	December 31,
	2013	2012
Patents	$80,000	$80,000
Less accumulated amortization	(39,000)	(32,000)
Net	$41,000	$48,000

This intangible is amortized over its remaining life.  Amortization expense related to this intangible asset was $7,000 for the year ended December 31, 2013, $1,000 for the period ended December 31, 2012 (Successor) and $6,000 for the period ended November 11, 2012 (Predecessor).

Amortization expense on intangible assets in each of the five succeeding years is $7,000 per year from December 31, 2014 through December 31, 2018, and a total of $6,000 thereafter.

We continue to invest in our intellectually property portfolio and are actively filing for patent protection for our technology in both the United States and abroad.  The costs, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

Note 7 -  Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2013	2012
Accrued professional fees	$81,000	$25,000
Accrued payroll	26,000	64,000
Accrued vacation	76,000	—
Accrued severance	—	42,000
Accrued expense reports	29,000	—
Accrued consulting	—	50,000
Accrued taxes	7,000	—
Accrued other	12,000	1,000
Accrued liabilities owed by Parent - reimbursable under Contribution Agreement	35,000	204,000
Total accrued expenses	$266,000	$386,000

Note 8 -  Parent Company Debt (Predecessor)

The Predecessor recorded allocated interest expense related to the Parent’s debt of $1,031,000 for the period from January 1, 2012 through November 12, 2012 (Predecessor).

The allocation of interest expense was based on the net loss of the Predecessor compared to the aggregate net income loss of the Parent.

There were a number of Parent debt instruments issued in 2012.  The debt instruments were with our significant shareholders who are related parties.  All of our assets were held as collateral as part of the debt instruments.  Under the terms of the Restructuring Agreement dated November 12, 2012, all debt was converted to equity and all collateral was released from encumbrance without recourse.

F-36

Note 9 - Notes and Capital Leases Payable

Notes Payable

On October 24, 2013, we entered into a Loan, Security and Guarantee agreement with the Export-Import Bank of the United States (“Ex-Im Bank”).  Under this agreement, pursuant to the Global Credit Express Program, we can borrow up to a maximum amount of $400,000 from November 4, 2013 until November 4, 2014.  All outstanding principal and accrued and unpaid interest under each disbursement is due and payable in full on November 4, 2014 or per the conditions precedent noted below.  Interest accrues at a rate of 4.24% per year. On November 8, 2013, we borrowed the Maximum amount.  On December 24, 2013, we repaid the principal plus all accrued interest of $402,091 and fees of $1,062.

The loan's collateral consists of all of our right, title and interest in and to the following personal property:

All goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, documents, instruments (including any promissory notes), commercial tort claims, chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Capital Leases Payable

Capital leases payable consisted of the following:

	December 31,
	2013	2012
Capital lease payable to De Lage Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $451.50	$20,000	$—
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $592.13.	17,000	—
Total capital leases	37,000	—
Less: current portion	(8,000)	—
Long-term portion of capital leases	$29,000	$—

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2013, are as follows:

	Year Ending December 31	Amount
	2014	$13,000
	2015	13,000
	2016	12,000
	2017	5,000
	2018	4,000
Net minimum lease payments		47,000
Less: Amount representing interest		(10,000)
Present value of net minimum lease payments		37,000
Less: Current maturities of capital lease obligations		(8,000)
Long-term capital lease obligations		$29,000

Note 10 -  Equity

In April 2013, we sold and issued 1,867,000 shares of our common stock to our major stockholder at $0.75 per share in consideration of approximately $728,000 in cash proceeds and for the conversion of approximately $671,000 of our debt and working capital obligations that we had incurred between the spin-off transaction in November 2012 and March 2013.  Certain cash proceeds were received, and all repayments occurred, in April 2013, and additional cash proceeds were received in June 2013.

F-37

In July 2013, we sold and issued 4,614,000 shares of our common stock at $0.75 per share in connection with the Merger-related private placement for which we received proceeds of approximately $3,077,000 million, net of approximately $383,000 in broker-dealer commissions.  As discussed in Note 13, we also issued 133,000 shares as conversion of a $100,000 related party note payable. In connection with this financing, we issued warrants for the purchase of up to 475,000 shares of our common stock to placement agents in July 2013.  The warrants have an exercise price of $0.75 per share and expire five years from issuance.

In August 2013, we sold and issued 413,000 shares of our common stock at $0.75 per share, for which we received proceeds of approximately $285,000, net of approximately $25,000 in broker-dealer commissions. In connection with this financing, we issued warrants for the purchase of up to 36,000 shares of our common stock to placement agents. The warrants have an exercise price of $0.75 per share and expire five years from issuance.

In November 2013, we sold and issued 1,500,000 shares of our common stock at $1.00 per share, for which we received proceeds of approximately $1,375,000 net of offering costs of approximately $125,000.  In connection with this financing, we issued warrants for the purchase of up to 120,000 shares of our common stock to placement agents. The warrants have an exercise price of $1.00 per share and expire five years from issuance.

Note 11 -  Stock Options and Warrants

On July 1, 2013, our Board of Directors adopted and approved the 2013 Equity Incentive Plan.  The plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 14,000,000 shares of our common stock with vesting to employees (including officers) and other service providers.  At December 31, 2013, 5,090,000 shares were available for future grants and total unrecognized deferred stock compensation expected to be recognized over the remaining weighted-average vesting periods of 3.9 years for outstanding grants was $6,261,000 million.

The fair value of option awards is estimated on the grant date using the Black-Scholes option valuation model.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.  The following table presents the weighted-average grant date assumptions used to estimate the fair value of options and stock appreciation rights granted.

	December 31, 2013	December 31, 2012
Expected volatility	73.50%	77.00%
Dividend yield	0.00%	0.00%
Risk-free interest rate	1.26%	0.33%
Expected life (in years)	6.64	5.00

Expected volatility represents the estimated volatility of the shares over the expected life of the options.  We have estimated the expected volatility based on the weighted-average historical volatilities of a pool of public companies that are comparable to Ener-Core.

We use an expected dividend yield of zero since no dividends are expected to be paid.  The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant.  The expected option life represents the period of time the option is expected to be outstanding.  The simplified method is used to estimate the term since we do not have sufficient exercise history to calculate the expected life of the options.

Stock-based compensation expense is recorded only for those awards expected to vest.  Currently, the forfeiture rate is zero.  The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest.  If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

F-38

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Life	Value
Balance at January 1, 2012	—	$—	N/A
Options granted	3,220,735	0.001	5.00
Balance, December 31, 2012	3,220,735	0.001	5.00
Exercise of unvested options into restricted stock	(3,220,735)	0.001	—
Granted during 2013	8,910,000	1.289	6.55
Balance, December 31, 2013	8,910,000	$1.289	6.30	$2,240,000
Exercisable on December 31, 2013	533,334	$1.00	4.35	$288,000

The weighted-average grant date fair value per share of options granted to employees during the year ended December 31, 2013 and 2012, was $0.87 and $0.087, respectively.

The options granted have a contract term ranging between five and seven years.  Options granted prior to November 2013 vest over a  2.8 to 3 year period, with 33% of the options vesting 3 to 6 months after grant and the remainder ratably over the vesting term.  Options granted after November 2013 vest over a four year period, with 25% vesting after one year and the remainder ratably over the remaining three years.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2013:

		Options Outstanding			Options Exercisable
			Weighted-
			Average	Weighted-		Weighted-
			Remaining	Average		Average
Exercise		Number of	Contractual	Exercise	Number of	Exercise
Prices		Shares	Life	Price	Shares	Price
		(In years)
$	0.51 - $1.00	1,500,000	4.35	$1.00	533,334	$1.00
$	1.01 - $1.50	5,860,000	6.65	$1.30	—	$—
$	1.51 - $2.00	1,550,000	6.88	$1.52	—	$—
		8,910,000	6.30	$1.29	533,334	$1.00

All 3,220,735 stock options outstanding at December 31, 2012 had an exercise price of $0.001.

Restricted stock activity in 2013 was as follows:

		Weighted-
		Average
		Grant
	Shares	Price
Balance, December 31, 2012	—	—
Exercise of options	3,220,735	$0.001
Repurchase of unvested restricted shares	(76,608)	$0.001
Vested	(1,467,259)	$0.001
Balance, December 31, 2013	1,676,868	$0.001

All 3,220,735 of the stock options outstanding at December 31, 2012 were exercised in the first quarter of 2013, resulting in proceeds of approximately $2,000.  These stock options were exercised prior to vesting and all unvested options are subject to repurchase rights.  Under the terms of the stock option plan, we repurchased 76,608 shares from an employee for $77 during the year ended December 31, 2013 and these were returned to the pool of shares eligible to be issued under the stock option plan.

Stock based compensation expense for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 (Successor) and the period from January 1, 2012 through November 11, 2012 (Predecessor) was $1,729,000, $0 and $380,000, respectively.

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future.  There were warrants for the purchase of up to 631,087 shares of our common stock granted during 2013 in connection with our common stock offerings (see Note 10).  No warrants were exercised during the year ended December 31, 2013.  The following table provides a reconciliation of the warrant activity for the year ended December 31, 2013:

F-39

	Warrants Outstanding
	Number of Warrants	Weighted- Average Exercise Price per Share
Balance outstanding at January 1, 2013	—	$—
Warrants issued	631,087	0.80
Warrants exercised	—	—
Balance outstanding at December 31, 2013	631,087	$0.80
Warrants exercisable at December 31, 2013	631,087	$0.80

As of December 31, 2013, warrants outstanding had a weighted average remaining life of 4.66 years and had aggregate intrinsic value of approximately $469,000.

Note 12 - Income Taxes

Income tax provision for the year ended December 31, 2013, the period from November 12  to December 31, 2012 (Successor), and the period from January 1 to November 11, 2012 (Predecessor) consists of the following:

	Successor		Predecessor
	Year Ended December 31, 2013	November 12, - December 31, 2012	January 1, - November 11, 2012
Current income tax expense:
Federal	$—	$—	$—
State	1,000	—	—
Total	1,000	—	—
Deferred income tax expense:
Federal	—	—	—
State	—	—	—
Total	—	—	—
Provision for income taxes	$1,000	$—	$—

Due to net losses, effective tax rate for the periods presented was 0%.

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The valuation allowance increased by $3.9 million from December 31, 2012 to December 31, 2013.

	December 31, 2013	December 31, 2012
Deferred tax assets:
Net operating loss carry-forward	$4,033,000	160,000
Valuation allowance	(4,033,000)	(160,000)
Net deferred tax assets	$—	$—

A significant component of our deferred tax assets consisted of net operating loss carry-forwards (for the successor period).  We have evaluated the available evidence supporting the realization of our deferred tax assets, including the amount and timing of future taxable income, and have determined it is more likely than not that the assets will not be fully realized and a full valuation allowance is necessary as of December 31, 2013 and 2012.  As of December 31, 2013, we have federal and state net operating loss carry-forwards of approximately $8.3 million and $7.9 million, respectively, which expire through 2032.  The utilization of net operating loss carry-forwards may be subject to limitations under provision of the Internal Revenue Code Section 382 and similar state provisions.

F-40

We follow ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return.  Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits.  We did not have any uncertain income tax position as of December 31, 2013 and 2012.

Note 13 -  Related Party Transactions

Notes Payable and Advances

In January 2013, we borrowed $250,000 from a stockholder under a secured convertible note payable that was due at the earliest of February 28, 2013, or upon completion of a $1,000,000 financing event.  The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share.  The note and accrued interest were repaid using funds from the March 2013 $260,000 convertible note payable.  The note was secured by our intangible assets.

In March 2013, we borrowed $260,000 from a stockholder under a note payable that was due March 28, 2014, or earlier, upon completion of the merger.  The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $0.75 per share.  The note was subsequently converted in April 2013 as described in Note 10.  As the note was outstanding less than one month, no interest was due to the lender.

In March 2013, a stockholder advanced us a total of $411,000 for operating capital.  The advance did not bear interest and was due on demand.  In April 2013, the advances were converted into our common stock at $0.75 per share at the stockholders’ election, as described in Note 10.

In June 2013, we borrowed $100,000 from each of three individual stockholders under notes payable that were due December 31, 2013, or earlier, upon completion of the merger.  The notes accrued interest at the rate of 8% and are convertible at the lender’s option into common stock at $0.75 per share. On July 1, 2013, $100,000 was converted into shares of common stock in the merger-related private placement and $200,025, which included $25 of accrued interest, was repaid at the closing of the Merger.

There were a number of Parent debt instruments issued in 2012 with our significant shareholders, who are related parties.  All assets of the Parent were held as collateral as part of the debt instruments.  Under the terms of the Restructuring Agreement dated November 12, 2012, all debt was converted to equity and all collateral was released from encumbrance without recourse.

Predecessor recorded allocated related party interest expense related to the Parent’s debt of $1,031,000 for the period from January 1, 2012 through November 11, 2012 (Predecessor).  The allocation of interest expense was based on net loss of the Predecessor compared to the aggregate net income loss of the Parent.

Successor related party interest expense was $10,000 for the year ended December 31, 2013 and none for the period from November 12, 2012 through December 31, 2012.

Revenue

During 2013, we recorded $9,000 in revenue associated with providing engineering services to Professional Energy Solutions which is owned by our VP of Engineering.  Costs associated with these revenues totaled $6,000.

Note 14 -  Commitments and Contingencies

We may become a party to litigation in the normal course of business.  We accrue for open claims based on our historical experience and available insurance coverage.  In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

EECT Agreement

On December 31, 2012, we entered into a Master Purchase and Resale Agreement (“MPRSA”) with EECT. As part of this agreement, EECT is committed to buy a certain number of the FP250 and related optional equipment in order to maintain exclusivity in the region.  The pricing for the first unit was $760,000 and subsequent units will be sold at a higher price than the first unit.  In accordance with the MPRSA, EECT placed a Purchase Order (“PO”) with us on December 31, 2012, for the purchase on the first unit at $760,000.  The order was conditional on the issuance of an irrevocable letter of credit to us, according to the terms of the PO.  Such irrevocable letter of credit was issued on March 1, 2013, in the amount of 533,000 Euros, and we have acknowledged the acceptance of the PO on the same date.  On November 14, 2013, we shipped the FP250 and on December 24, 2013, we received the proceeds from the letter of credit.

F-41

Lease

We lease our office facility, research and development facility and equipment under operating leases, which for the most part, are renewable.   The leases also provide that we pay insurance and taxes.

Future minimum rental payments under operating leases that have initial noncancelable lease terms in excess of one year as of December 31, 2013 are as follows:

2014	$333,000
2015	319,000
2016	329,000
2017	3,000
2018	2,000
$986,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the Lease.  Rent expense, net of sublease income, was $211,000, $18,000 and $79,000 for the year ended December 31, 2013, the period from November 12, 2012 through December 31, 2012 (Successor) and the period from January 1, 2012 through November 11, 2012 (Predecessor), respectively.

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618.  The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet.  Effective August 1, 2013, we assumed this lease (the “Lease”).  The Lease has a remaining term of 39 months and expires December 31, 2016.  The monthly expense rent is $25,285 and increases on an annual basis.  In September 2013, we began subleasing a certain portion of this property to a third party on a month to month basis at a rate of $720 per month.  In addition, we lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the FP250 equipment.  The lease expires on April 1, 2015 and the monthly payment is $7,780.  The university will provide certain goods and services including certain research and development services.

We also finalized a Sublease Agreement with FEES, effective August 1, 2013 through October 1, 2013, (the “Sublease”), whereby FEES is temporarily subleasing 6,000 square feet of the property for warehousing, storage and/or office purposes for a monthly rent of $3,300.  Under the Sublease, FEES assigned to us its initial security deposit under the Lease of $27,630.

Note 15 -  Predecessor Balance Sheet

As discussed in Note 1, assets and liabilities were transferred to us resulting from our spinoff from FlexEnergy, Inc. and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities

Assets:

Costs in excess of billings	$991,000
Prepaid expenses	$25,000
Property and equipment, net	$912,000
Intangibles, net	$49,000

Total Assets	$1,976,000

Liabilities:

Accounts payable and accrued expenses	$710,000
Related party accrued interest	$132,000
Unearned revenue	$991,000

Total liabilities	$1,833,000

Divisional equity	$143,000

Total liabilities and equity	$1,976,000

Note 16 -  Subsequent Events

Sublease – 9400 Toledo

On March 7, 2014, we subleased 5,000 square feet of office space at our headquarters, commencing March 1, 2014 to a third party tenant.  The lease is for 34 months and requires payments of $7,000 per month for twelve months increasing to $7,210 for the next twelve months and $7,426.30 for the remaining ten months.  The lease includes use of the existing furniture and telephone equipment over the life of the lease.

F-42

25,719,984 Shares of Common Stock

ENER-CORE, INC.

PROSPECTUS

October     , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

Item	Amount
SEC registration fee	$627.62
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$10,000.00
Transfer Agent Fees	$5,000.00
Miscellaneous	$5,000.00
Total	$70,627.62

ITEM 14. Indemnification of Directors and Officers

Under our Amended and Restated Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

The foregoing summaries are necessarily subject to the complete text of the Nevada Revised Statutes, our Amended and Restated Articles of Incorporation and Bylaws.

ITEM 15. Recent Sales of Unregistered Securities

In April 2013, we entered into an escrow agreement in connection with a private offering of our common stock that was to close immediately prior to the Merger.   SAIL Capital Partners, LLC Entities advanced $728,382 in funds into the escrow, of which $500,000 was released to us in April 2013, and $228,382 in June 2013, in each case for the purchase of shares of our common stock at $0.75 per share for an aggregate of approximately 971,176 shares (666,667 shares issued in April 2013 and 304,509 shares issued in June 2013).  Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to an accredited investor, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In April 2013, approximately $671,618 that we owed to the SAIL Capital Partners, LLC, and SAIL Sustainable Partners of Louisiana, LLC Entities in the aggregate was converted into approximately 1,562,158 shares of our common stock. Such economic obligations consisted of 571,618 from SAIL Capital Partners, LLC as follows:  (i) the March $260,200 note payable, (ii) $80,000 that had been advanced to Ener-Core Power in March 2013, (iii) $219,710 that had been advanced on Ener-Core Power’s behalf under a letter of credit entered into in connection with the spin-off transaction under the Contribution Agreement; and (iv) $11,708 for certain reimbursable legal expenses incurred in February, March, and April 2013; and $100,000 from SAIL Sustainable Partners of Louisiana, LLC that was advanced in March 2013. Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

II-1

In June 2013, we borrowed $100,000 each from three significant stockholders under notes payable that were due upon the earlier of the completion of the Merger or December 31, 2013.  The notes accrued interest at the rate of 8% and are convertible at the lenders’ option into our common stock at $.75 per share.  On July 1, 2013, one of note holders who is also an accredited investor elected to convert his $100,000 note payable in the Merger-related private placement, resulting in our issuance 133,334 shares of our common stock to such note holder.  Such issuance was made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investor, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In connection with the Merger, on July 1, 2013, we issued an aggregate of 45,692,103 shares of our common stock to the holders of the common stock of Ener-Core Power in one-for-one exchange for their shares of common stock of Ener-Core Power.  The issuance was made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to 35 persons, 25 of whom were accredited investors and 10 of whom were non-accredited investors (all of whom received applicable disclosure materials prior to the closing of the Merger), and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

On July 1, 2013, we also sold and issued 4,746,863 shares of our common stock at $0.75 per share to accredited investors in connection with the Merger-related private placement for which we received proceeds of approximately $3.2 million, net of approximately $300,000 in broker-dealer commissions.  In connection with this financing, 474,687 warrants were issued to our placement agents in July 2013. The warrants have an exercise price of $0.75 per share and expire 5 years from issuance.  Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In July and August 2013, we sold and issued an additional 413,333 shares of our common stock at $0.75 per share to six accredited investors, for which we received proceeds of approximately $285,200, net of approximately $24,800 in broker-dealer commissions.  In connection with this financing, 36,400 warrants were issued to our placement agents.  The warrants have an exercise price of $0.75 per share and expire five years from issuance. Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In November 2013, we sold and issued 1,500,000 shares of our common stock at $1.00 per share to two accredited investors, for which we received proceeds of approximately $1.38 million, net of approximately $120,000 in broker-dealer commissions.  Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).  In connection with this financing, we issued the November 2013 Warrant to our placement agent, which has an exercise price of $1.00 per share and expires five years from its issuance.

In April 2014, we sold and issued the Notes and Warrants to five accredited investors, for which we received proceeds of approximately $4 million, net of approximately $110,000 in broker-dealer commissions.  In connection with this issuance, the Company also granted the placement agent five year warrants to purchase up to 0.7 million shares of common stock at an exercisable price of $0.78 per share. Such issuances were made pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

II-2

In September 2014, we sold and issued 26,666,658 shares of our common stock at $0.15 per share to certain accredited investors, for which we received proceeds of approximately $4.0 million, net of approximately $73,000 in placement agent fees.  In connection with this issuance, we also granted 1,000,000 restricted shares of our common stock and four warrants for the purchase of up to an aggregate 1,325,000 shares of our common stock at an exercise price of $0.50 per share that are exercisable for up to four years from the date of issuance to the placement agents in the September 2014 Private Placement as additional compensation for their services. Such issuances were made pursuant to Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In October 2014, we issued a warrant for the purchase of up to 800,000 shares of our common stock at an exercise price of $0.50 per share that is exercisable for up to five years after its date of issuance to an accredited investor in exchange for capital raising advisory services. Such issuances were made pursuant to Rule 506 under Regulation D promulgated thereunder by the SEC.  We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) issuance was restricted in accordance with the requirements of the Securities Act (including by placing a restrictive legend on the warrant).

ITEM 16. Exhibits and Financial Statements

(a)            See the Exhibit Index of this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)            See section entitled “Financial Statements” in the prospectus included as part of this Registration Statement for the financial statements meeting the requirements of Regulation S-X, which section is incorporated herein by reference.

ITEM 17. Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on October 22, 2014.

ENER-CORE, INC.

By:	/s/ Alain Castro
Alain Castro
Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Alain Castro as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Alain J. Castro	Chief Executive Officer and Director	October 22, 2014
Alain J. Castro

/s/ Boris A. Maslov	President, Chief Operating Officer,	October 22, 2014
Boris A. Maslov	and Chief Technology Officer

/s/ Domonic Carney	Treasurer and Chief Financial Officer	October 22, 2014
Domonic Carney

/s/ Michael J. Hammons	Director	October 22, 2014
Michael J. Hammons

/s/ Christopher J. Brown	Director	October 22, 2014
Christopher J. Brown

/s/ Jeffrey A. Horn	Director	October 22, 2014
Jeffrey A. Horn

/s/ Bennet P. Tchaikovsky	Director	October 22, 2014
Bennet P. Tchaikovsky

/s/ Alain J. Castro	Attorney-in-Fact *	October 22, 2014
Alain J. Castro

II-4

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	(2)	Agreement and Plan of Merger, dated April 16, 2013, by and among the Registrant, Flex Merger Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, and Ener-Core Power, Inc., a Delaware corporation formerly known as Flex Power Generation, Inc.

3.1	(1)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.1(a)	(3)	Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.2	(1)	Bylaws of the Registrant.

3.2(a)	(3)	Amendment to Bylaws of the Registrant.

3.2(b)	(4)	Amended and Restated Bylaws of the Registrant.

3.3	(4)	Articles of Merger as filed with the Secretary of State of the State of Delaware on July 1, 2013.

4.1 *	(4)	2013 Equity Incentive Award Plan.

4.1(a) *	(6)	2013 Equity Incentive Award Plan, as amended.

4.1(b)	(21)	Waiver and Amendment Agreement dated September 18, 2014.

4.2	(8)	Warrant issued to Roth Capital Partners, LLC, dated July 8, 2013.

4.3	(8)	Warrant issued to Colorado Financial Services Corporation, dated July 8, 2013.

4.4	(8)	Warrant issued to Roth Capital Partners, LLC, dated August 27, 2013.

4.5	(8)	Warrant issued to Colorado Financial Services Corporation, dated August 27, 2013.

4.6	(16)	Warrant issued to Merriman Capital, Inc., dated March 3, 2014.

4.7	(14)	Senior Secured Promissory Notes issued pursuant to the April 2014 SPA (Exhibit 10.21), dated April 16, 2014.

4.7(a)	(14)	Warrants issued pursuant to the April 2014 SPA (Exhibit 10.21), dated April 16, 2014.

4.8	(22)	Warrant issued to CI USVI, LLC, dated September 29, 2014.

4.9	(22)	Warrant issued to Chardan Capital Markets, LLC, dated September 29, 2014.

4.10	(22)	Warrant issued to The Special Equities Group, LLC, dated September 29, 2014.

4.11	(22)	Warrant issued to Ramin Azar, dated September 29, 2014.

4.12	(22)	Warrant issued to Colorado Financial Service Corporation, dated September 29, 2014.

5.1	(22)	Opinion of LKP Global Law, LLP.

10.1	(5)	Contribution Agreement by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated November 12, 2012.

II-5

10.1(a)	(4)	Side letter to Contribution Agreement by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated November 12, 2012.

10.2	(4)	Restructuring Agreement by and among Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), RNS Flex, LLC, SAIL Venture Partners II, L.P., Louisiana Sustainability Fund, Jay W. Decker, Energy Special Situations Fund II, L.P., ESS Participation Fund II, L.P., and Mark McComiskey, dated November 12, 2012.

10.3	(4)	Stockholders Agreement by and among Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and the various stockholder signatories thereto, dated November 12, 2012.

10.4*	(4)	Executive Employment Agreement by and between Alain J. Castro and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated April 25, 2013.

10.4(a) *	(16)	Amendment to Executive Employment Agreement of Alain J. Castro, dated as of May 23, 2014.

10.4(b) *	(16)	Stock Option Agreement for Alain J. Castro.

10.5*	(4)	Amended and Restated Executive Employment Agreement by and between Boris Maslov and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated December 31, 2012.

10.5(a) *	(16)	Amendment to Executive Employment Agreement of Boris A. Maslov, dated as of May 23, 2014.

10.5(b) *	(16)	Stock Option Agreement for Boris A. Maslov.

10.6*	(4)	Consulting Agreement by and between James Thorburn and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated May 30, 2013.

10.7*	(4)	Stock Option Agreement for Alain Castro, dated July 3, 2013.

10.7(a)*	(6)	Stock Option Agreement for Alain Castro, dated July 3, 2013, as reformed on August 23, 2013.

10.8*	(4)	Stock Option Agreement for Stephen L. Johnson, dated July 3, 2013.

10.8(a)*	(6)	Stock Option Agreement for Stephen L. Johnson, dated July 3, 2013, as reformed on August 23, 2013.

10.9**	(12)	Original Equipment Packaging Agreement between Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and Dresser-Rand a.s., with an Effective Date of January 2, 2013.

10.10	(5)	Purchase Order of Ener-Core Power, Inc. to FlexEnergy Energy Systems, Inc., dated June 26, 2013.

10.10(a)	(5)	Order acknowledgement, dated June 28, 2013.

10.11	(5)	Non-exclusive Placement Agent Agreement between Ener-Core Power, Inc. and Colorado Financial Service Corporation dated, July 16, 2013.

10.12	(5)	Commercial Lease Agreement between Meehan Holdings, LLC, FlexEnergy, Inc., dated May 26, 2011.

10.13	(6)	Master Purchase And Re-Sale Agreement No. FPG-MPRSA-001, by and between Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and Efficient Energy Conversion Turbomachinery B.V., dated December 31, 2012.

10.13(a)	(6)	Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated December 31, 2012.

II-6

10.13(b)	(6)	Letter of Acknowledgment for Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated March 1, 2013.

10.13(c)	(6)	Letter of Credit for Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated March 4, 2013.

10.14	(6)	Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated July 20, 2009.

10.14(a)	(6)	Work Report for Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated September 30, 2009.

10.14(b)	(6)	Second Amendment to Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated May 10, 2011.

10.14(c)	(6)	Third Amendment to Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated July 3, 2012.

10.15	(6)	Sales and Service Agreement between Ener-Core Power, Inc. and the Regents of the University of California University of California, Irvine, dated April 19, 2013.

10.16	(7)	Assignment and Assumption of Lease between Ener-Core, Inc. and FlexEnergy, Inc., effective August 1, 2013.

10.16(a)	(7)	Lessor’s Consent to Assignment and Sublease, dated September 4, 2013.

10.16(b)	(7)	Letter Agreement between Ener-Core, Inc. and Meehan Holdings, LLC, dated September 4, 2013.

10.17	(13)	Loan, Security and Guarantee Agreement between Ener-Core, Inc. and the Export-Import Bank of the United States, dated as of November 4, 2013.

10.18 *	(9)	Offer Letter to Kelly Anderson dated as of November 1, 2013.

10.18(a) *	(9)	Executive Employment Agreement of Kelly Anderson dated as of November 15, 2013.

10.18(b) *	(9)	Stock Option Agreement for Kelly Anderson dated as of November 15, 2013.

10.18(c) *	(16)	Amendment to Executive Employment Agreement of Kelly Anderson, dated as of May 23, 2014.

10.18(d) *	(16)	Stock Option Agreement for Kelly Anderson.

10.18(e) *	(17)	Independent Consulting Agreement between the registrant and BKA Enterprises, Inc., dated as of June 26, 2014.

10.19	(10)	Subscription Agreement for Common Stock issued on November 18, 2013.

10.19(a)	(10)	Registration Rights Agreement for Common Stock issued on November 18, 2013.

10.20 *	(11)	Offer Letter to Bennet P. Tchaikovsky dated as of November 10, 2013.

10.20(a) *	(11)	Stock Option Agreement for Bennet P. Tchaikovsky dated as of November 25, 2013.

10.21	(14)	Securities Purchase Agreement between Ener-Core, Inc. and five investors, dated April 15, 2014 (the “April 2014 SPA”).

10.21(a)	(14)	Registration Rights Agreement entered by Ener-Core, Inc. in connection with the SPA, dated April 15, 2014.

10.21(b)	(14)	Pledge and Security Agreement entered by Ener-Core, Inc. in connection with the SPA, dated April 15, 2014.

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10.21(c)	(14)	Special Deposit Account Control Agreement entered by Ener-Core, Inc. in connection with the SPA, dated April 15, 2014.

10.21(d)	(18)	Form of Letter Agreement dated July 10, 2014.

10.21(f)	(19)	Form of Conversion and Redemption Agreement dated August 14, 2014.

10.22(a)	(15)	Stock Option Agreement by and between the Company and certain officers and directors dated April 28, 2014.

10.22(b)	(15)	Stock Option Cancellation Agreement by and between the Company and certain officers and directors dated April 28, 2014.

10.23(a)	(16)	Offer Letter from the registrant to Jeff Horn dated as of May 19, 2014.

10.23(b)	(16)	Stock Option Agreement between the registrant and Jeff Horn.

10.24(a)	(20)	Offer Letter from the registrant to Domonic J. Carney dated as of August 19, 2014

10.24(b)	(20)	Executive Employment Agreement between the registrant and Domonic J. Carney dated as of August 19, 2014.

10.24(c)	(20)	Stock Option Agreement between the registrant and Domonic J. Carney dated as of August 19, 2014.

10.25(a)	(21)	Securities Purchase Agreement between Ener-Core, Inc. and certain accredited investors dated September 18, 2014

10.25(b)	(21)	Registration Rights Agreement between Ener-Core, Inc. and certain accredited investors dated September 18, 2014

16.1	(4)	Letter from Weinberg & Baer LLC dated July 2, 2013.

21.1	(6)	Subsidiaries of the Registrant.

23.1	(21)	Consent of Independent Registered Public Accounting Firm – Kelly & Company.

23.2		Consent of LKP Global Law, LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

101.INS ***	(22)	XBRL Instance Document.

101.SCH ***	(22)	XBRL Taxonomy Extension Schema.

101.CAL ***	(22)	XBRL Taxonomy Extension Calculation Linkbase.

101.DEF ***	(22)	XBRL Taxonomy Extension Definition Linkbase.

101.LAB ***	(22)	XBRL Taxonomy Extension Label Linkbase.

101.PRE ***	(22)	XBRL Taxonomy Extension Presentation Linkbase.

*	Management contract or compensatory plan or arrangement.
**	Confidential treatment has been requested for a portion of this document.

II-8

***	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
(1)	Incorporated by reference to the Registrant’s Form S-1 filed on March 24, 2011.
(2)	Incorporated by reference to the Registrant’s Form 8-K filed on April 17, 2013.
(3)	Incorporated by reference to the Registrant’s Form 8-K filed on April 24, 2013.
(4)	Incorporated by reference to the Registrant’s Form 8-K filed on July 10, 2013.
(5)	Incorporated by reference to the Registrant’s Form 10-Q filed on August 19, 2013.
(6)	Incorporated by reference to the Registrant’s Form 8-K/A filed on August 29, 2013.
(7)	Incorporated by reference to the Registrant’s Form 8-K filed on October 2, 2013.
(8)	Incorporated by reference to the Registrant’s Form 8-K/A filed on November 6, 2013.
(9)	Incorporated by reference to the Registrant’s Form 8-K filed on November 15, 2013.
(10)	Incorporated by reference to the Registrant’s Form 8-K filed on November 22, 2013.
(11)	Incorporated by reference to the Registrant’s Form 8-K filed on November 26, 2013.
(12)	Incorporated by referenced to the Registrant’s Form 8-K/A filed on December 5, 2013
(13)	Incorporated by referenced to the Registrant’s Form S-1/A filed on December 23, 2013.
(14)	Incorporated by reference to the Registrant’s Form 8-K filed on April 16, 2014.
(15)	Incorporated by reference to the Registrant’s Form 8-K filed on May 2, 2014.
(16)	Incorporated by reference to the Registrant’s Form 8-K filed on May 30, 2014.
(17)	Incorporated by reference to the Registrant’s Form 8-K filed on June 27, 2014.
(18)	Incorporated by reference to the Registrant’s Form 8-K filed on July 11, 2014.
(19)	Incorporated by reference to the Registrant’s Form 8-K filed on August 15, 2014.
(20)	Incorporated by reference to the Registrant’s Form 8-K filed on August 20, 2014.
(21)	Incorporated by reference to the Registrant’s Form 8-K filed on September 19, 2014.
(22)	Filed herewith.

II-9